   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1999

                                            REGISTRATION STATEMENT NO. 333-63909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 4 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                IT STAFFING LTD.

          (Name of small business issuer as specified in its charter)
                         ------------------------------

                ONTARIO                                     7370                                   52-209027
    (State or other jurisdiction of             (Primary Standard Industrial                (IRS Employer I.D. No.)
     incorporation or organization)             Classification Code Number)

                            ------------------------

                              55 UNIVERSITY AVENUE
                        TORONTO, ONTARIO, CANADA M5J 2H7
                                 (416) 364-8800
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

          JAY M. KAPLOWITZ, ESQ.                   DECLAN A. FRENCH, PRESIDENT
          ARTHUR S. MARCUS, ESQ.                         IT STAFFING LTD.
 GERSTEN, SAVAGE, KAPLOWITZ & FREDERICKS,              55 UNIVERSITY AVENUE
                   LLP                           TORONTO, ONTARIO, CANADA M5J 2H7
     101 EAST 52ND STREET, 9TH FLOOR                      (416) 364-8800
         NEW YORK, NEW YORK 10022
              (212) 752-9700
           (212) 752-9713 (FAX)
              (Name, address and telephone number of agents for service)

                            ------------------------

                                   COPIES TO:

          JAY M. KAPLOWITZ, ESQ.                     JAMES R. TANENBAUM, ESQ.
          ARTHUR S. MARCUS, ESQ.                  STROOCK & STROOCK & LAVAN LLP
        GERSTEN, SAVAGE, KAPLOWITZ                       180 MAIDEN LANE
            & FREDERICKS, LLP                        NEW YORK, NEW YORK 10038
     101 EAST 52ND STREET, 9TH FLOOR                      (212) 806-5400
         NEW YORK, NEW YORK 10022                      (212) 806-6006 (FAX)
              (212) 752-9700
           (212) 752-9713 (FAX)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT BEING       OFFERING PRICE         OFFERING          REGISTRATION
           SECURITIES BEING REGISTERED                 REGISTERED         PER SECURITY           PRICE                FEE
Common Shares, no par value......................     1,150,000(1)           $5.00             $5,750,000          $1,581.25
Representative's Warrants........................       100,000              $.001                $100                   --   (2)
Common Shares, no par value, issuable on Exercise
  of Representative's Warrants(3)................       100,000              $8.25              $825,000            226.875
Total Registration Fee...........................                                              $6,575,100          $1,808.15

(1) Includes up to 150,000 Common Shares, no par value issuable upon exercise of the Underwriters' over- allotment option.

(2) No fee due pursuant to Rule 457(g).

(3) To be acquired by the Representative.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1999

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                IT STAFFING LTD.

                            1,000,000 COMMON SHARES

    IT Staffing Ltd., an Ontario, Canada corporation (the "Company"), hereby offers 1,000,000 Common Shares (the "Shares"), no par value (the "Common Shares").

    Prior to this offering, there has been no market for the Common Shares, and there can be no assurance that a market will develop for the Company's securities in the future or that, if developed, it will be sustained. Application has been made for the quotation of the Common Shares on the Nasdaq SmallCap-Registered Trademark-Market under the symbol "ITSTF" and application has been made for the listing of the Common Shares on the Boston Stock Exchange under the symbol "ITS."

    The initial public offering price of the Shares will be determined by negotiation between the Company and the Representative and will not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted indicia of value. See "Underwriting." It is currently contemplated that the initial public offering price per Share will be $5.00.

    SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "DILUTION."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                             DISCOUNTS AND           PROCEEDS TO
                                                     PRICE TO PUBLIC        COMMISSIONS (1)          COMPANY(2)
Per Share.......................................          $5.00                  $.50                   $4.50
Total(3)........................................       $5,000,000              $500,000              $4,500,000

(1) Does not include additional consideration to be received by Strasbourger Pearson Tulcin Wolff Incorporated, as the representative (the "Representative") of the several underwriters (the "Underwriters"), consisting of: (i) a non-accountable expense allowance; (ii) warrants (the "Representative's Warrants") to purchase an aggregate of 100,000 Common Shares (the "Warrant Shares"); and (iii) a 24-month consulting agreement. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of this offering payable by the Company, including the Representative's non-accountable expense allowance (estimated to be $660,000), and assuming no exercise of the Underwriters' over-allotment option.

(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 150,000 Common Shares, on the same conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $5,750,000, $575,000 and $5,175,000, respectively. See
    "Underwriting."

                         ------------------------------

    The Shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to, and accepted by, them and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Shares will be made against payment therefor at the offices of Strasbourger Pearson Tulcin
Wolff Incorporated, New York, New York on or about            , 1999.

                   STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED

                THE DATE OF THIS PROSPECTUS IS            , 1999

    THE COMPANY INTENDS TO FURNISH TO ITS SHAREHOLDERS ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND TO MAKE AVAILABLE QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL STATEMENTS.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING PURCHASES OF COMMON SHARES TO STABILIZE THEIR MARKET PRICE, PURCHASES OF COMMON SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN COMMON SHARES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    The Company's headquarters are located in, and its officers, directors and auditors are residents of, Canada and a substantial portion of the Company's assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or state securities laws. The Company has been advised by its Canadian legal counsel, McMillan Binch, that there is doubt as to the enforceability in Canada against the Company or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon U.S. federal securities laws. Service of process may be effected, however, upon the Company's duly appointed agent for service of process, Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. The Company has also been informed by its legal counsel, McMillan Binch, that pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

    The Company maintains its books of account in Canadian dollars ("CND$"), but has provided the financial data in this Prospectus in United States dollars ("US$" or "$") and on the basis of generally accepted accounting principles as applied in the United States, and its audit has been conducted in accordance with generally accepted auditing standards in the United States. All references to dollar amounts in this Prospectus, unless otherwise indicated, are to United States dollars.

    The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On December 31, 1998, the exchange rate was CDN$1.00 per US$0.6346.

                                                                           NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                         -------------------------------  --------------------
                                           1995       1996       1997       1997       1998
                                         ---------  ---------  ---------  ---------  ---------
Rate at end of period..................  $  0.7323  $  0.7301  $  0.6999  $  0.7241  $  0.6531
Average rate during period.............     0.7305     0.7332     0.7220     0.7265     0.6832
High...................................     0.7527     0.7513     0.7487     0.7487     0.7043
Low....................................     0.7023     0.6945     0.6945     0.7145     0.6376

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO (I) THE REPRESENTATIVE'S WARRANTS OR THE EXERCISE THEREOF; (II) THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE EXERCISE THEREOF; (III) UP TO 435,000 COMMON SHARES RESERVED FOR ISSUANCE UPON THE EXERCISE OF OPTIONS WHICH MAY BE GRANTED PURSUANT TO THE COMPANY'S 1998 STOCK OPTION PLAN (THE "PLAN"), INCLUDING OPTIONS EXERCISABLE FOR 50,000 COMMON SHARES OF WHICH HAVE BEEN GRANTED TO DATE;
(IV) 40,000 SHARES TO BE ISSUED TO THE SELLER OF CERTAIN ASSETS OF SOUTHPORT CONSULTING CO. IN CONNECTION WITH THE ACQUISITION THEREOF AND (V) UP TO 222,125 COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS AND WARRANTS OUTSTANDING ON THE DATE OF THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION HEREIN REFLECTS A 1.31 FOR ONE STOCK SPLIT EFFECTED PRIOR TO THE DATE OF THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO IT STAFFING LTD., AN ONTARIO CORPORATION, AND ITS WHOLLY OWNED SUBSIDIARIES SYSTEMSEARCH CONSULTING SERVICES INC., AN ONTARIO CORPORATION ("SCI"), SYSTEMS PS INC., AN ONTARIO CORPORATION ("SPSI" AND COLLECTIVELY WITH SCI, "SYSTEMS"), AND INTERNATIONAL CAREER SPECIALISTS LTD., AN ONTARIO CORPORATION ("ICS"). THE OPERATIONS OF THE COMPANY EXCLUSIVE OF ICS AND SYSTEMS SHALL BE REFERRED TO AS THE "IT STAFFING DIVISION."

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company is a provider of information technology ("IT") staffing services, primarily in Toronto, Ontario, Canada, supplying qualified IT professionals to its customers as independent contractors for short and long term assignments and for permanent placement within such enterprises. The Company's customers include financial service companies, software and other technology companies, Canadian governmental entities and large multinational companies, including Merrill Lynch Canada Inc., Bank of Montreal, Bell Sygma Inc., Revlon Canada Inc., IBM Corporation and American Express Company. The Company has recently expanded its operations into the United States and intends to develop a network of offices to provide IT staffing services throughout North America.

    The Company has focused on the recruitment of highly qualified IT professionals and utilizes established testing methods to ensure that its IT professionals satisfy the Company's internal criteria. The Company also reviews candidates' technical backgrounds and conducts preliminary interviews prior to referring candidates to its customers. By attracting the most qualified IT professionals, the Company believes that it will be able to attract high quality customers who require the services of such professionals.

    Since inception, the Company has pursued a strategy of developing and utilizing technology that it believes will provide it with a competitive advantage. As a result, the Company believes that one of its primary competitive strengths is its utilization of technology. The Company maintains a database of over 35,000 IT professionals and advertises on the Internet to attract both candidates and customers. The Company uses HR Workbench, software developed by the Company in conjunction with Great Lakes Research and Development ("Great Lakes"), an unaffiliated entity, to locate the IT professionals in the Company's database with the technical skills and job interests that best satisfy the requirements of the position that the Company is attempting to staff. The database allows all of the Company's recruiters immediate access to active candidates. Candidates can register themselves directly into the database through the Internet or be entered into the system by the Company's recruiters.

    The Company and Great Lakes have developed, and are in the process of testing, an additional software product called AppTracker, which the Company, through a joint venture with Great Lakes, intends to market to human resource departments during the year ending December 31, 1999. The software is designed to aid human resources departments in performing numerous recruitment tasks, such as scheduling interviews and evaluating candidates. Statistics about the recruitment process, including the costs and expenses, are tabulated in various databases. The Company believes that it will have an advantage in marketing its staffing services to companies using AppTracker because of the Company's familiarity with the software and the ease of electronic data interchange ("EDI") with the Company.

    According to the STAFFING INDUSTRY REPORT, a leading industry publication, revenue for the year ended December 31, 1997 for IT staffing services (which includes fees earned for permanent placement services and revenues generated by supplying contract services) in the United States is estimated to have been approximately $14.8 billion, an increase of 27% over such revenues for the year ended December 31, 1996. According to a 1998 IDC Canada survey, an independent Canadian industry publication, the Canadian Information Technology services industry grew by more than 11% in 1997, reaching CDN$11.5 billion in revenues, an increase of 11.5% over such revenues for the year ended December 31, 1996, and is expected to grow at a compounded annual rate of 12.1% through 2001. Although there can be no assurance that growth in the industry will continue at such rates, or at all, the Company believes that such growth will continue as a result of the following factors: (i) the hiring of the proper IT professional for a particular project may require technical knowledge that many human resource departments do not possess; (ii) there exists a shortage of IT professionals in the United States and Canada and many companies lack the time and resources to conduct a proper search; (iii) increased specialization and sophistication of IT requirements; (iv) costs associated with termination of employees, as compared to independent contractors, following the completion of a project; and (v) the costs associated with the benefits received by employees, as compared to independent contractors.

    The Company's business objectives are to increase its share of the IT staffing services market in Canada and the United States, as well as to establish a network of offices throughout such countries which, when linked by means of the Internet, will allow the Company to provide its customers with an array of IT staffing services. The primary components of the Company's strategy to achieve such objectives are as follows:

    - LEVERAGE CLIENT BASE TO ATTRACT AND RETAIN HIGHLY QUALIFIED IT PROFESSIONALS;

    - FOCUS ON NICHE MARKETS;

    - EXPAND INTO NEW REGIONAL MARKETS BY OPENING NEW OFFICES OR ACQUIRING COMPETITIVE OR COMPLEMENTARY COMPANIES;

    - CONTINUE TO UTILIZE THE INTERNET AND INFORMATION TECHNOLOGY TO PROVIDE A COMPETITIVE ADVANTAGE;

    - DEVELOP AND PROMOTE A MANAGED SERVICES PRACTICE; AND

    - CAPITALIZE ON THE YEAR 2000 AND OTHER OPPORTUNITIES.

    The Company's headquarters are located at 55 University Avenue, Suite 505, Toronto, Ontario, Canada M5J 2H7. The Company also maintains offices in New York, New York; Tampa, Florida; Etobicoke, Ontario; Scarborough, Ontario; Indian Wells, California and Ottawa, Ontario. The Company was incorporated under the laws of the Province of Ontario, Canada in February 1994. The Company maintains its Web site at http://www.itstaff.com and has registered the Internet domain name of itstaff.org and itstaff.net. Information contained on the Company's Web site is not a part of this Prospectus and must not be relied upon in evaluating an investment in the Common Shares offered hereby. This Prospectus contains trade names, service marks and trademarks of the Company and others, all of which are the property of their respective owners.

                                  THE OFFERING

Securities offered by the Company............  1,000,000 Common Shares
Common Shares outstanding prior to this
  offering...................................  1,677,875
Common Shares outstanding immediately
  following this offering....................  2,677,875
Use of Proceeds..............................  To expand into new regional markets by opening new offices and acquiring
                                               complementary or competitive companies, to
                                               capitalize a joint venture to develop and
                                               market the AppTracker software, and for
                                               general corporate and working capital
                                               purposes. See "Use of Proceeds."
Proposed Nasdaq
  SmallCap-Registered Trademark- Market
  Trading Symbol(1)..........................  ITSTF
Proposed Boston Stock Exchange trading
  symbol(1)..................................  ITS

------------------------

(1) The proposed symbols do not imply that a liquid and active market will develop or be sustained for the Shares upon completion of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following financial information is qualified in its entirety by the more detailed information in the financial statements appearing elsewhere in this Prospectus.

                                                                                      NINE MONTHS ENDED
                                                               YEAR ENDED, DECEMBER
                                                                       31,              SEPTEMBER 30,
                                                               --------------------  --------------------
                                                                 1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue......................................................  $     764  $   4,704  $   3,419  $   8,756
Gross profit.................................................        505      1,816      1,303      3,745
Operating Expenses...........................................        469      1,622      1,102      3,201
Income from operations.......................................         36        194        201        544
Net income...................................................         30        138        135        326
Earnings per share...........................................        .03        .11        .10        .20
Weighted Average Number of Shares Outstanding................      1,021      1,309      1,309      1,650

                                                                                             AS OF SEPTEMBER 30, 1998
                                                                                            --------------------------
                                                                                             ACTUAL    AS ADJUSTED(1)
                                                                                            ---------  ---------------
BALANCE SHEET DATA
Working capital...........................................................................        609         4,099
Total assets..............................................................................      3,493         7,333
Long-term debt............................................................................        382           382
Total liabilities.........................................................................      1,904         1,904
Shareholders' equity......................................................................      1,589         5,429

------------------------

(1) As adjusted to reflect the sale by the Company of the 1,000,000 Shares offered hereby at an assumed initial public offering price $5.00 per Share and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO HEREIN, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, THE FOLLOWING RISK FACTORS. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    POSSIBLE INABILITY TO ATTRACT AND RETAIN QUALIFIED IT PROFESSIONALS. The Company's future success will depend on its ability to attract qualified IT professionals with the technical skills and experience necessary to meet its customers' requirements for technical personnel and to retain a sufficient number of professionals to fulfill its customers needs for contract workers. Competition for individuals with proven technical skills, particularly in the Windows, UNIX, computer aided design, distributed computing and other technology environments for which the Company provides services, is intense, and the Company expects that competition for IT professionals will increase in the future. Furthermore, IT professionals typically provide services on an assignment-by-assignment basis and can terminate an assignment with the Company at any time. The Company competes for such individuals with other providers of IT staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. There is a possible shortage of IT professionals proficient in the most current computer languages and applications. Many of the IT professionals who have been placed by the Company accept assignments from the Company's competitors, and there can be no assurance that such IT professionals will not choose to work for competitors on future assignments. There also can be no assurance that the Company will be able to attract and retain qualified IT professionals in sufficient numbers in the future. The Company's revenue in any period is a function of, among other things, the number of IT professionals it has on staff and engaged on assignments. In the event that the Company is unable to attract or retain such personnel when required and on terms acceptable to the Company, the Company's business, prospects, financial condition and results of operations would be materially adversely affected. See "Business--Business Strategy" and "Business--Competition."

    HIGHLY COMPETITIVE MARKET. The IT staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. The Company competes for potential customers with other providers of IT staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. The Company does not have long-term contracts with most of its customers. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of IT professionals and customers than the Company, which may give such competitors a competitive advantage when compared to the Company. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than the Company. Because there are relatively low barriers to entry in the staffing industry, the Company expects that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, prospects, financial condition and results of operations. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business--Competition."

    RISKS INHERENT IN EXPANSION INTO NEW MARKETS AND OPERATIONS. The Company's expansion plans depend on its ability to enter new regional markets, successfully expand existing operations and add additional areas of expertise within its existing regional markets. This expansion is dependent on a number of factors, including the Company's ability to: attract, hire, integrate and retain qualified employees, such as experienced recruiters; develop, recruit and maintain a base of qualified IT professionals within each regional market in which the Company conducts or commences to conduct operations; accurately assess the level of demand for the Company's services in such markets; and initiate, develop and sustain corporate client relationships in each new regional market. There can be no assurance that the addition of qualified employees and entrance into new regional markets will occur on a timely basis or achieve anticipated financial results. The addition of qualified employees and entrance into new regional markets typically results in increases in operating expenses, primarily as a result of increased salaries and related expenses. Expenses are incurred in advance of forecasted revenue, and there is typically a delay before the Company's newly hired recruiters and sales employees reach full productivity. If the Company is unable to hire additional qualified employees or enter new regional markets in a cost-effective manner or if those employees and offices in regional markets do not achieve anticipated financial results, the Company's business, prospects, financial condition and results of operations could be materially adversely affected. Failure to expand into new markets could hinder the Company's ability to attract multinational and other large corporations which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

    RISK OF PAYROLL TAX LIABILITY; INCREASED COSTS FOR CONTRACT WORKERS. The Company has determined to classify its IT professionals providing contract services in the United States as independent contractors rather than employees. Accordingly, the Company has not withheld payroll taxes, social security taxes, unemployment taxes and workers compensation insurance, with respect to such IT professionals or recorded a reserve on its financial statements for such taxes and payments. Although such determination is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations thereunder, and the publicly available interpretations of the United States Internal Revenue Service (the "IRS"), such determination is not free from doubt. In the event that the Code, such rules and regulations or such interpretations should be amended or otherwise require the Company to classify such IT professionals as employees, the Company would be subject to a material liability for failure to withhold and pay such taxes and insurance, which could have a material adverse effect on the business, prospects, financial condition and results of operation of the Company. In addition, in such event, the Company's costs of revenues would increase materially, which would have a material adverse effect on the business, prospects, financial condition and results of operations of the Company.

    Similarly, the Company has determined to classify its IT professionals providing contract services in Canada as independent contractors rather than employees. Accordingly, the Company has not withheld or remitted to Canadian revenue authorities, with respect to such IT professionals, any amounts on account of employee payroll taxes and other payroll obligations including income taxes, employment insurance premiums, Canada Pension Plan contributions, employer health tax and worker's compensation contributions, nor has it created a reserve on its financial statements for such taxes and obligations. Although the Company has made its determination respecting the classification of such IT professionals based upon its understanding of the existing Canadian law and is not aware of any proposed changes to such law which would alter its determination, the proper classification of such IT professionals is not free from doubt. In the event the applicable law requires the Company to classify its Canadian IT professionals as employees, the Company could be subject to a significant liability for failure to withhold and remit required employee payroll taxes and other obligations. The classification of its Canadian IT professionals as employees would increase the Company's cost of revenues which would have a material adverse effect on the business, prospects, financial condition and results of operations of the Company.

    BROAD DISCRETION BY MANAGEMENT IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS. Approximately $290,000, or 7.6%, of the estimated net proceeds of this offering will be allocated to general corporate and working capital purposes. Additionally, $3,200,000, or 83.3%, of the net proceeds of this offering have been allocated to the Company's proposed expansion into new markets. The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the Shares based upon the Company's currently contemplated operations, the Company's business plan and current economic and industry conditions and is subject to reapportionment among the categories listed above in response to, among other things, changes in its plans, regulations, industry conditions and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions. Those proceeds may be utilized to open new offices or to acquire existing companies in such markets. Accordingly, management of the Company will have broad discretion over the application of such net proceeds. Although the Company may utilize a portion of the net proceeds for potential investments in, or acquisitions of, complementary or competitive companies, as of the date hereof, the Company has no agreements, plans or arrangements with respect to any such investment or acquisition. Depending upon, among other things, the structure of the acquisition or investment, the Shareholders of the Company may have no opportunity to approve specified acquisitions or to review the financial condition of any potential acquisition or investment candidate. See "Use of Proceeds."

    FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly operating results have in the past, and may in the future, fluctuate significantly depending on a number of factors, including, but not limited to, the rate of hiring and the productivity of revenue-generating personnel; the availability of qualified IT professionals; changes in the Company's relative mix of contract services and permanent placement services; changes in the pricing of the Company's services; the timing and rate of commencement of operations in new regional markets; departures or temporary absences of key sales people or recruiters; the structure and timing of acquisitions; changes in the demand for IT professionals; and general economic and industry conditions. In addition, because the Company often provides services on an assignment-by-assignment basis, which customers can terminate at any time, there can be no assurance that existing customers will continue to use the Company's services at historical levels. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. In the event the Company's operating results fall below the expectations of public market analysts and investors, the market price of the Common Shares would likely be materially adversely affected. Although the Company has experienced substantial revenue growth in recent years, there can be no assurance that, in the future, the Company will be able to sustain revenue growth or profitability on a quarterly or annual basis at historical levels. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISKS OF ACQUISITIONS. A component of the Company's expansion strategy is the acquisition of complementary or competitive companies. The successful implementation of this strategy is dependent upon the Company's ability to identify suitable acquisition candidates, obtain requisite financing, acquire such companies on suitable terms and integrate their operations successfully with those of the Company. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforseen expenses, difficulties, complications and delays frequently encountered with acquisitions could inhibit the Company's growth and have a material adverse effect on the business, prospects, financial condition and results of operation of the Company.

    To date, the Company has completed three acquisitions. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates or that the Company will be able to acquire such candidates on favorable terms. Moreover, other providers of IT professional services are also competing for acquisition candidates, which could result in an increase in the price of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on the Company's reported operating results from increases in amortized goodwill and interest expense, the diversion of management attention and the subsequent integration of acquired companies.

    To the extent the Company seeks to acquire complementary or competitive companies for cash, the Company may be required to obtain additional financing, and there can be no assurance such financing will be available when required, on favorable terms or at all. In addition, if the Company issues Common Shares to complete any future acquisitions, existing shareholders will experience further dilution in ownership. As a result of the foregoing, acquisitions may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business--Business Strategy."

    INTEGRATION OF ICS, SYSTEMS AND SOUTHPORT. In May 1998, the Company completed the acquisition of ICS, in April 1998, the Company completed the acquisition of Systems and in November 1998 the Company completed the acquisition of certain assets of Southport Consulting Inc. ("Southport") ICS and Systems now operate as separate divisions within the Company. The integration of ICS, and Systems, their respective customers, IT professionals and employees has required a substantial portion of management's time and attention, and has resulted in integration related expenses. The Company anticipates that the integration of the assets from Southport will also require a substantial portion of management's time and attention and will result in certain integration related expenses. The Company expects that it may incur additional integration related expenses in future periods, and there can be no assurance that the integration of ICS, Systems and Southport will not involve disruptions or difficulties, such as departures of customers, IT professionals or employees, any of which may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF IT SYSTEM CAPACITY CONSTRAINTS; RISK OF SYSTEM FAILURE. A key element of the Company's expansion strategy is to utilize the Internet (i) to link its regional offices to its central database, (ii) to offer its staffing services to existing and potential customers, (iii) to attract and recruit qualified technical personnel, and (iv) to promote the Company. The Company anticipates that its expansion will require a high volume of traffic on, and use of, its Web site. Accordingly, the satisfactory performance, reliability and availability of the Company's Web site and network infrastructure are and will be critical to the Company's reputation and its ability to attract and retain customers and technical personnel and to maintain adequate customer service levels. Any system interruptions that result in the reduced availability of the Company's Web site or reduced performance of such site would interfere substantially with the communications between the Company's offices and would materially adversely affect the ability of the Company to attract new customers and technical personnel. While the Company has not experienced any system interruptions, it believes that such interruptions may occur from time to time. Any substantial increase in the volume of traffic on the Company's Web site will require the Company to expand and further upgrade its network infrastructure, including the purchase or development of additional computer hardware and software. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or timely expand and upgrade its systems and infrastructure to accommodate such increases. The Company's inability to add required additional software and hardware or to develop and upgrade its technology or network infrastructure to accommodate increased traffic on its Web site may cause unanticipated system disruptions, slower response times, impediments to attracting additional customers and delays in locating required technical personnel. In addition, although the Company takes safeguards, including data encryption and firewalls, to prevent unauthorized access to Company data, it is impossible to completely eliminate this risk. Any of the foregoing events could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business--Business Strategy."

    DEPENDENCE ON HR WORKBENCH. The Company is substantially dependent on HR Workbench, a software product recently developed in conjunction with Great Lakes, for the day to day operation of its business, including the operation and maintenance of its database. Although the Company has operated and tested such software extensively, there can be no assurance that such software will function as intended or that it will provide the Company with any competitive advantage. In the event that such software does not function as intended, the business, prospects, financial condition and results of operations of the

Company could be materially, adversely affected. The Company and Great Lakes jointly own the HR Workbench software product. See "Business--Information Technology and the Internet."

    RISKS ASSOCIATED WITH THE APPTRACKER SOFTWARE. The Company, through a joint venture with Great Lakes, has developed AppTracker and intends to market such software to the human resources markets. AppTracker is still in the testing stage, and there can be no assurance that the Company and Great Lakes will be able to produce a fully functioning product or that such software will function as intended. The AppTracker development program was launched as a result of the positive response observed during its first test-marketing session. A working prototype was demonstrated at the annual Human Resources Professional Association Conference in Toronto in February 1998. The Company performed more than 40 one-on-one demo sessions with companies and received a positive response. The first customer for the AppTracker is the Toronto Stock Exchange. Neither the Company nor Great Lakes has any experience in marketing software products and, even if the product is fully developed, there can be no assurance that there will be a market for such a product. The success of AppTracker is substantially dependent on the Company's relationship with Great Lakes and subject to the risk that the parties may disagree on strategy or other issues, causing delays in the project. There can be no assurance that AppTracker will ever be completed, will ever provide the Company with revenue, or that the joint venture regarding AppTracker will ever be profitable. Furthermore, there can be no assurance that AppTracker will create opportunities for the Company to promote the Company's IT staffing services, that the use of AppTracker by the Company's customers will not result in a reduction in the use of the Company's services, or that the Company's competitors will not be able to utilize EDI and other benefits of AppTracker to also provide enhanced services to customers. Other companies may have similar software products. See "Business-- Information Technology and the Internet."

    LIABILITY RISKS. Although the Company's customer agreements disclaim responsibility for the conduct of IT professionals provided by the Company, the Company may be exposed to liability with respect to actions taken by its IT professionals while on assignment, such as damages caused by errors of IT professionals, misuse of client proprietary information or theft of client property. Although the Company maintains insurance coverage, due to the nature of the Company's assignments, and in particular the access by IT professionals to client information systems and confidential information and the potential liability with respect thereto, there can be no assurance that such insurance coverage will continue to be available on reasonable terms, or at all, or that it will be adequate to cover any such liability. Although the IT professionals providing the Company's contract services are independent contractors, the Company employs recruiters, sales personnel and others and is therefore exposed to possible claims of wrongful discharge and violations of immigration laws. Employment related claims may result in negative publicity, litigation and liability for money damages and fines.

    The staffing industry in Ontario is subject to the provisions of the provincial EMPLOYMENT AGENCIES ACT. Administered by the Ministry of Labour, the EMPLOYMENT AGENCIES ACT requires that all employment agencies operating in the province must be licenced by the supervisor of employment agencies. The Company currently holds a Class A licence under the provisions of the Act. In addition to this specific provincial regulatory regime, federal and provincial laws of general application relating to employment standards, labor relations, immigration and taxation apply to employed personnel of staffing companies in the same manner as other employers. The Company believes that it complies in all material respects with such regulations.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend to a significant extent on the efforts of its key management personnel, particularly Declan French, the Company's Chairman of the Board of Directors, President and Chief Executive Officer; John A. Irwin, President of ICS; and John R. Wilson, President of Systems. The loss or unavailability of any of these key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company has entered into employment agreements with each of Messrs. French, Irwin and Wilson.

Mr. French's employment agreement expires two years from the date of this Prospectus. Mr. Irwin's employment agreement is for a term of three years expiring on January 1, 2001. Mr Wilson's employment agreement is for a term of three years expiring on February 11, 2001. The Company maintains key-man life insurance on the life of Declan French with a death benefit payment of $200,000. Additionally, the Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for the Company's customers. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business. See "Risk Factors--Possible Inability to Attract and Retain Qualified IT Professionals" and "Management."

    CONTROL BY EXISTING MANAGEMENT. Upon the completion of this offering, the current directors and executive officers of the Company will, in the aggregate, beneficially own approximately 1,396,413 Common Shares, or 52.1% of the outstanding Common Shares, or approximately 49.4% of such outstanding Common Shares if the Underwriters' over-allotment option is exercised in full. As a result, the current executive officers and directors of the Company will have the ability to substantially control the outcome of all matters on which shareholders are entitled to vote, including the elections of the Company's directors and the approval of significant corporate transactions. See "Principal Shareholders."

    POTENTIAL ANTI-TAKEOVER EFFECT OF PREFERRED SHARES. The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors to issue up to 1,000,000 preferred shares, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No preferred shares are currently outstanding, and the Company has no present plans for the issuance of any preferred shares. However, the issuance of any such preferred shares could materially adversely affect the rights of holders of Common Shares and, therefore, could reduce the value of the Common Shares. In addition, specific rights granted to future holders of preferred shares could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred shares could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current shareholders. See "Description of Securities--Preferred Shares."

    INDUSTRY AND GEOGRAPHIC CONCENTRATION. The Company's business is dependent on the trends prevalent in, and the continued growth and rate of change of, the high technology industry. Furthermore, for the year ended December 31, 1997 and nine months ended September 30, 1998, 96% and 99% of the Company's revenue, respectively, was derived by providing services to customers in the metropolitan Toronto region. A substantial deterioration in general economic conditions in such region or in the high technology industry as a whole would have a material adverse affect on the Company's business, prospects, financial condition and results of operations. See "Business--Customers."

    INTELLECTUAL PROPERTY; ABSENCE OF PATENT PROTECTION. The Company's ability to compete effectively will depend on its ability to maintain the proprietary nature of its technology, including its proprietary software developed in conjunction with Great Lakes. The Company holds no patents and relies on a combination of trade secrets and copyright laws, non-disclosure and other contractual agreements and technical measures to protect its rights in its technological know-how and proprietary services. The Company currently has no registered trademarks or service marks for the HR Workbench and AppTracker names and may not be able to obtain such protection due to the familiarity of the names in the IT industry. If possible, the Company hopes to secure copyright protection on the content of the HR Workbench and AppTracker by December 31, 1999.

    The Company depends upon confidentiality agreements executed by its officers, employees, consultants and customers to maintain the proprietary nature of its technology. These measures may not afford the Company sufficient or complete protection, and there can be no assurance that others will not independently develop technologies similar to those of the Company, otherwise avoid the confidentiality agreements of the Company or produce patents and copyrights that would materially adversely affect the Company's business, prospects, financial condition and results of operations.

    The Company believes that its know-how and technologies do not infringe upon the patents or copyrights of any third parties; however, there can be no assurance that the Company's know-how and technology will not be found to infringe upon the rights of third parties. The Company is aware of another company in its industry that uses a name which may be deemed to be confusingly similar to the Company. Others may assert infringement claims against the Company, and if the Company should be found to infringe upon the patents or copyrights, or otherwise impermissibly utilize the intellectual property, of others, the Company's ability to utilize the technology referred to herein could be materially restricted or prohibited. If such an event occurs, the Company may be required to obtain licenses from such third parties, enter into royalty agreements or redesign its products so as not to utilize such intellectual property, each of which may prove to be uneconomical or otherwise impossible. There can be no assurance that any licenses or royalty agreements required with respect to any such proprietary rights could be obtained on terms acceptable to the Company or such third party, or at all. Such claims could result in litigation, which could materially adversely affect the Company's business, prospects, financial condition and result of operations. See "Business--Information Technology and the Internet."

    UNTESTED MARKETING STRATEGY. To date, the Company has engaged in limited marketing efforts in the United States. The Company currently only generates approximately $100,000 of its revenues from operating in the United States. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, the Company's staffing services. The Company intends to upgrade its marketing efforts to include advertising on the Internet, e-mail and an expanded sales and recruiting staff. Internet and e-mail marketing efforts have been largely untested in the marketplace, and there can be no assurance that such efforts will result in the increased provision by the Company of staffing services. The failure of the Company to develop its marketing capabilities or successfully market its staffing services would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds," "Business--Business Strategy," and "Business-- Customers."

    LACK OF MAJOR CUSTOMER CONTRACTS AND/OR WRITTEN AGREEMENTS. As is common in the staffing industry, the Company does not have long-term written contracts with most of its clients. There can be no assurance that such customers will generate significant revenues for the Company in the future. The loss of any significant customers would have a material adverse affect on the Company's business, prospects, financial condition and results of operations.

    FOREIGN EXCHANGE RISK. During the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998, approximately 100%, 96% and 99%, respectively, of the Company's revenue was in Canadian dollars. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect the Company's operating results. Since 1995, the value of the Canadian dollar, expressed in U.S. dollars, has declined by approximately 7%. In the event that the Canadian dollar were materially devalued against the United States dollar, the Company's financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTINUING INFLUENCE OF UNDERWRITERS. The Underwriters may be able to exert continuing influence on the Company in light of the fact that they have the right to (i) appoint a board member or advisor for a three year period following the date of this Prospectus; (ii) receive the Representative's Warrants to purchase up to 100,000 shares; (iii) exercise their registration rights and (iv) act as financial consultant to the Company for a two year period whereby it will receive aggregate fees of $150,000 and shall provide advisory services related to mergers and acquisitions, corporate finance and other matters and will be entitled to a finder's fee if it acts as an investment banker on certain transactions. In addition, the

Company has agreed, for a period of two years from the date of this Prospectus, not to issue any Common Shares, warrants, options or other rights to purchase Common Shares, without the prior consent of the Representative, subject to certain exceptions. As a result of the above rights and/or restrictions, the Underwriters may have significant influence over certain activities of the Company.

    ABSENCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; VOLATILITY. Prior to this offering, there has been no public market for the Shares, and there can be no assurance that any active trading market will develop or, if any such market develops, that it will be sustained. Accordingly, unless and until a public market develops, purchasers of the Shares may experience difficulty selling or otherwise disposing of such securities.

    The initial public offering price of the Shares was arbitrarily determined by negotiations between the Company and the Representative, and does not necessarily bear any relationship to the Company's assets, book value, results of operations, or any other generally accepted indicia of value. See "Underwriting." From time to time after this offering, there may be significant volatility in the market price of the Common Shares. Quarterly operating results of the Company or other developments affecting the Company, such as announcements by the Company or its competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy and general market conditions could cause the market price of the Common Shares to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies.

    NASDAQ MAINTENANCE REQUIREMENTS. Under the currently effective criteria for listing of securities on the Nasdaq SmallCap-Registered Trademark- Market, for initial listing, a company must have at least $4,000,000 in net tangible assets, a minimum bid price of $4.00 per share, and a public float of at least $5,000,000. For continued listing, a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. In the event that the Company should be unable to maintain the standards for continued listing, the Common Shares could be subject to delisting from the Nasdaq SmallCap-Registered Trademark- Market. Trading, if any, in the Common Shares would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap-Registered Trademark- Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, investors, in the Common Shares may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Shares.

    RISK OF LOW PRICED STOCKS; PENNY STOCKS. In the event that the Company is unable to satisfy the maintenance requirements for the Nasdaq SmallCap Market and the bid price of the Common Shares falls below $5.00 per share for the initial quotation, trading would be conducted in the "pink sheets" or the OTC Bulletin Board. In the absence of the Common Shares being quoted in Nasdaq, or listed on an exchange, trading in the Common Shares would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on the Nasdaq Stock Market, and an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Consequently, such delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the Common Shares and the ability of purchasers in this offering to sell their Shares in the secondary market.

    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Common Shares offered hereby will experience immediate and substantial dilution of $3.43 per share, assuming an initial public offering price of $5.00 per Share, or approximately 69%, in the net tangible book value of the Shares purchased thereby. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future. See "Dilution."

    NEED FOR ADDITIONAL FINANCING. Based on the Company's operating plan, the Company believes that the net proceeds of this offering, together with available cash and anticipated revenues from operations, will be sufficient to finance the Company's working capital requirements for a period of at least 18 months following the completion of this offering. This belief is based on certain assumptions, which may prove to be incorrect. In addition, the Company's expansion strategy contemplates acquisitions of, and investments in, complementary and competitive companies and use of such companies by the Company to expand into new markets, although the Company presently has no agreements, plans or arrangements with respect to any such investment or acquisition. Accordingly, there can be no assurance that the Company's financial resources will be sufficient to satisfy the Company's capital requirements for such period. If the Company's financial resources are insufficient and, in any case, after such 18 month period, the Company will require additional financing in order to meet its plans for expansion. Additional financing may take the form of the issuance of common or preferred equity securities or debt securities, or may involve bank financings. There can be no assurance that the Company will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of such events, the Company may be unable to implement its current plans for expansion or to repay its debt obligations as they become due. In the event that any such financing should take the form of equity securities, the holders of the Common Shares may experience additional dilution. See "Risk Factors--Immediate and Substantial Dilution," "Use of Proceeds," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

    POTENTIAL NEGATIVE EFFECT ON PRICE OF THE COMPANY'S SECURITIES AS A RESULT OF SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of a substantial number of Common Shares in the public market subsequent to this offering, pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise, could materially adversely affect the market price of the Common Shares and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities, as defined in Rule 144, of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All of the 1,677,875 Common Shares currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. In addition, any shares issuable upon exercise of options granted under the Plan could be sold publicly commencing 90 days after the Company becomes a reporting company under the Exchange Act, pursuant to Rule 701 under the Securities Act. However, officers, directors and certain shareholders of the Company and option holders under the Plan have executed agreements ("Lock-Up Agreements") pursuant to which they have agreed not to, directly or indirectly, issue, offer, agree to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber any Common Shares or options, rights, warrants or other securities convertible into, or exercisable or exchangeable for, or evidencing any right to purchase or subscribe for, Common Shares, whether or not beneficially owned by such person, or any beneficial interest therein, for a period of 18 months from the date of this Prospectus. See "Underwriting."

    REGISTRATION RIGHTS. For a period of 18 months from the date of this Prospectus, the Company has agreed that it will not sell or otherwise dispose of any securities of the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, during such period, the Company shall be entitled to issue (i) Common Shares in connection with mergers and acquisitions, (ii) up to 435,000 Common Shares issuable upon exercise of options which may be granted under the Plan, (iii) up to 22,125 Common Shares issuable upon the exercise of currently outstanding options and warrants which will, except in certain circumstances, be issued for an aggregate exercise price of $1.00, (iv) 200,000 Common Shares issuable upon the exercise of currently exercisable options, the holder of which has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of such Common Shares for a period of two years after he exercises such options without the consent of the Company and (v) up to 100,000 Common Shares issuable upon the exercise of the Representative's Warrants.

    The holders of the Representative's Warrants will have certain demand registration rights with respect to such warrants, the Common Shares underlying such warrants and the "Warrant Shares" commencing one year after the date hereof. If the Representative should exercise its registration rights to effect a distribution of the Representative's Warrants or the Warrant Shares, the Representative, prior to and during such distribution, may be unable to make a market in the Company's securities. If the Representative ceases making a market in the Common Shares, the market and market prices of the Common Shares may be materially adversely affected, and holders thereof may be unable to sell or otherwise dispose thereof. See "Shares Eligible for Future Sale" and "Underwriting."

    NO DIVIDENDS. The Company does not intend to pay dividends on the Common Shares in the foreseeable future, but rather intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. Pursuant to the Company's agreement with the Business Development Bank of Canada ("BDC"), the Company will not pay dividends so long as any portion of the Company's loan from BDC remains outstanding. September 30, 1998, the outstanding balance on such loan was $488,730. Such loan is due in August 2003, and the Company has no plans to pre-pay such loan. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which the Company may issue. Dividend payments from the Company are subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital and legal requirements and such other factors as the Board of Directors deems relevant. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of Securities -- Common Shares" and "Certain United States and Canadian Federal Income Tax Considerations."

    RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and are based upon a number of assumptions, including assumptions relating to the growth in the use of the Internet and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, political, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying such forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares offered hereby are estimated to be $3,840,000 ($4,492,500 if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $5.00 per Share, after deducting underwriting commissions and offering expenses to be paid by the Company. The Company expects to apply the net proceeds of this offering as follows:

APPLICATION OF PROCEEDS                                             APPROXIMATE AMOUNT   PERCENTAGE OF NET PROCEEDS
------------------------------------------------------------------  -------------------  ---------------------------
Expansion into new regional markets (1)...........................     $   3,200,000                   83.3%
Funding of the joint venture regarding AppTracker (2).............           350,000                    9.1%
General corporate and working capital purposes....................           290,000                    7.6%
                                                                    -------------------               -----
Total.............................................................     $   3,840,000                  100.0%
                                                                    -------------------               -----
                                                                    -------------------               -----

------------------------

(1) Such funds will primarily be used for expenses incurred in the opening of new offices, including leasing office space, purchasing or leasing office equipment and computer hardware and related expenses prior to the commencement of operations in new locations. The Company estimates that opening a new office will cost approximately $200,000 to $500,000 per location, which costs will vary depending on the size of the office and the cost of doing business in the location in question. The Company expects to open the majority of its new offices in the United States. As part of its expansion plan, the Company may utilize a portion of these proceeds for the acquisition of, or investment in, complementary or competitive companies in these new locations. The Company has not currently identified any acquisition or investment candidates and has no agreements, plans or arrangements with respect to any such acquisition or investments.

(2) Such funds will represent the Company's capital contribution to a joint venture with Great Lakes for the continued development and commercialization of AppTracker. Such capital contribution will be utilized for continued development and testing costs and, if such testing is successful, to provide funds for the initial marketing of the product. See "Business--Information Technology and the Internet."

    The net proceeds to the Company from the exercise of the Underwriters' over-allotment option, if any, will be utilized for general corporate and working capital purposes.

    Pending their use, the net proceeds of this offering will be invested in high-quality, short-term, interest bearing U.S. government obligations.

    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the Shares based upon the Company's currently contemplated operations, the Company's business plan and current economic and industry conditions and is subject to reapportionment among the categories listed above in response to, among other things, changes in its plans, regulations, industry conditions and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions.

    Based on the Company's operating plans, the Company believes that the net proceeds of this offering, together with available cash and anticipated revenues from operations, will be sufficient to satisfy the Company's working capital requirements for a period of at least the next 18 months following the completion of this Offering. This belief is based on certain assumptions, which may prove to be incorrect. After such 18-month period, or sooner if the Company's assumptions prove to be incorrect, the Company may require additional capital in order to meet its then current plans for expansion and capital requirements. Such financing may take the form of public or private common or preferred equity securities or debt securities, or may involve bank financing. There can be no assurance that the Company will be able to obtain additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its current plans for expansion. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

    The Company does not intend to pay dividends on the Common Shares in the foreseeable future, but rather intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. Pursuant to the Company's agreement with the Business Development Bank of Canada ("BDC"), the Company will not pay dividends so long as any portion of the Company's loan from BDC remains outstanding. At September 30, 1998, the outstanding balance on such loan was $488,730. Such loan is due in August 2003, and the Company has no plans to pre-pay such loan. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which the Company may issue. Dividend payments from the Company are subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital and legal requirements and such other factors as the Board of Directors deem relevant. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources, "Description of Securities--Common Shares" and "Certain United States and Canadian Federal Income Tax Considerations."

                                    DILUTION

    At September 30, 1998, the net tangible book value of the Company was approximately $351,595, or $0.21 per Common Share, based on 1,677,875 Common Shares outstanding. The net tangible book value per Share represents the amount of the Company's total assets less the amount of its intangible assets and liabilities, divided by the number of Common Shares outstanding. After giving effect to the receipt of net proceeds (estimated to be approximately $3,840,000, from the sale of the Shares at an assumed initial public offering price of $5.00 per Share), the pro forma net tangible book value of the Company at September 30, 1998 would be approximately $4,191,595, or $1.57 per Share. This would result in dilution to the public investors (i.e., the difference between the assumed initial public offering price per Share and the net tangible book value thereof after giving effect to this offering) of approximately $3.43 per share (or 69%). The following table illustrates the per Share dilution:

                                                                                    PER COMMON
                                                                                       SHARE
                                                                                   -------------
Assumed initial public offering price.................................               $    5.00
  Net tangible book value at September 30, 1998.......................  $    0.21
  Increase in net tangible book value attributable to new investors...       1.36
                                                                        ---------
Net tangible book value after this offering (1).......................                    1.57
                                                                                         -----
Dilution of net tangible book value to new investors (1)..............               $    3.43
                                                                                         -----
                                                                                         -----

------------------------

(1) If the Underwriters' over-allotment option is exercised in full, the net tangible book value per share would be $1.72 and the dilution per Share to new investors in this offering would be $3.28.

    The following table sets forth, as of the date of this Prospectus, the number of Common Shares purchased, the percentage of the total number of Common Shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per Common Shares paid by the investors in this offering and the current shareholders of the Company:

                                                        SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                                     -----------------------  -------------------------   PRICE PER
                                                     NUMBER(1)   PERCENTAGE    AMOUNT(1)    PERCENTAGE      SHARE
                                                     ----------  -----------  ------------  -----------  -----------
Current Shareholders...............................   1,677,875          63%  $  1,248,368          20%   $    0.74
New Investors(1)...................................   1,000,000          37%  $  5,000,000          80%   $    5.00
                                                     ----------       -----   ------------       -----
    Total..........................................   2,677,875       100.0%  $  6,248,368       100.0%
                                                     ----------       -----   ------------       -----
                                                     ----------       -----   ------------       -----

------------------------

(1) Assuming an initial public offering price of $5.00 per Share.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1998 and as adjusted to reflect the sale of the Shares offered hereby at the assumed initial public offering price per share of $5.00, after deducting estimated underwriting discounts and commissions, estimated offering expenses and the initial applications of the net proceeds of this offering as set forth in "Use of Proceeds." The information provided below should be read in conjunction with the other financial information included elsewhere in this Prospectus.

                                                                                          SEPTEMBER 30, 1998
                                                                                     ----------------------------
                                                                                                    AS ADJUSTED
                                                                                        ACTUAL          (1)
                                                                                     ------------  --------------
Long-term debt, less current maturities............................................  $    381,630   $    381,630
Shareholders' equity
  Common Shares, no par value, 1,677,875 issued and outstanding; and 2,677,875
    issued and outstanding, as adjusted............................................     1,248,368      5,088,368
  Foreign currency translation adjustment..........................................      (111,139)      (111,139)
  Retained earnings................................................................       451,949        451,949
Total shareholders' equity.........................................................     1,589,178      5,429,178
Total capitalization...............................................................     1,970,808      5,810,808

------------------------

(1) As adjusted to reflect the sale by the Company of the 1,000,000 shares offered hereby at an assumed initial public offering price of $5.00 per share.

                            SELECTED FINANCIAL DATA

    The following selected statement of operations data for the years ended December 31, 1996 and 1997 are derived from the Financial Statements of the Company and Notes thereto included elsewhere herein audited by Schwartz Levitsky Feldman, Chartered Accountants, the independent accountants for the Company. The unaudited statement of operations data presented for the nine month periods ended September, 1997 and 1998, and the unaudited balance sheet data at September 30, 1998, are derived from the unaudited Consolidated Financial Statements of the Company, which have been prepared on a basis consistent with the audited Consolidated Financial Statements of the Company, and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company as of the dates and for the periods presented.

    This information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto, each included elsewhere herein. The results of operations for any interim period are not necessarily indicative of results to be expected the entire year.

                                                                             YEAR ENDED, DECEMBER   NINE MONTHS ENDED
                                                                                     31,              SEPTEMBER 30,
                                                                             --------------------  --------------------
                                                                               1996       1997       1997       1998
                                                                             ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue
  Contract services........................................................        296      3,730      2,673      6,558
  Permanent placements.....................................................        468        975        746      2,198
                                                                             ---------  ---------  ---------  ---------
                                                                                   764      4,705      3,419      8,756
COST OF CONTRACT SERVICES..................................................        259      2,889      2,116      5,011
Gross profit...............................................................        505      1,816      1,303      3,745
Expenses
  Selling..................................................................        273      1,123        796      2,104
  Administrative...........................................................        182        373        264        968
  Financial................................................................         14        126         42        129
                                                                             ---------  ---------  ---------  ---------
                                                                                   469      1,622      1,102      3,201
Income Before Income Taxes.................................................         36        194        201        544
  Income Taxes.............................................................          6         56         66        218
                                                                             ---------  ---------  ---------  ---------
Net income.................................................................         30        138        135        326
Earnings per share.........................................................       0.03        .11        .10        .20
Weighted Average Number of Shares Outstanding..............................      1,021      1,309      1,309      1,650

                                                                                            AS OF SEPTEMBER 30, 1998
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED(1)
                                                                                           ---------  ---------------
BALANCE SHEET DATA
Working capital..........................................................................  $     609     $   4,099
Total assets.............................................................................      3,493         7,333
Long-term debt...........................................................................        382           382
Total liabilities........................................................................      1,904         1,904
Shareholders' equity.....................................................................      1,589         5,429

------------------------

(1) As adjusted to reflect the sale by the Company of the 1,000,000 Shares offered hereby at an assumed initial public offering Price of $5.00 per Share and the initial application of the net proceeds therefrom. See "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS THAT INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ALTHOUGH MANAGEMENT BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD PROVE TO BE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

GENERAL

    The Company is a provider of IT staffing services, primarily in Toronto, Ontario, Canada, supplying qualified IT professionals to its customers as independent contractors for short and long term assignments and for permanent placement within such enterprises. The Company's customers include financial service companies, software and other technology companies, Canadian governmental entities and large multinational companies, including Merrill Lynch Canada Inc., Bank of Montreal, Bell Sygma Inc., Revlon of Canada, Inc., IBM Corporation and American Express Company. The Company has recently expanded its operations into the United States and intends to develop a network of offices to provide IT staffing services throughout North America.

    For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company derived 96% and 99%, respectively, of its revenue in Canada and the remainder in the United States. The Company's books and records are recorded in Canadian dollars. For purposes of financial statement presentation, the Company converts balance sheet data to U.S. dollars using the exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the relevant reporting period. There can be no assurance that the Company would have been able to exchange currency on the rates used in these calculations. The Company does not engage in exchange rate hedging transactions. A material change in exchange rates between U.S. and Canadian dollars could have a material effect on the reported results of the Company.

    The Company's services are generally classified as either contract services or permanent placement services. In the case of contract services, the Company provides its customers with independent contractors or "contract workers" who usually work under the supervision of the customer's management. Generally, the Company enters into a time-and-materials contract with its customer whereby the customer pays the Company an agreed upon hourly rate for the contract worker. The Company pays the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid by the customer to the Company; however, such payment is usually not based on any formula and may vary for different engagements. The Company has been seeking to gain "preferred supplier status" with its larger customers to secure a larger percentage of those customers' business. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because the Company is likely to accept a lower hourly rate from its customers and there can be no assurance that it will be able to reduce the hourly rate paid to its consultants.

    Revenue from contract services is recognized as services are provided. Similarly, expenses for contract services, which usually consist solely of consulting fees paid to contract workers, are recognized as services are provided. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the gross margin on contract services revenue was approximately 23% and 24%, respectively. Contract services accounted for 79% of revenue and 46% of gross profit for the year ended December 31, 1997 and approximately 75% of revenue and 41% of gross profit for the nine months ended September 30, 1998.

    In the future, the Company may perform contract services for customers on a project by project basis whereby the Company will be engaged to complete a particular, specified project. The Company may hire full time employees to supervise these projects. These projects may be billed on a time-and-materials basis or the Company may charge a fixed price for the project. If the Company charges a fixed price for a project, it will be required to estimate the total costs involved in the project and formulate a bid that contains an adequate profit margin. If the Company is unable to accurately predict the costs of such a project, or the costs of the project change due to unanticipated circumstances, which may be circumstances that are beyond the control of the Company, the Company may earn lower profit margins or suffer a loss on a given project. Currently, the Company is not providing any IT professionals pursuant to fixed price contracts.

    In the case of permanent placement services, the Company identifies and provides candidates to fill a permanent position for its customer. The Company recognizes revenue when the IT professional commences employment. The Company performs permanent placement services pursuant to three invoicing policies. Contingency services are engagements in which the Company is only paid if it is successful in placing a candidate in a position. Contingency exclusive services are similar to contingency services; however, the Company is the only firm engaged to fill the position. Retained search services are similar to contingency exclusive services, except that the Company receives a non-refundable portion of the fee prior to performing any services, with the remainder paid if the position is filled. Contingency, contingency exclusive and retained search services accounted for approximately 71%, 18% and 11%, respectively, of the Company's permanent placement services for the year ended December 31, 1997 and 83%, 15% and 2% for the nine months ended September 30, 1998.

    The Company calculates gross profit by subtracting the fees paid to contractors from net revenue. The Company does not attribute any direct costs to permanent placement services; therefore the gross profit margin on such services is 100% of revenue. As a result, the addition of permanent placement revenue to contract services revenue has a significant effect on the gross profit margin of the Company as a whole. Permanent placement services accounted for 21% of revenue and 54% of gross profit for the year ended December 31, 1997 and 25% of revenue and 59% of gross profit for the nine months ended September 30, 1998.

    The Company anticipates expanding into new regional markets by establishing new offices or by acquiring or investing in complementary or competitive companies. The Company has not yet identified any acquisition candidates and has no agreements, plans, or arrangements with respect to such acquisitions or investments. The Company expects the cost of opening and funding a new office to range from $200,000 to $500,000, depending on the size of the office and the costs of doing business in the city in which the office is to be located. Such costs will primarily consist of leasing office space, purchasing or leasing office equipment and computer hardware and other related expenses incurred prior to the commencement of operations in new locations. Such costs also include operating expenses, such as payroll and advertising, prior to such time that the new office is able to generate significant cash flow from operations. The opening of new offices in new regional markets results in increased operating expenses including, but not limited to, salaries, equipment, insurance, marketing and public relations. Senior management also devotes resources to training and management support. Based on the experience of the Company's principals, the Company expects newly opened offices to become productive within 6 to 12 months of opening. Although there can be no assurance that such expectations will be satisfied, the Company's expectations in terms of productivity for new offices by the 12th month of operations are: 30 contractors and between $30,000 to $50,000 in permanent placement sales per month with annual revenues of approximately $450,000. The Company is likely to utilize acquisitions as an attempt to avoid or limit these costs, but the Company will incur other costs as a result of any acquisitions, including funding the purchase price and expenses related to the integration of operations and training of new employees. With regard to previous acquisitions, integration costs were expensed in the period that they were incurred and the Company expects to continue to do so with future acquisitions. The Company intends its acquisition targets to be small companies who can benefit from the Company's advanced IT and other operating systems. There can be no assurance that integrating the Company's operations with those of acquired companies will result in improvements in such companies' operations or increased revenue from such operations.

    In April 1998, the Company completed the acquisition of all the issued and outstanding shares of SCI and SPSI for aggregate consideration of $100,007 and 174,551 Common Shares. In addition, the Company issued 113,459 Common Shares to Globe Capital Corporation for services in connection with the acquisition. SPSI is inactive but holds certain assets utilized by Systems in its operations. The acquisition was effective as of January 2, 1997. Declan French, the President and Chairman of the Board of the Company, participated in the management of Systems during 1997 and the Company and Systems shared data and operating information during the year ended December 31, 1997. Accordingly, the Company's Consolidated Financial Statements incorporate the operations of Systems since January 1, 1997.

    On May 19, 1998, the Company completed the acquisition of all the issued and outstanding shares of capital stock of ICS for $303,555 in cash and 130,914 Common Shares to John A. Irwin, who was not affiliated with the Company prior to this acquisition. In connection with the acquisition, ICS made a distribution to Mr. Irwin of certain ICS assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Declan French and other officers of the Company participated in the management of ICS during the nine months ended September 30, 1998. Accordingly, the Company's Consolidated Financial Statements incorporate the operation of ICS since January 1, 1998.

    In November 1998, the Company completed the acquisition of certain assets of Southport from

Mr. Michael Carrazza for $50,000 in cash and an amount of Common Shares with a value of $200,000 based on the offering price. If at the time Mr. Carrazza is eligible to sell shares under Rule 144 and any contractual arrangement with the Representative, the price of the Common Shares is less than the initial public offering price the Company will be required to either issue additional shares or fund the difference in cash.

    Each acquisition was accounted for using the purchase method of accounting, which requires that the purchase price be allocated to the assets of the acquired entity based on fair market value. In connection with the acquisitions of Systems, ICS and certain assets of Southport the Company recorded $434,657, $851,763 and $100,000, respectively, in goodwill, which is being amortized over thirty years in accordance with generally accepted accounting principles as applied in the United States.

    RESULTS OF OPERATIONS

    The following table presents certain financial data of the Company as a percentage of the Company's revenue based on information derived from the Company's financial statements.

                                                                               NINE MONTHS ENDED
                                                  YEAR ENDED, DECEMBER 31,
                                                                                 SEPTEMBER 30,
                                                  ------------------------  ------------------------
                                                     1996         1997         1997         1998
                                                     -----        -----        -----        -----
Sales...........................................         100%         100%         100%         100%
Contractor Costs................................          34%          61%          62%          57%
Gross profit....................................          66%          39%          38%          43%
Operating Expenses..............................          61%          34%          32%          37%
Income from operations..........................           5%           4%           6%           6%
Net income......................................           4%           3%           4%           4%

    NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1997

    REVENUE. Revenue for the nine months ended September 30, 1998 increased by $5.3 million, or 199%, to $8.7 million, as compared to $3.4 million for the nine months ended September 30, 1997. The increase is primarily attributable to the acquisition effective January 1, 1998 of ICS, which had sales of $3.4 million for the nine months ended September 30, 1998. Also contributing to the increase was an increase of $530,000 in the sales of Systems as a result of improvements in operations since it was acquired by the Company effective January 2, 1997, and growth in the contract sales in the Toronto office. Revenue from contract services and permanent placement services accounted for 75% and 25%, respectively, of revenue for the nine months ended September 30, 1998 as compared to 78% and 22%, respectively, for the nine months ended September 30, 1997.

    CONTRACTOR COSTS. Contractor costs for the nine months ended September 30, 1998 increased by $2.9 million, or 137%, to $5.0 million, as compared to $2.1 million for the nine months ended September 30, 1997. This increase was due to the increased volume of contract services. As a percentage of revenue from contract services, contractor costs remained constant at 77%.

    GROSS PROFIT. Gross profit for the nine months ended September 30, 1998 increased by $2.4 million, or 187%, to $3.7 million, as compared to $1.3 million for the nine months ended September 30, 1997. This increase was attributable to the aforementioned increase in revenue during the nine months ended September 30, 1998. As a percentage of revenue, gross profit increased to 43% for the nine months ended September 30, 1998 as compared to 38% for the nine months ended September 30, 1997. This increase was due to the slight decrease in the percentage of revenue which was derived from contract services.

    OPERATING EXPENSES. Operating expenses for the nine months ended September 30, 1998 increased by $2.1 million, or 190%, to $3.2 million, as compared to $1.1 million for the nine months ended September 30, 1997. This increase was primarily attributable to increases of $928,000 in selling expenses and $431,000 in administrative expenses at ICS during the nine months ended September 30, 1998. Administrative expenses at the IT Staffing Division also increased as the Company expanded its infrastructure to support operations from multiple locations and operated additional offices. As a percentage of revenue, operating costs increased to 37% for the nine months ended September 30, 1998 from 32% for the nine months ended September 30, 1997 due to an increase in the number of locations and volume of transactions.


    ACCOUNTS RECEIVABLE. The Company had accounts receivable of $1,838,633 for the nine months ended September 30, 1998 as compared to $698,046 for the comparable period of the previous year. Since September 30, 1998, the Company has collected approximately $1,822,600 of such amount. Accounts receivable represented 21% of revenues for the nine months ended September 30, 1998 as compared to 20.4% in the comparable period of the previous year.


    NET INCOME. Net income for the nine months ended September 30, 1998 increased by $190,000, or 140% to $326,000, as compared to $135,000 for the nine months ended September 30, 1997 due to, among other things, the reasons enumerated above.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. Revenue for the year ended December 31, 1997 increased by $3.9 million, or 510%, to $4.7 million, as compared to $764,000 for the year ended December 31, 1996. The increase is primarily attributable to the acquisition of Systems, which had revenue for the year ended December 31, 1997 of $2.0 million, effective January 2, 1997, and an increase of $1.7 million of revenue during such period from contract services at the IT Staffing Division as a result of internal growth. Revenue from contract services and permanent placement services accounted for 79% and 21%, respectively, of revenue for the year ended December 31, 1997 as compared to 39% and 61%, respectively, for the year ended December 31, 1996.

    CONTRACTOR COSTS. Contractor costs for the year ended December 31, 1997 increased by $2.6 million, or 1000%, to $2.9 million, as compared to $260,000 for the year ended December 31, 1997. This increase was attributable to the increased volume of contract services. As a percentage of revenue from contract services, contractor costs decreased to 78% for the year ended December 31, 1997 from 88% for the year ended December 31, 1996 primarily as a result of an increase in average hourly billing rates for the Company's contract services.

    GROSS PROFIT. Gross profit for the year ended December 31, 1997 increased by $1.3 million, or 256%, to $1.8 million, as compared to $505,000 for the year ended December 31, 1996. This increase was atttributable to the aforementioned increase in revenue. As a percentage of revenue, gross profit decreased to 38% for the year ended December 31, 1997 as compared to 66% for the year ended December 31, 1996. This decrease was due to the increase in the percentage of revenue which was derived from contract services.

    OPERATING EXPENSES. Operating expenses for the year ended December 31, 1997 increased $1.2 million, or 234%, to $1.6 million, as compared to $470,000 for the year ended December 31, 1997. This increase was primarily attributable to the acquisition of Systems, which incurred operating expenses of $515,000 during the year ended December 31, 1997, and an increase of $442,000 in selling expenses at the IT Staffing division due to increased volume of sales. Administrative expenses at the IT Staffing Division also increased as the Company expanded infrastructure to support operations from multiple locations. As a percentage of revenue, operating costs decreased to 34% for the year ended December 31, 1997 from 61% for the year ended December 31,1996 as a result of increased revenue since many administrative costs are relatively fixed and do not vary with revenue.

    ACCOUNTS RECEIVABLE. The Company had accounts receivable of $761,570 for the year ended December 31, 1997, as compared to $211,978 for the year ended December 31, 1996. Accounts receivable represented 16.2% of revenues for the year ended December 31, 1997, as compared to 27.7% for the year ended December 31, 1996. The decrease as a percentage of revenues stems from the fact that a large portion of 1996 revenues were in the last part of the year and were not yet paid at December 31, 1996.

    NET INCOME. Net income for the year ended December 31, 1997 increased by $108,000, or 360%, to $138,000 for the year ended December 31, 1997 as compared to $30,000 for the year ended December 31, 1996 as a result of, among other things, the reasons enumerated above.

    LIQUIDITY AND CAPITAL RESOURCES.

    The Company's primary sources of cash are cash flow from operations and a credit line with the Toronto-Dominion Bank ("TDB").

    At September 30, 1998, the Company had cash of $150,000 and working capital of $609,000. During the nine months ended September 30, 1998, the Company had a cash flow deficiency from operations of $28,000, due primarily to an increase in accounts receivable of $1,178,000, which was partially offset by net income of $326,000 and an increase in accounts payable of $727,000. The increase in accounts receivable is primarily due to the increase in revenue in the months prior to September 30, 1998 as compared to the months prior to December 31, 1997. At December 31, 1997, the Company had cash and cash equivalents of $10,000, and a working capital deficiency of $10,000. For the year ended December 31, 1997, the Company had a cash flow deficiency from operations of $70,000, due primarily to an increase in accounts receivable of $577,000, which was partially offset by increase in accounts payable of $317,000 and net income of $138,000.

    For the nine months ended September 30, 1998, the Company had cash flow from financing activities of $896,000, attributable primarily to proceeds from the issuances of Common Shares. For the year ended December 31, 1997, the Company had cash flow from financing activities of $250,000 attributable primarily to the increase in Notes payable and bank indebtedness. During the nine months ended September 30, 1998, the Company received $620,944 for the issuance of 281,464 Common Shares.


    The Company's arrangement with TDB, which was revised in October 1998, allows for an operating line, payable on demand, of up to $650,000. Outstanding balances bear interest at 1.75% over TDB's prime rate. The line is secured by substantially all of the Company's assets, an assignment of life insurance on the life of Declan French to the extent of $200,000, and is personally guaranteed by Declan French and his wife to the extent of $130,000. The loan is subject to certain financial covenants including a minimum net worth of $562,065. At September 30, 1998, there was $156,746 outstanding on this line.


    As of September 30, 1998, the Company had a total of $488,730 due to BDC pursuant to four separate loans. The loans bear interest at the BDC's prime rate plus 4% to 5% and are being repaid in monthly installments which currently aggregate $8,800. In addition to interest, the Company granted BDC an option to acquire 22,125 Common Shares for an aggregate exercise price of $1.00 and to pay BDC a royalty equal to .063% of gross sales until August 2003. The Company is restricted from paying dividends until these loans have been repaid to BDC. On December 1, 1998 the Company obtained an additional loan of $196,800 from BDC. The loan bears interest at 11% and is to be repayable in 60 equal payments commencing on April 23, 1999. In addition, the Company shall pay BDC additional interest in the form of a royalty on sales equal to .0184% of the Company's gross sales consolidated beginning in the month following the initial disbursement of the loan or on January 23, 1999, whichever comes later.

    During the nine months ended September 30, 1998, the Company had a cash flow deficit from investing activities of $721,000, primarily attributable to the aforementioned acquisition of ICS. During the year ended December 31, 1997, the Company had a cash flow deficit from investing activities of $184,000, primarily attributable to the aforementioned acquisition of Systems.

    During the fourth quarter of 1997, the Company experienced a financial loss of $7,000. This loss was a function of two issues relating to operations. In October 1997, the Company had begun operations in a New York office and incurred approximately $67,000 of expenses relating to the start-up. While this type of expense is a re-occurring item with each office opening, the costs will vary depending upon the size and location of each new office. The second issue relates to significant management time, commitment and effort invested in the development of HR Workbench and AppTracker software programs. These are key strategic initiatives for the internet oriented nature of the Company's operations.

    The Company has entered into employment and consulting agreements with certain of its key employees. These agreements provide for significant salaries and/or bonuses based on the Company and/or certain of its divisions' financial performance. These agreements could affect the Company's liquidity. See "Management--Employment Agreements" and "--Consulting Agreements."

    The Company believes that cash flow from operations, together with the proceeds of the offering, will be sufficient to satisfy the Company's working capital needs for at least the next 18 months.

    YEAR 2000 PREPARATION

    Many computer systems and software products worldwide and throughout all industries will not function properly, unless upgraded, as the year 2000 approaches, due to a once common programming standard that represents years using two-digits. This is the "Year 2000 problem" that has received considerable media coverage. The Company believes that it is Year 2000 compliant with respect to its internal systems, including its HR Workbench software. AppTracker is also designed to be Year 2000 compliant.

    SEASONALITY

    The Company also experiences a minor decrease in contract billings in the second half of December as workers take their holidays; there also tends to be a sluggish start to new billings in January due to lack of hiring momentum from managers newly returned from holidays. Beyond these two instances, the Company does not experience much seasonal fluctuation in its level of business.

                                    BUSINESS

    The Company is a provider of IT staffing services, primarily in Toronto, Ontario, Canada, supplying qualified IT professionals to its customers as independent contractors for short and long term assignments and for permanent placement within such enterprises. The Company's customers include financial service companies, software and other technology companies, Canadian governmental entities and large multinational companies, including Merrill Lynch Canada Company, Inc., Bank of Montreal, Bell Sygma Inc., Revlon Canada Inc., IBM Corporation and American Express Company. The Company has recently expanded its operations into the United States and intends to develop a network of offices to provide IT staffing services throughout North America.

    The Company has focused on the recruiting of quality IT professionals. The Company utilizes established testing methods to ensure that its IT professionals are properly qualified. The Company also reviews a candidates' technical backgrounds and conducts preliminary interviews prior to referring candidates to its customers. By attracting the most qualified IT professionals, the Company believes that it will be able to attract high quality customers who require the services of such professionals.

    Since inception, the Company has pursued a strategy of developing and utilizing technology that it believes will provide it a competitive advantage. As a result, the Company believes that one of its primary competitive strengths is its utilization of technology. The Company maintains a database of over 35,000 IT professionals and advertises on the Internet to attract both candidates and customers. The Company uses HR Workbench, software developed by the Company in conjunction with Great Lakes Research and Development ("Great Lakes"), an unaffiliated entity, to locate the IT professionals in the Company's database with the technical skills and job interests that best satisfy the requirements of the position that the Company is attempting to staff. The database allows all of the Company's recruiters immediate access to active candidates. Candidates can register themselves directly into the database through the Internet or be entered into the system by the Company's recruiters.

    The Company and Great Lakes have developed, and are in the process of testing, an additional software product called AppTracker, which the Company, through a joint venture with Great Lakes, intends to market to human resource departments during the year ending December 31, 1999. The software is designed to aid human resources departments in performing numerous recruitment tasks, such as scheduling interviews and evaluating candidates. Statistics about the recruitment process, including the costs and expenses, are tabulated in various databases. The Company believes that it will have an advantage in marketing its staffing services to companies using AppTracker because of the Company's familiarity with the software and the ease of electronic data interchange ("EDI") with the Company.

    The Company was incorporated under the laws of the Province of Ontario, Canada in 1994.

INDUSTRY BACKGROUND

    The staffing industry has experienced significant growth in recent years in response to the increased popularity of outsourcing of many staffing requirements. This growth has been driven by employers who have sought to convert personnel costs from fixed to variable in nature by reducing their permanent staff and supplementing their workforce with contract employees for specific projects, peak work loads and other needs. The use of flexible staffing services has allowed employers to improve productivity, outsource specialized skills and avoid the negative effects of layoffs. This trend has accelerated with the pace of technological change and greater global competitive pressures. Regulations governing employee benefits, insurance and retirement plans, as well as the high cost of hiring, laying off and terminating permanent employees, have prompted many employers to take advantage of the flexibility offered through contract staffing arrangements. According to the STAFFING INDUSTRY REPORT, a leading industry publication, revenue for the year ended December 31, 1997 for IT staffing services in the United States is estimated to have been $14.8 billion, a 27% increase over such revenues for the year ended December 31, 1996. According to an 1998 IDC Canada survey, an independent Canadian industry publication, the Canadian Information

Technology services industry grew by more than 11% in 1997, reaching CDN$11.5 billion in revenues, an increase of 11.5% over such revenues for the year ended December 31, 1996, and is expected to grow at a compounded annual rate of 12.1% through 2001.

    The high technology industry as a whole continues to experience substantial growth as constant innovations, such as open and distributed computing, client/server technology, the Internet, relational databases and object-oriented programming, shortens product lifecycles and accelerates the demand for computer-related products. These trends, combined with the intense competition faced by high technology companies, have put considerable pressure on such companies to shorten the time-to-market of their products. The development of these next generation products often requires highly specialized technical talent which may not be available internally. This need for IT professionals is particularly critical during the period prior to the release of new software or hardware products. As a result, these high technology companies are frequently utilizing supplemental sources of IT professionals with expertise in current technologies.

    As new technologies are developed and introduced, businesses are attempting to integrate and implement these technologies into their already complex IT systems. As these systems are being deployed on an enterprise-wide basis and on multiple hardware and software platforms, the process of systems design and implementation has become more complex. As a result, businesses are forced to find qualified IT professionals to design, develop, deploy and maintain their systems. Frequently, however, qualified IT professionals do not exist internally or it may be impractical to redeploy and retrain internal personnel. Consequently, these businesses are increasingly seeking to augment their staffs with IT professionals skilled in the management and operation of such systems.

    The Company believes that the growth of the Internet is likely to contribute to the demand for IT professionals. North American companies are increasingly establishing or maintaining a presence on the Internet. Although many companies outsource to web site maintenance companies, others retain direct control of their web sites and may utilize contract workers to establish and maintain such sites.

    Despite increased demand for IT professionals, there is a shortage of IT professionals proficient in the most current computer languages and applications. According to the Information Technology Association of America, recent studies indicate that the United States has a shortage of approximately 346,000 IT professionals. According to a study performed by the KPMG/CATA Alliance, Canada has a shortage of between 20,000 and 30,000 IT professionals. The studies also suggests that the shortfall is growing. Due to the high demand for their services, many IT professionals have a variety of opportunities in the job market and an increasing number are attracted to the benefits of working on a contract basis. Such benefits include more flexible work schedules and the opportunity to work with emerging and challenging technologies in a variety of industries.

    The Company believes that to address their increasing demand for contract and permanent IT professionals, both research and development departments of technology companies and IT departments of large corporations are turning to IT staffing companies to augment their existing operations. Technology-dependent companies are increasingly utilizing outside consultants to: (i) meet critical production deadlines; (ii) focus on their core business and avoid devoting valuable time to the recruiting and hiring processes; (iii) access specialized technical skills; (iv) better match staffing levels to current needs; and (v) reduce the costs of recruiting, training and terminating employees.

BUSINESS STRATEGY

    The Company's business objectives are to increase its share of the IT staffing services market in Canada and the United States, as well as to establish a network of offices throughout such countries which, when linked by means of the Internet, will allow the Company to provide its customers with an array of IT staffing services. The primary components of the Company's strategy to achieve such objectives are as follows:

    LEVERAGE CLIENT BASE TO ATTRACT AND RETAIN HIGHLY QUALIFIED IT PROFESSIONALS

    A key element of the Company's success has been its ability to attract and retain highly qualified IT professionals. The Company believes that the primary reason that it can attract such professionals is due to its high quality customer base, which allows the Company the opportunity to identify and deliver high quality assignments involving leading-edge technologies. Additionally, the Company believes that it has developed a reputation among IT professionals for efficient and high quality placements by focusing on an IT professional's particular field of technical specialization and providing access for IT professionals to cash compensation levels comparable to, or higher than, that of similarly skilled, full-time employees.

    As the Company's high quality clients have allowed it to attract a large number of qualified IT professionals, the Company's database of IT professionals, in turn, has allowed the Company to increase its number of clients. The Company believes that this cyclical phenomenon in the recruiting business creates the opportunity for significant growth as the Company expands and implements the other facets of its business plan.

    FOCUS ON NICHE MARKETS

    The Company believes that its expertise in the IT industry provides it a competitive advantage over recruiting firms that do not utilize IT specialists in their recruiting. The Staffing Report On-Line, an on-line magazine for the employment and temporary service industry, views the IT staffing business as distinctly different from traditional staffing businesses. The Company's recruiters follow IT industry trends, are usually knowledgeable in the IT area and have access to the Company's databases of IT professionals, all of which enables them to provide their customers with candidates who will satisfy a particular client's requirements.

    Although the Company recruits professionals in all aspects of the IT business, the Company places added emphasis on certain areas, such as Enterprise Resource Planning ("ERP") software products produced by Oracle Corporation, SAP AG, Peoplesoft, Inc. and the BAAN Company. The Company is often discussed in Web sites for Oracle product users and believes it can develop a reputation as one of the premier sources of IT professionals with skills and experience relating to Oracle Corporation and other ERP products. The Company has also developed an excellent reputation for recruiting IT professionals who specialize in network management. The Company believes that developing niche specialties will enhance the reputation of the Company as a whole and create opportunities for the Company to establish relationships with new customers who then may utilize the Company to locate IT professionals with other skills.

    EXPAND INTO NEW REGIONAL MARKETS

    As opportunities arise, the Company intends to expand into certain markets by means of acquisition, but believes that most expansion will come from the establishment of new offices. The Company intends to establish such offices by hiring experienced recruiters familiar with the local markets and providing them access to the Company's existing group of IT professionals and customers by means of the Internet. By hiring local recruiters the Company believes that it will be able to attract local clients and IT professionals who may not have been previously familiar with the Company. The Company believes that such recruiters will find the Company to be an attractive place to work because of the Company's existing relationships with multinational and other large corporate clients, the Company's good reputation among IT professionals, the Company's quality information technology system and the Company's incentive based compensation package which will generally combine base salary, bonuses, commissions and incentive stock options.

    Where the Company deems it more cost effective, or a particular acquisition candidate will provide the Company with a competitive advantage, the Company may enter a new regional market by acquiring an existing IT staffing company. The Company intends to focus on small acquisition targets who will be able to benefit from the Company's strong IT and operating systems.

    CONTINUE TO UTILIZE THE INTERNET AND INFORMATION TECHNOLOGY

    The Company believes that its use of technology provides it a competitive advantage over many of its competitors. The Company utilizes its HR Workbench software to operate its database and allow recruiters to use a query based system that matches the skill set and employment preferences of the IT professionals with the needs of the customer. This system also tracks other information, such as average salaries of a particular position, which enables the Company to provide valuable advice to its clients in selecting the proper IT professional. The Company's IT professional database and recruiting software is available to its employees in other cities through its fully secure intranet system. For example, a recruiter in a new office in Austin, Texas could have complete access to the Company's information technology in Toronto, Ontario. The Company believes that this will enable it to open new offices that are quickly ready to provide services to customers without incurring significant IT start-up costs. In smaller markets, the Company intends to utilize its IT system to create lightly staffed "virtual offices" that rely on the Toronto, Ontario office for all administrative and many operating functions.

    The Company utilizes the Internet to promote its services and to provide IT professionals with a complete listing of available employment opportunities. IT professionals can e-mail their resumes to the Company's recruiters and, by completing an on-line form, enter themselves into the Company's database. Currently, the Company is upgrading its Web site so that it will more effectively promote the Company's services to potential customers.

    The Company, in conjunction with Great Lakes, is developing software that will enable human resources departments to perform numerous recruitment tasks, such as scheduling interviews and evaluating candidates. Statistics related to the recruitment process, including the costs and expenses, are tabulated in various databases. The Company believes that it will have an advantage in marketing its recruitment services to companies that are using AppTracker because of the Company's familiarity with the software and the ease of EDI with the Company.

    DEVELOP AND PROMOTE A MANAGED SERVICES PRACTICE

    The Company intends to form a team of consultants who will aid the Company's customers in determining their IT staffing needs. The Company believes that this will provide it with a competitive advantage when compared with traditional recruiting firms. Furthermore, the Company believes that Managed Services could provide it with an additional source of revenue, which could be particulary important if companies utilize AppTracker and Internet sources to reduce their reliance on recruiting firms.

    CAPITALIZE ON YEAR 2000 AND OTHER OPPORTUNITIES

    Due to a once-common programming standard that represents years using two-digits, many computer systems and software products, unless upgraded, will not function properly as the year 2000 approaches. The problem will result in the inability of computer systems to properly recognize date-sensitive data and will result in the production of erroneous information or system failure.

    The Company believes that many companies will turn to contract workers to review their computer systems and make necessary changes to avoid Year 2000 problems. For example, the Company assembled a group of specialists to remedy the potential Year 2000 problems at the Canadian offices of a large financial services firm. Contract workers are ideal for this task because it is likely to be a time consuming and complicated, yet temporary, project. Although the increase in revenues from Year 2000 related projects will be temporary, the Company intends to use the Year 2000 as an opportunity to develop additional customer relationships and to expand the scope of its contract work on a project-by-project basis. The Company intends to assemble teams of Year 2000 specialists and aggressively market their services to the Company's customers.

    The Company believes that there will be opportunities for projects like Year 2000 projects as the Dow Jones Industrial Average, which is often recorded in data fields designed to read four digits, approaches 10,000, and when the European Union adopts a single currency. Computer systems will require modifications to be able to properly record these data changes, and companies may rely on contract workers and consulting teams to implement these changes. The Company intends to capitalize on the need for a quick response to such provisions by assembling teams of specialists to address such problems which the Company intends to use as an opportunity to establish additional customer relationships.

    As the state of the economy fluctuates, so too do expenditures on new IT systems. This is particularly true of the financial services industry, where there is a higher amount of discretionary spending for IT systems. The Company has guarded against being adversely affected by a curb in spending from the financial services sector by diversifying its client base to include manufacturing, distributing and telecommunications firms, and software companies.

    Currently there is a high demand for IT people to tackle the Year 2000 and European Currency conversion projects. There has been some speculation that demand for IT workers will decline dramatically after these projects have been completed. More accurately, however, the level of demand will not change significantly. New projects that are currently on hold in order to focus finite resources on the pressing Year 2000 issue, will come alive and will keep requirements for IT workers at a consistently high level.

    The Company has been focusing its infrastructure development and marketing initiatives on niche market areas, such as ERP and network management. The Company believes that by doing so it has positioned itself in the lowest possible risk sector for market fluctuations.

    The niche IT specialists mentioned above will be in strong demand for new system initiatives currently on hold while resources are focused on the more critical Year 2000 issue.

CONTRACT SERVICES

    The Company's contract services revenue is derived from time and materials contracts in which the Company supplies a contract worker to perform under the supervision of the client. The Company's contract services generally consist of providing contract workers to customers for short and long term assignments. These assignments generally last from three to twelve months, but can sometimes last much longer. The assignments may be for specified projects or general IT consulting work. Although the Company currently bills the clients only on a time and materials basis at an agreed upon hourly rate, in the future it may assemble teams that will perform projects for an agreed upon fixed price for the project. The Company pays the contract worker an agreed upon rate, pursuant to the Company's standard consulting services agreement. The contract worker generally receives between 75% and 80% of the amount paid by the customer to the Company, however such payment is usually not based on any formula and may vary for different engagements. This agreement, which is terminable by the Company at any time, obligates the contract worker to provide notice prior to leaving the position, contains a confidentiality clause, and prohibits the worker from going to work directly for the customer for a period of six months from the date that the worker no longer works for such customer without the consent of the Company. At September 30, 1998, approximately 160 contract workers placed by the Company were performing services for the Company's customers.

    The Company intends to increase the amount of project services work it is doing by assembling teams specializing in particular projects, such as Year 2000 problem resolution. See "Business--Business Strategy--Focus on Niche Markets." In the future, the Company may hire project leaders as salaried employees to lead teams of consultants on certain projects. The Company believes that this will enable the Company to earn higher margins on its project work. Furthermore, such teams would enable the Company to market itself as a full-service provider of IT staffing services with a wide array of services that can be tailored to meet a customer's particular needs.

PERMANENT STAFFING PLACEMENT SERVICES

    The Company's permanent placement services generally consist of the placement of an IT professional in a position for the Company's customers. The Company identifies and provides candidates to its customers who its recruiters believe, based on the Company's data, have the technical skills and job interest to best satisfy the requirements of the position. The Company recognizes revenue when the IT professional commences employment. However, the Company is required to find a replacement free of charge if the employee does not remain in the position for at least 90 days. This placement fee is usually structured as a percentage of the IT professional's first-year annual compensation. This percentage ranges from 20% to 30%, although the Company expects to reduce the fee to 15% for customers utilizing the Company's Internet technology because those placements will require less time and input from the Company's recruiters. Salaries for the IT professionals that the Company places generally range from $45,000 to $125,000.

    The Company performs permanent placement services pursuant to three invoicing policies. Contingency services are engagements in which the Company is only paid if it is successful in placing a candidate in a position. Contingency exclusive services are similar to contingency engagements, however, the Company is the only firm engaged to fill the position. Retained search services are similar to contingency exclusive services, except that the Company receives a non-refundable portion of the fee prior to performing any services, with the remainder paid if the position is filled.

SALES AND MARKETING

    The Company's primary target markets are software, telecommunications and other technology companies, financial service companies and multinational and other large corporations. The Company maintains a database of human resource administrators and IT department heads at these firms and utilizes its sales forces to build relationships with these individuals by stressing the quality of IT professionals that the Company recruits. As the Company expands into new regional markets it intends to hire local sales people who are familiar with local customers. Because many of the Company's customers maintain offices in more than one city, the Company believes that it will have an advantage in establishing relationships with these additional offices as the Company expands into new regional markets.

    The Company markets its services via the Internet. The Company is in the process of upgrading its web site, which previously has been used primarily as a tool to advertise job opportunities to IT professionals and to promote its services to its customers. The Company also utilizes traditional advertising outlets and trade shows to promote its services to potential customers.

CUSTOMERS

    The Company provides staffing services to customers in a wide array of industries. Software development, telecommunications, and other technology companies utilize the Company's services to locate programmers in the development of new products. The Company also provides services to financial services companies, such as Bank of Montreal and Merrill Lynch Canada Inc., which are extremely reliant on their IT systems. Large consulting firms, such as Deloitte & Touche Tohmatsu, are also beginning to utilize the Company to meet their need for IT professionals.

    The Company's customers include the Canadian units of Fortune 1000 companies, such as American Express Company, Revlon Canada Inc. and IBM Corporation. The Company believes that it will be able to provide services to other multinational and large companies and expand services provided to these existing customers by expanding into new regional markets. These multinational and other large companies have indicated to the Company that they desire to use fewer suppliers to meet their needs and the Company believes that it will be able to utilize relationships in one market to establish relationships with such companies in other markets. Additionally, the Company believes that its high profile customer base provides it credibility when pursuing other customers. The following is a list of certain of the larger companies who utilize the Company's services.

FINANCIAL SERVICES                                        SOFTWARE, TECHNOLOGY AND TELECOMMUNICATIONS
--------------------------------------------------------  --------------------------------------------------------
Bank of Montreal                                          Bell Sygma Inc.
Merrill Lynch Canada Inc.                                 Bell Canada
CIBC Wood Gundy Securities Inc.                           SHL Systemhouse Co.
First American Title Insurance Company                    Star Data Systems, Inc.
Harris Trust and Savings Bank                             IBM Corporation


GOVERNMENT AND EDUCATIONAL                                OTHER
--------------------------------------------------------  --------------------------------------------------------
Revenue Canada                                            American Express Company
Environment Canada                                        Imperial Oil Limited
University of Toronto                                     Deloitte & Touche Tohmatsu
                                                          National Grocers Co. Ltd.
                                                          SolCorp
                                                          Revlon Canada Inc.

    As is common in the staffing industry, the Company does not have long-term written contracts with most of its customers. The Company, however, generally enters into a standard form agreement with its customers that indicates which parties are responsible for taxes and other expenses, and provides that all intellectual property and other proprietary information will remain confidential and the property of the customer. Some customers, such as the Canadian government, Dow Jones and CIBC Wood Gundy Securities Inc., require the Company to use another form of agreement which is similar in all material respects to the Company's standard form. With certain clients, most significantly, Bank of Montreal, the Company enters into an agreement allocating other responsibilities, such as the supervision of the IT professionals it recruits. Other customers, such as Bell Sygma Inc., enter into annual contracts with the Company pursuant to which the Company will supply contract workers during the year as required by the customer at fees to be negotiated.

STRATEGIC ALLIANCES

    The Company has entered into a strategic alliance with Great Lakes which has resulted in the development of HR Workbench and AppTracker. See "Business--Information Technology and the Internet." The Company has also established relationships with other job search resources on the Internet to promote the Company's services. For example, the job listing page of the Toronto Star newspaper's Web site displays the Company's name and has a hyperlink to the Company's Web site.

    The Company intends to utilize strategic alliances to promote its staffing services. The Company may enter into arrangements with consulting firms to staff major IT projects. Alternatively, the Company may enter into arrangements with software companies whereby the Company's contract workers will be trained to perform customer support services. Lastly, the Company may enter into agreements with other staffing companies in geographic regions in which the Company does not intend to expand. Such arrangements will allow the Company to provide its existing large corporate clients with services in areas where the Company is not familiar with the local market. Currently, the Company is not a party to any agreements to enter into arrangements such as these, and there can be no assurance that the Company will find entities with which to enter into strategic alliances on terms acceptable to the Company, or at all.

RECRUITING

    The Company believes that its technology and experienced recruiting staff of 52 individuals enables it to recruit qualified IT professionals whose skills match the needs of its customers. Many of the Company's recruiters have strong IT backgrounds and are required by the Company to take a two week training course when hired by the Company. The Company maintains a database of over 35,000 IT professionals. The Company's recruiters maintain ongoing relationships with certain IT professionals and are aware of their particular skills and employment status. Using the Company's database and its recruiters' knowledge of available IT professionals, the Company is often able to quickly locate a number of suitable candidates for a position, which is particularly important for positions in which the Company does not have an exclusive engagement. The database also contains reference and employment history information which accelerates the screening process.

    The Company tests the computer skills of all of its IT professionals utilizing TeckChek software. This software provides recruiters with a consistent rating system and a reliable method of evaluating candidates, which aids recruiters in matching candidates with positions requiring their skill set. This software also allows the Company to provide evidence to its customers that potential employees have sufficient technical skills. Additionally, the Company screens candidates by telephone and in-person interviews and by reference checks.

    If the Company is unable to locate suitable candidates for a position by means of its databases, the Company may utilize advertisements in newspapers and trade magazines. The Company often prepares and places advertisements on behalf of its clients. The Company has been approved by the Canadian Newspaper Association as an advertising agency, which allows the Company to earn a commission on any advertisements it places. Additionally, the Company posts job openings on its Web site and invites IT professionals to submit their resumes to the Company by e-mail.

    The Company intends to recruit IT professionals from other countries, such as Singapore and India, where there are a number of IT professionals and the job opportunities are inferior to those in North America. United States and Canadian immigration laws contain preferences for immigrants who can fill skilled labor positions for which there is a shortage of native applicants.

    The Company believes that turbulent economic and political situations in other parts of the world, as well as the general lack of opportunities for top IT professionals in countries such as Russia and India, make Canada and the United States an appealing choice for immigration. According to a recent KPMG/ CATA Alliance High Tech Labor Survey, there is a shortage of IT workers in Canada. Bringing in foreign workers helps to alleviate this shortage. The Canadian government, in recognition of this fact, has relaxed entrance requirements for IT professionals, allowing such workers to enter the country more quickly than ever before.

    The Company is dedicated to maximizing the value of overseas recruitment through a variety of methods. The first is through the extensive use of the Internet and its Internet-based products, WorkBench and AppTracker. By using a combination of its Web site and e-mail, it is able to communicate with IT professionals around the globe, making them aware of the opportunities it has available, and discussing immigration options.

    Internally, the Company has started to build a knowledge base around the particular issues of bringing IT workers to Canada. The Company has also been building a library of information about the legal technicalities surrounding work visas and immigration for Canadian workers migrating to the United States. To complement this knowledge that the Company is building internally, it has also developed strategic relationships with legal counsel specializing in immigration and visa issues.

    Another strategy the Company is employing in the area of foreign recruitment is the establishment of lightly staffed virtual offices in different parts of the world. Recruiters with country-specific contacts and knowledge are given access to the Company's database and job postings. They then carry this information into the field where they screen and select foreign candidates who they feel would be appropriate for the opportunities that the Company has available. The Company then takes these pre-screened candidates and continues with the evaluation process.

INFORMATION TECHNOLOGY AND THE INTERNET

    The Company has established an extensive IT system which it believes provides it with a competitive advantage over less technologically advanced competitors. The primary components of the Company's IT system and its use of technology are described below.

    THE HR WORKBENCH SOFTWARE AND PROPRIETARY DATABASES

    The HR Workbench software is an Internet-based software application that is used by the Company in the administration and tracking of internal processes relating to the recruitment and placement of IT professionals. This software was developed by the Company in conjunction with Great Lakes, and they will share in all intellectual property rights to the software equally. The HR Workbench software is a query based software program that allows the Company's recruiters to locate the IT professional in the Company's database with the technical skills and job interests that best satisfy the requirements of the position that the Company is attempting to staff. This system also tracks other information, such as average salaries of a particular position, which enables the Company to provide valuable advice to its clients in selecting the proper IT professional. The software also incorporates the Company's database of over 35,000 IT professionals. The Company continually updates its database and occasionally accesses other databases of IT professionals that are available for sale or over the Internet. HR Workbench allows information entered into the database by a Company employee, or directly by an IT professional by means of the Internet, to be shared by all of the Company's recruiters and salespeople.

    UTILIZATION OF THE INTERNET

    The Company utilizes the Internet to promote its services and to enable customers and IT professionals to utilize its services. The descriptions of the employment opportunities are segregated among permanent and contract positions, describe the necessary skills required by IT professional candidates, and provides a phone number and e-mail address for the Company's recruiter who works with the relevant client. Alternatively, IT professionals can e-mail their resumes to the Company or can enter themselves into the Company's database by means of the Internet. The Company also utilizes the Internet to connect its offices to its Toronto, Ontario office. This results in substantial savings in software and hardware costs in the maintenance of the Company's IT system and allows for the creation of lightly staffed regional virtual offices.

    THE APPTRACKER SOFTWARE

    The Company and Great Lakes have developed a software package called AppTracker. The software is designed to aid a human resources department in performing numerous recruitment tasks, such as scheduling interviews and evaluating candidates. The software has a feature that allows a human resources department to have a description of any job openings sent automatically to selected e-mail addresses, such as those of recruiting firms or previous applicants. Statistics about the recruitment process, including the costs and expenses, are tabulated in various databases. Additionally, the software allows the human resource department to compile their own database of prospective employees and contract workers.

    Traditionally, recruiters acquire new candidates using as many sources as possible. Normally the number of sources would be limited to the recruiting office's ability to handle the logistics of communicating job specifications to those sources and handling the incoming responses. Therefore, their ability to hire quality IT candidates is directly related to the size of the group of candidates they can attract and the speed with which they can assimilate, contact, interview, evaluate, file for future use and/or hire those candidates.

    AppTracker, the process through which recruiters post or communicate job specifications to applicant sources, is fully automated. Once the hiring manager and the recruiter have constructed the job specification using AppTracker, they use the AppTracker Broadcast facility to communicate this job specification to all designated sources. With a click of the mouse the recruiter defines and chooses the broadcast strategy.

The information can be communicated/posted simultaneously and automatically to appropriate employment agencies, web news groups, web job posting sites, archived candidates, internal candidates (as per policy) and personal referral sources.

    AppTracker consolidates and automates the communication process for all sources. Each unique information source is provided with a web interface. All out-going and in-coming communications/ applications are managed using this web interface. No specialized client software is required. All transactions are initiated through a web browser. Recruiters, hiring managers and applicants now use a common medium for communication. This type of common-interface messaging reduces significantly the reliance on hard-copy mail, phone communication and fax transmission. Additionally, a Website address is provided for all candidates that are informed of the job requirements by means of trade journals or newspapers. This further centralizes the incoming applicant response.

    The joint venture between the Company and Great Lakes is primarily designed to market AppTracker to human resources departments commencing during the year ending December 31, 1999, but also governs ownership of HR Workbench and any future software developed by the Company. The AppTracker development program was launched as a result of the positive response observed during its first test-marketing session. A working prototype was demonstrated at the annual Human Resources Professional Association Conference in Toronto, Ontario in February 1998. The Company performed more than 40 one-on-one demo sessions with companies, currently, the product is being test marketed by the human resources departments of two of the Company's customers. The first customer for the AppTracker is the Toronto Stock Exchange, which is viewed as a Canadian leader in the development and deployment of application software. The Company believes that it will be able to provide assistance in the marketing of the software as a result of its existing relationships with management in the human resources and IT departments of its customers, although there can be no assurance thereof. The Company's joint venture allocates costs and responsibilities in marketing Apptracker. The Company has spent approximately $235,000 on research and development related to the HR Workbench and the Apptracker software. The joint venture agreement provides that all costs of development and marketing will be shared equally between the Company and Great Lakes as will all profits and losses. The initial contribution of the Company was the macro design, marketing and all recruitment needs of Great Lakes. Great Lakes' initial contribution was the establishment of a team of programmers to design and implement HR Workbench and AppTracker.

    Although there can be no assurance thereof, the Company believes that it will have an advantage in marketing its recruitment services to companies using AppTracker because of its familiarity with the software and the ease of EDI with the Company. There is a possibility, however, that utilization of the software will reduce reliance of certain customers on recruiting firms, including the Company. Notwithstanding the foregoing, the Company does not anticipate any material reduction in such reliance as a result of the utilization of this software due to the difficulty of hiring IT professionals. Furthermore, the Company intends to offer lower commission rates to customers using AppTracker software to make it less likely that they will reduce the level of utilization of the services of recruiting firms. The Company believes that the use of AppTracker and its familiarity with the software will enable it to aid customers in finding suitable, professionals in a more timely and cost efficient manner, allowing for the decrease in prices charged by the Company.

EXPANSION AND ACQUISITIONS

    The Company believes that it can leverage its database of IT professionals, reputation, and IT system to achieve revenue growth by establishing new offices in other regional markets. Such offices may be established by opening new offices and staffing them with local recruiters and sales people or by acquiring complimentary or competitive companies.

    The Company primarily intends to focus its expansion in large United States cities, such as Atlanta, Chicago, San Francisco and Austin. The Company is selecting locations that have other offices of its existing customers, such as Chicago, the headquarters of Harris Bank & Trust, or areas with numerous technology companies, such as Austin. In addition to attracting local IT professionals, the Company intends to attempt to recruit Canadian and other foreign IT professionals for these positions in the United States. Due to the strength of the U.S. dollar against the Canadian dollar and other currencies, the Company believes that foreign IT professionals will find the economic opportunities in the United States attractive. The Company is currently endeavoring to expand its operations in the northeastern United States. In July 1998, the Company hired John J. Silver as Senior Vice President and placed him in charge of the New York office. Mr. Silver has existing relationships with numerous potential customers in the New York market. The Company believes that recruiters in other markets will find the Company to be an attractive place to work because of its existing relationships with multinational and other large corporate clients, the Company's good reputation among IT professionals, quality information technology system and the Company's incentive based compensation package, which will generally combine base salary, bonuses, commissions and incentive stock options.

    The Company has also expanded in Ontario, Canada in order to obtain additional business from large Canadian customers. For example, the Company has opened an office in Ottawa in order to expand its relationship with Bell Canada. The Company believes that other large customers with offices or affiliated offices in Ottawa will consider using the Company's services in that city, providing the Company's sales force an advantage in building relationships when compared with other companies opening new offices.

    The Company may seek to establish offices in smaller markets that contain desirable customers. The Company believes that it can do so in a cost effective manner because of the strength of its IT system. A single recruiter/sales person can operate a "virtual office" by utilizing the Toronto, Ontario office's database and other operational systems by means of the Company's intranet. For example, the Company has opened a "virtual office" in Indian Wells, California to provide services to U.S. Filters and Armtech Incorporated.

    Based on the experience of the Company's principals who, prior to forming the Company, have been involved in the opening of several offices throughout Ontario and most recent experience with the opening of its New York office, the Company expects newly opened offices to become productive within 6 to 12 months of opening. The delay in productivity can be attributed to the following factors:

    - Recruiting, hiring, training and orientation of new staff with recruitment/sales methodologies and practices, as well as technology (databases, software, Internet, e-mail, etc.);

    - Recruiting and developing a base of qualified IT professionals (advertising, open houses, career fairs);

    - Attracting and building client relations; and

    - Getting on preferred supplier lists.

    Although there can be no assurance that such expectations will be satisfied, the Company's expectations in terms of productivity for new offices by the 12th month of operations are: 30 contractors and between $30,000 to $50,000 in permanent placement sales per month with annual revenues of approximately $450,000.

    The opening of new offices with the addition of qualified employees and entrance into new regional markets results in increased operating expenses including:

    - Salaries and payroll costs;

    - Infrastructure (office equipment, office space, office supplies, telephone, insurance) including an elaborate technological infrastructure;

    - Advertising (print and career fairs);

    - Marketing and public relations; and

    - Travel and business development costs.

    There are also the related head office expenses associated with opening new offices, including:

    - Time spent by management and technical personnel on training (recruitment sales; HR Workbench, databases, e-mail, Internet, job postings to user groups); and

    - Time spent by management and support personnel on implementing and maintaining reporting procedures (financial and administration).

    The Company may also expand by acquiring complementary or competitive companies, including existing IT staffing companies, which will provide an immediate increase to the Company's customer base and in some circumstances, provide a more cost effective method of expansion than opening a new office. The Company intends to target companies who have a strong customer base or group of IT professionals, but do not utilize an advanced internal IT system. The Company believes that providing an acquired company access to the Company's IT system will allow the acquired company to provide better service without substantially increasing costs, which may also lead to increased revenue. Although, due to consolidation in the industry, there is competition for the acquisition of companies in the IT staffing industry, the Company intends to avoid competing for acquisition candidates by focusing on smaller companies.

    The Company may also utilize acquisitions or hiring of new employees to achieve growth in its existing markets. The Company utilized the acquisitions of Systems and ICS in the metropolitan Toronto, Ontario area to acquire access to experienced recruiters with an existing customer base.

    With regard to customer services, the Company plans to implement a decentralized management plan. The Company believes that allowing existing management of an acquired company to remain an important part of its operations will be beneficial in retaining customers, recruiters and IT professionals. Similarly, local recruiters and sales people hired to staff new offices will have the flexibility to continue relationships with customers and IT professionals. The Company's intranet will provide all offices full access to the Company's databases and operating software, promoting uniformity in certain functions. The Company intends to hold monthly meetings of its Operations Committee, which will consist of the heads of each regional office and subsidiary, to exchange information on industry trends and promote "best practices" among the offices. With regard to financial controls, the Company plans to have a fully integrated system which will allow control of cash flows and accounting and payroll functions from the Toronto, Ontario office.

COMPETITION

    The IT staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. The Company competes for potential clients with other providers of IT staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of IT professionals and clients than the Company which may provide such competitors with a competitive advantage when compared to the Company. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than the Company. Because there are relatively low barriers to entry, the Company expects that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, prospects, financial condition and results of operations. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, prospects, financial condition and results of operations. The Company believes that the principal factors relevant to competition in the IT staffing services industry are the recruitment and retention of highly qualified IT professionals, rapid and accurate response to client requirements and, to a lesser extent, price. The Company believes that it competes favorably with respect to these factors.

    The Company believes that its competitive advantage is not only in their use of technology, but also in the accessibility of this technology to all of the Company's employees. The building and maintenance of the Company's database of over 35,000 has been a combined effort of employees in Toronto, New York and Ottawa. The Company also has Internet access and membership to over 25 local, national and international databases for IT professionals.

PROPERTY AND FACILITIES

    The Company maintains its headquarters in a 8,076 square foot office located at 55 University Avenue in Toronto, Ontario. The Company has leased such facility for a term of ten years terminating in November 2007. The Company pays annual rent of $30,307, which will increase to $36,080 commencing in December 2002. The Company leases additional offices at the following locations:

                                                                                LEASE
LOCATION                                                     SQUARE FEET     EXPIRATION     CURRENT RENT PER ANNUM
----------------------------------------------------------  -------------  ---------------  -----------------------
Etobicoke, Ontario........................................        1,610         4/13/03            $  22,300
New York, New York........................................        1,214        10/31/01            $  47,352
Tampa, Florida............................................          188         2/28/99            $   4,355
Scarborough, Ontario......................................        6,000         5/31/01            $  39,000
Ottawa, Ontario...........................................        1,291         9/30/03            $  14,739

EMPLOYEES AND CONSULTANTS

    EMPLOYEES

    The Company's corporate staff at December 31, 1998 consisted of 88 full-time employees, including 52 recruiters, 19 account managers/salespeople and 17 administrative employees. The Company is not a party to any collective bargaining agreements covering any of its employees, has never experienced any material labor disruption and is unaware of any current efforts or plans to organize its employees. The Company considers its relationships with its employees to be good.

    CONSULTANTS

    The Company enters into consulting agreements with the IT professionals at hourly rates negotiated with each IT professional based on such individuals technical and other skills. The agreements provide that the IT professional is responsible for taxes and all other expenses and that the IT professional is not an employee of the Company for tax or other legal purposes. At December 31, 1998, approximately 180 contract workers placed by the Company were performing services for the Company's customers.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the directors and executive officers of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Declan French........................................          54   Chairman of the Board of Directors, President and
                                                                    Chief Executive Officer
John R. Wilson.......................................          45   President--Systems
John A. Irwin........................................          46   President--ICS
John J. Silver.......................................          41   Senior Vice President
Lloyd Maclean........................................          46   Chief Financial Officer and Director
William J. Neill.....................................          37   Director Nominee
John Dunne...........................................          59   Director Nominee
Blair Taylor.........................................          46   Director Nominee
James Reddy..........................................          59   Director Nominee
Robert M. Rubin......................................          58   Director Nominee
Michael Carrazza.....................................          33   Director Nominee

    Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation. Officers are appointed by, and serve at the discretion of, the Board of Directors. The Company's directors do not presently receive any compensation for their services as directors, but it is contemplated that directors will be granted options pursuant to the Plan. In addition, for a period of three years following the date of this Prospectus, the Representative shall have the right, at its option, to designate one director or observor to the Board of Directors, which director shall be reasonably acceptable to the Board of Directors. The Director-Nominees will assume office as of the effective date of this Registration Statement.

    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

    DECLAN FRENCH has served as the Company's Chairman of the Board of Directors, President and Chief Executive Officer since the inception of the Company in February 1994. Prior to founding the Company, Mr. French was President and Chief Executive Officer of TEC Partners Ltd., a IT recruiting firm in Toronto, Ontario. Mr. French has a diploma in Psychology and Philosophy from the University of St. Thomas in Rome, Italy.

    JOHN R. WILSON has served as President of Systems since 1982 and was its sole shareholder prior to its sale to the Company in April 1998. Mr. Wilson is a member of the Company's Operations Committee.

    JOHN A. IRWIN has served as President of ICS since 1980 and was its sole shareholder prior to its sale to the Company in May 1998. Mr. Irwin has a degree in Computer Programming from Cambridge College of Arts and Technology. Mr. Irwin is a member of the Company's Operations Committee.

    JOHN J. SILVER has served as a Senior Vice President of the Company since July 1998. From April 1995 until July 1998, Mr. Silver served as Director of Professional Services Volt Technical Services, a New York based IT staffing firm, where he was in charge of managed services for major accounts. From November 1994 until March 1995, he was a regional manager for ADIA Personnel Services in Santa Monica, California. From July 1992 until November 1994, Mr. Silver was a regional Vice President for Spectrum Information Technolgies/Data One in Lancaster, California. Mr. Silver has a marketing degree from Suffolk College. Mr. Silver is a member of the Company's Operations Committee.

    LLOYD MACLEAN has served as the Company's Chief Financial Officer since September 1997 and as a Director since June 1998. Mr. Maclean is the sole officer and director of Globe Capital Corporation. From

1996 to 1997, Mr. Maclean was Vice President and Chief Financial Officer of ING Direct Bank of Canada. From 1994 until 1996, he was Vice President and Chief Financial Officer of North American Trust, Inc., where he also served as a Vice President from 1990 until 1994. Mr. Maclean has an MBA from Harvard University and is a member of the Canadian Institute of Chartered Accountants.

    WILLIAM J. NEILL has been nominated and has agreed to join the Board of Directors after the closing of this offering. Mr. Neill is currently a senior executive at Sun Media Corp. From October 1997 to October 1998 he served as Publisher and Chief Executive Officer of the Financial Post. From 1996 until 1997, Mr. Neill was Publisher of the Ottawa Sun. From 1993 until 1996, he was a Vice President of the Financial Post. Mr. Neill has an MBA from Queens University in Kingston, Ontario.

    BLAIR TAYLOR has been nominated and has agreed to join the Board of Directors after the closing of this offering. Since July 1997, Mr. Taylor has served as Director of Finance and Operations for Phoenix Research and Trading Corporation. From 1993 to 1997, he was a managing director of CIBC Wood Gundy Securities, Inc. Mr. Taylor has a degree in computer science from the University of Waterloo and is a member of the Canadian Institute of Chartered Accountants.

    JOHN DUNNE has been nominated and has agreed to join the Board of Directors after the closing of this offering. Mr. Dunne has been Chairman and Chief Executive Officer of the Great Atlantic & Pacific Company of Canada, Ltd ("Great Atlantic") since August 1997, where he also served as President and Chief Operating Officer from September 1996 until August 1997. From November 1995 until September 1996, Mr. Dunne was Chairman and Chief Executive Officer of Food Basics Ltd. Prior to that, he had served as Vice Chairman and Chief Merchandising Officer of Great Atlantic.

    JAMES REDDY has been nominated and has agreed to join the Board of Directors after the closing of this offering. Mr. Reddy has served as Chief Financial Officer of Gemstar Communications, Inc. since July 1998. From July 1997 to July 1998, Mr. Reddy was an independent management consultant. He is a member of the Canadian Institute of Chartered Accountants. From 1989 to 1997, he was employed by DFI Securities, Inc., most recently as Chief Financial Officer.

    ROBERT M. RUBIN has been nominated and has agreed to join the Board of Directors after the closing of this offering. Mr. Rubin has served as Chairman of the Board of Directors of Diplomat Direct Marketing Corporation since 1994. From October 1990 to the present, Mr. Rubin has served as the Chairman of the Board of Directors and Chief Executive Officer of American United Global Inc., a telecommunications and software company ("AUGI"). Mr. Rubin was formerly a Director and Vice Chairman of the Board of Directors, and is a minority stockholder of American Complex Care, Incorporated ("ACCI"). In April 1995, the principal operating subsidiaries of ACCI petitioned in the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Mr. Rubin is also a Director of Help At Home, Inc., Western Power and Equipment Corporation, IDF International Inc., Response USA, Inc. and Med-Emerg International, Inc., each of which are public companies. Mr. Rubin was Chairman of the Board of Directors, Chief Executive Officer and remains a Director and a principal stockholder of ERD Waste Corp., which filed for bankruptcy protection in 1997. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation ("Olsten")) until the latter part of 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services.

    MICHAEL CARRAZZA has been nominated and has agreed to join the Board of Directors after the closing of this offering. From September 1991 to November 1998 Mr. Carrazza was the Managing Director and sole shareholder of Southport Consulting Corp. Southport provided IT workers to clients, in the New York area, primarily in the financial sector. He is currently the Managing Director of Craven Street Capital Partners, a privately owned equity investment and management company which specializes in acquisitions. Since 1997, Mr. Carrazza has held a Senior Corporate Finance advisory position and has been the assistant to the Chief Financial Officer of Mitchell Madison Group, a global management consultant. From 1995 to 1997, he served as Vice-President of South Street Capital Group, a company specializing in turnarounds for middle market public and private companies. From 1989 to 1995, Mr. Carrazza was an associate and an advisor to Goldman, Sachs & Co. where he was involved in automating operations within the Investment Banking, Finance and Treasury Divisions. Mr. Carrazza is a Certified Management Consultant and a member of the Turnaround Management Association. Mr. Carrazza has a B.S. in Electrical Engineering from the Pennsylvania State University and an MBA from the Stern School of Business at New York University. Mr. Carrazza is the brother of James Carrazza, a principal of the Underwriter.

COMMITTEES OF THE BOARD

    In July 1998, the Board of Directors formalized the creation of a Compensation Committee, which will be comprised of Blair Taylor, William J. Neill and Declan French. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, the Plan and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee has not yet met and has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a Company-wide program covering all employees and that the goals of such program will be to attract, maintain and motivate the Company's employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, by granting stock options, or other awards to employees who reach certain objectives. It is expected that salaries will be set competitively relative to the IT staffing industry and that individual experience and performance will be considered in setting salaries.

    In July 1998, the Board of Directors also formalized the creation of an Audit Committee, which is comprised of two or more directors of the Company designated by a majority vote of the entire Board of Directors. A majority of the Audit Committee are Directors who are not officers of the Company and who are not and have not been employed by the Company or any affiliates thereof. The Audit Committee, after the consummation of the Offering will be comprised of Lloyd Maclean, James Reddy and John Dunne and is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of the Company's annual financial statements in collaboration with the Company's chartered accountants; (ii) annual review of the financial statements and annual report of the Company; and
(iii) all contracts between the Company and the officers, directors and other affiliates thereof. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, the Company's senior management, recognizing their own fiduciary duty to the Company and its shareholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

OPERATIONS COMMITTEE

    The Company has established an Operations Committee in order for the Company's officers to exchange information on industry trends and promote "best practices" among the officers. The head of each regional office and subsidiary will serve on the Operations Committee. Currently, the Operations Operations consists of Declan French, Lloyd Maclean, John A. Irwin, John R. Wilson and John
J. Silver.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by Canadian law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriters pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriters in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                        YEAR/                                  OTHER
                                                                        ENDED        ANNUAL                    COM-
NAME AND PRINCIPAL POSITION                                           DECEMBER    COMPENSATION     BONUS     PENSATION
-------------------------------------------------------------------  -----------  -------------  ---------  -----------

Declan French......................................................        1998    $    98,000      --       $   8,342
Chairman of the Board of Directors                                         1997        104,275      --           8,342
President and Chief Executive Officer                                      1996        108,350      --           8,668

John A. Irwin......................................................        1998        130,580      --          35,888
President-ICS                                                              1997        195,000      --           8,342
                                                                           1996        --           --          --
                                                                                       --

John R. Wilson.....................................................        1998         90,000      --          77,282
President-System                                                           1997         83,420      --          20,855
                                                                           1996         80,659      --          10,113

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Declan French whereby he will serve as the Company's Chairman of the Board of Directors, President and Chief Executive Officer for a period of five years commencing on the effective date of the Registration Statement of which this Prospectus forms a part. Mr. French shall be paid a base salary of $97,900 (CDN$150,000) and a bonus based on a percentage of the Company's net income.

    On May 19, 1998, in connection with the acquisition of ICS, the Company entered into an employment agreement for John A. Irwin whereby he will serve as President of ICS. The employment agreement is for a term of three years commencing on January 1, 1998, the effective date of the acquisition of ICS. Mr. Irwin receives a salary of $130,580 (CDN$200,000) plus a quarterly bonus of 2% of all permanent placement service revenue and 2% of the gross profit all contract services revenue.

    In February 1998, in connection with the acquisition of Systems, the Company entered into a three year employment agreement with John R. Wilson whereby he will serve as President of Systems at a salary of $90,000 (CDN$137,195) per year. The agreement was effective as of January 2, 1997. Mr. Wilson receives a commission of 10% of the permanent placement revenue of Systems. Additionally, he receives $0.65 for every hour of contract services provided by IT professionals placed by Systems, provided that the gross margin on such hour exceeds $6.50. Pursuant to the agreement, Mr. Wilson will have control of the day-to-day management of Systems.

    In August 1998, the Company entered into a one year employment with John J. Silver whereby he will serve as a Senior Vice President. Mr. Silver is to be paid an annual salary of $175,000 plus a bonus of 4% of the net income of the Company's New York office. The agreement also requires the Company to grant Mr. Silver 50,000 stock options exercisable at the initial public offering price. The agreement is terminable by either party upon three months notice.

CONSULTING AGREEMENTS

    In November 1998, in connection with the acquisition of certain assets of Southport, the Company entered into a consulting agreement with Michael Carrazza, the owner of Southport. Mr. Carrazza is the brother of a principal of the Representative. Southport was engaged in the business of providing IT workers to corporations in the New York, tri-state region. The consulting agreement is for a term of two years and provides for an annual salary of $125,000. Mr. Carrazza has committed to join the Company's Board of Directors upon the closing of this offering.

    In May 1998, the Company entered into a consulting agreement with Robert M. Rubin, a director-nominee of the Company, pursuant to which Mr. Rubin will aid the Company in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin has been granted an option to purchase 200,000 Common Shares at a purchase price of $2.10 per share and a consulting fee of $80,000 per year. The consulting agreement is for a term of five years. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the Common Shares issuable upon exercise of the options for a period of two years after exercise without the consent of the Company.

STOCK OPTION PLAN

    The Plan will be administered by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of Common Shares issuable upon the exercise of the options and the option exercise price.

    The Plan is effective for a period for ten years, expiring in 2008. Options to acquire an aggregate of 435,000 Common Shares may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to ten years, generally require a minimum two year vesting period and shall be at an exercise price all as determined by the Board of directors provided that pursuant to the terms of the Underwriting Agreement between the Company and the Underwriters, the exercise price of any options may not be less than the fair market value of the Common Shares on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her respective guardian or legal representative) during his or her lifetime or by his or her legal representatives following death.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan, subject to applicable securities regulation.

    The Plan may be terminated or amended at any time by the Board of Directors, except that the number of Common Shares reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the shareholders of the Company.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to this offering and the transactions contemplated thereby, with respect to the beneficial ownership of the Common Shares by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Shares, (ii) each executive officer and director of the Company and (iii) all executive officers and directors of the Company as a group:

                                                                 NUMBER OF SHARES OF       PERCENTAGE
                                                                    COMMON SHARES      BENEFICIALLY OWNED
NAME AND ADDRESS OF                                                 BENEFICIALLY             BEFORE             AFTER
BENEFICIAL OWNER(1)                                                     OWNED               OFFERING          OFFERING
---------------------------------------------------------------  -------------------  ---------------------  -----------
Declan French(2)...............................................        1,021,126                 60.9%             38.1%
John R. Wilson.................................................          130,914                  7.8%              4.9%
John A. Irwin..................................................          130,914                  7.8%              4.9%
Lloyd Maclean (3)..............................................          113,459                  6.8%              4.2%
Robert M. Rubin (4)............................................          200,000                 10.7%              6.9%
William J. Neill...............................................           19,637                  1.2%            *
John Dunne (5).................................................           13,091(5)             *                 *
Blair Taylor (6)...............................................           19,637(6)               1.2%            *
James Reddy....................................................           19,637                  1.2%            *
All executive officers and directors as a group (five
  persons).....................................................        1,648,913                 88.8%             58.0%

------------------------

*   Less than 1.0%

(1) Unless otherwise indicated, the address of the referenced individual is c/o IT Staffing Ltd., 55 University Avenue, Suite 505, Toronto, Ontario M5J 2H7.

(2) Includes 510,563 Common Shares owned by Christine French, the wife of Declan French.

(3) Such Common Shares are owned by Globe Capital Corporation, an Ontario corporation that is wholly owned by Lloyd Maclean.

(4) Consists of currently exercisable options to acquire 200,000 Common Shares at an exercise price of $2.10 per share for a period of seven years.

(5) Consists of 13,091 Common Shares owned by Mr. Dunne's spouse.

(6) Includes 9,818 Common Shares owned by Mr. Taylor's spouse.

                              CERTAIN TRANSACTIONS

    In April 1998, the Company acquired all the issued and outstanding capital stock of SCI and SPSI from John R. Wilson for aggregate consideration of $100,007 and 174,551 Common Shares. The acquisition was effective as of January 2, 1997. SPSI is inactive but holds certain assets utilized by Systems in its operations. Mr. Wilson was not affiliated with the Company prior to the acquisition.

    On May 19, 1998, the Company completed the acquisition of all the issued and outstanding capital stock of ICS for $303,955 in cash and 130,914 shares of Common Shares to John A. Irwin. In connection with the acquisition, ICS made a distribution to Mr. Irwin of certain ICS assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Mr. Irwin was not affiliated with the Company prior to the acquisition.

    The Company, through ICS, leases its Scarborough, Ontario office facility from 1242541 Ontario Ltd., a corporation owned by John A. Irwin, President of ICS, and certain other ICS employees. The three year lease, which expires in May 2001, requires annual rental payments of $60,000, which the Company believes is as least as favorable as could be obtained from a non-affiliated third party.

    In October 1997, in consideration for business consulting services, including identifying, structuring and effecting the acquisitions of Systems and ICS, the Company issued 113,459 Common Shares to Globe Capital Corporation, which is controlled by Lloyd Maclean, the Company's Chief Financial Officer and a Director.

    In May 1998, the Company entered into a consulting agreement with Robert M. Rubin, a director of the Company, pursuant to which Mr. Rubin will aid the Company in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin received an option to purchase 200,000 Common Shares at a purchase price of $2.10 per share and a consulting fee of $80,000 per year. The consulting agreement is for a term of five years. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the Common Shares issuable upon exercise of the options for a period of two years after exercise without the consent of the Company.

    In November 1998, the Company purchased certain assets of Southport from Michael Carrazza for $50,000 in cash and an amount of Common Shares with a value of $200,000 based on the offering price. Mr. Carrazza will join the Company's Board of Directors upon the closing of the offering. In connection with the acquisition, Mr. Carrazza entered into a consulting agreement with the Company for a period of two years. Mr. Carrazza shall be paid $250,000 in consideration for his consulting services. Certain payments under such consulting agreement are secured by a lien, secured in priority on the accounts receivable of the Company. Mr. Carrazza is the brother of James Carrazza, a principal of the Underwriter.

    While the Company was a private company, the Company lacked sufficient independent directors to ratify the foregoing transactions. However, management believes that the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that the Company enters into future affiliated transactions they will be approved by the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's counsel or independent legal counsel.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 2,677,875 Common Shares outstanding (2,827,875 Common Shares outstanding if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,000,000 Common Shares offered hereby (1,150,000 shares if the Underwriters' over-allotment option is exercised in full) and 1,265,499 of the 1,677,875 Common Shares outstanding immediately prior to this offering will be freely tradeable commencing 90 days after the effective date of the registration statement of which this Prospectus is a part, without further registration thereunder, subject to compliance with the volume requirements, the holding period and other requirements of Rule 144. All executive officers and directors of the Company, the holders of Common Shares outstanding immediately prior to the offering, and all the option holders under the Plan have agreed (i) not to publicly sell, or otherwise dispose of, any Common Shares or Common Shares issuable upon exercise of options or warrants for a period of 18 months from the date of this offering without the Representative's prior written consent, which consent will not be unreasonably withheld, and (ii) not to privately sell or otherwise dispose of any such shares during such period unless the proposed transferee agrees to be bound by such restrictions on transfer. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the above described restrictions on sale.

    All of the 1,677,875 Common Shares outstanding prior to this offering are "restricted securities" within the meaning of Rule 144 of the Securities Act and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one year period. As of October 31, 1998, 1,368,958 Common Shares had been held for at least one year. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company, as the term is defined under the Securities Act (an "Affiliate"), would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding Common Shares, or (ii) the average weekly trading volume in the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned Common Shares for at least two years may immediately sell such shares without regard to the volume, manner of sale or notice requirements of Rule 144.

    Rule 701 under the Securities Act provides that the Common Shares acquired on the exercise of options granted under a written compensatory plan of the Company or contract with the Company prior to the date of this Prospectus may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations. There are 435,000 Common Shares issuable upon the exercise of options which may be granted under the Plan prior to the date of this Prospectus (the "Option Shares") and 200,000 options. Except as otherwise provided above, beginning 90 days after the date of this Prospectus, the Option Shares, if any, would be eligible for sale in reliance on Rule 701, subject to certain vesting provisions.

    For a period of 18 months from the date of this Prospectus, the Company has agreed that it will not sell or otherwise dispose of any securities of the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, during such period, the Company shall be entitled to issue (i) Common Shares in connection with mergers and acquisitions, (ii) up to 435,000 Common Shares issuable upon exercise of options which may be granted under the Plan, (iii) up to 22,125 Common Shares issuable upon the exercise of currently outstanding warrants which will, except in certain circumstances, be issued for an aggregate exercise price of $1.00, (iv) 200,000 Common Shares issuable upon the exercise of currently exercisable options, the holder of which has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of such Common Shares for a period of two years after he exercises such options without the consent of the Company, which consent will not be unreasonably withheld, and (v) up to 100,000 Common Shares issuable upon the exercise of the Representative's Warrants.

    Prior to this offering, there has been no public market for the Company's securities. Following this offering, the Company cannot predict the effect, if any, that sales of Common Shares pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current shareholders of a substantial number of Common Shares in the public market could materially adversely affect prevailing market prices for the Common Shares. In addition, the availability for sale of a substantial number of Common Shares acquired through the exercise of the Representative's Warrants or the outstanding options under the Plan could materially adversely affect prevailing market prices for the Common Shares. See "Risk Factors--Shares Eligible for Future Sale."

                           DESCRIPTION OF SECURITIES

    The authorized capital of the Company consists of 15,000,000 Common Shares and 1,000,000 preferred shares, issuable in series, of which 1,677,875 Common Shares and no preferred shares were issued and outstanding as of the date of this Prospectus. The following is a summary of the material provisions attaching to each class of shares of the Company and is qualified in all respects by reference to the Articles of Incorporation, as amended, and Bylaws of the Company, copies of which have been filed as Exhibits to the Registration Statement of which this Prospectus is a part.

    Pursuant to the Business Corporations Act (Ontario) ("BCA"), a shareholder of an Ontario corporation has the right to have the corporation pay the shareholder the fair market value for its shares of the corporation in the event such shareholder dissents from certain actions have been taken by the corporation, such as amalgamation or the sale of all or substantially all of the assets of the corporation, and such shareholder follows the procedures set forth in the BCA.

COMMON SHARES

    The holders of Common Shares are entitled to receive, as and when declared by the Board of Directors of the Company, dividends in such amounts and in such form as the Board of Directors of the Company may determine from time to time. The holders of Common Shares are entitled to receive notice of and to attend all meetings of shareholders of the Company and have one vote for each Common Share held at all such meetings, except for meetings at which only the holders of another class or series of shares of the Company are entitled to vote separately as a class or series. The Common Shares rank junior to the preferred shares with respect to dividends and distributions of assets in the event of the liquidation, dissolution or winding-up of the Company.

PREFERRED SHARES

    The preferred shares may be issued from time to time in one or more series, each series having such number of shares and such designations, rights, privileges, restrictions and conditions as the Board of Directors of the Company may determine. Accordingly, the Company's Board of Directors may, without shareholder approval, issue preferred shares with dividend, liquidation, conversion or other rights that could materially adversely affect the rights of the holders of the Common Shares. In addition, specific rights granted to future holders of preferred shares could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred shares could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current shareholders. Except as required by law or where the rights, privileges, restrictions and conditions attaching to a series of preferred shares provide for voting rights for the holders of that series of preferred shares, the holders of preferred shares are not entitled as such to receive notice of, to attend at or to vote at, a meeting of the shareholders of the Company. The preferred shares rank prior to the Common Shares with respect to dividends and distributions of assets in the event of the liquidation, dissolution or winding-up of the Company. Although the Company has no present intention to issue any preferred shares, there can be no assurance that it will not do so in the future. In the event that the Company issues preferred shares in a transaction with an affiliate, the issuance will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's counsel or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Shares is Continental Stock Transfer & Trust Company.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES

    The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Common Shares by a shareholder that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax (a "U.S. Holder"). This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of the Common Shares. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a U.S. Holder should consult his tax advisor with regard to the application of the United States federal income tax laws to his situation.

    A U.S. Holder generally will realize, to the extent of the Company's current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the Common Shares equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the U.S. Holder (with the value of such dividends computed before any reduction for any Canadian withholding tax). U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code, a U.S. Holder may elect to claim Canadian tax withheld or paid with respect to dividends on the Common Shares as a foreign credit against the United States federal income tax liability of such holder. Dividends on the Common Shares generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income," for United States foreign tax credit purposes. U.S. Holders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the Common Shares will not be eligible for the dividends received deduction available in certain cases to United States corporations.

    Upon a sale or exchange of a Common Share, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Share.

    Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the Common Shares sold or exchanged, as the case may be, were held.

    THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

CANADA

    The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of Common Shares purchased pursuant to this Prospectus by a holder (a "U.S. holder") who, for the purposes of the INCOME TAX ACT (Canada) (the "ITA") and the CANADA-UNITED STATES INCOME TAX CONVENTION (the "Convention"), as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada, (ii) holds Common Shares as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada (as defined in the Convention), and (iv) deals at arm's length with the Company. Special rules, which are not discussed in this summary, may apply to "financial institutions" (as defined in the ITA) and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

    This summary is based on the current provisions of the ITA and the regulations thereunder and the Convention, all specific proposals to amend the ITA or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this Prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular purchaser of Common Shares.

    DIVIDENDS

    Under the ITA and the Convention, dividends paid or credited, or deemed to be paid or credited, on the Common Shares to a U.S. holder who owns less than 10% of the Company's voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

    Under the Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

    DISPOSITION OF COMMON SHARES

    A capital gain realized by a U.S. holder on a disposition or deemed disposition of Common Shares will not be subject to tax under the ITA unless such Common Shares constitute taxable Canadian property within the meaning of the ITA at the time of the disposition or deemed disposition. In general, the Common Shares will not be "taxable Canadian property" to a U.S. holder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq SmallCap Market-Registered Trademark-) or at any time within the five year period immediately preceding the disposition the U.S. holder, persons with whom the U.S. holder did not deal at arm's length, or the U.S. holder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of the Company's shares. A deemed disposition of Common Shares will arise on the death of a U.S. holder.

    If the Common Shares are taxable Canadian property to a U.S. holder, any capital gain realized on a disposition or deemed disposition of such Common Shares will generally be exempt from tax under the ITA by virtue of the Convention if the value of the Common Shares at the time of the disposition or deemed disposition is not derived principally from real property (as defined by the Convention) situated in Canada. The Company is of the view that the Common Shares do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of Common Shares must be made at the time of the disposition or deemed disposition.

    THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

                             INVESTMENT CANADA ACT

    The Investment Canada Act, a Canadian federal statute, regulates the acquisition of control of existing Canadian businesses by any "non-Canadian" (as that term is defined in the Investment Canada Act).

    The Company is currently a "Canadian Business" (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of the Company, such acquisition will be subject to the Investment Canada Act. In general, any transaction which is subject to the Investment Canada Act is a reviewable transaction if the book value of the Company's assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquiror is a "WTO Investor", acquiring control of the Company would only be reviewable if the book value of the Company assets exceeded Cdn$179 million. (This number is the threshold amount for 1998 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

    If the book value of the Company's assets exceeds the applicable threshold for review, the potential acquiror must file an application for review and obtain the approval of the Minister of Industry before acquiring control of the Company. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada." This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

    The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for an additional 30 days. Any further extensions requires the potential acquiror's consent.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for which Strasbourger Pearson Tulcin Wolff Incorporated is acting as Representative, has severally, and not jointly, agreed, to purchase the number of Shares offered hereby set forth opposite their respective names below.

                                                                                                         NUMBER
                                                NAME                                                   OF SHARES
-----------------------------------------------------------------------------------------------------  ----------
Strasbourger Pearson Tulcin Wolff Incorporated.......................................................
Total................................................................................................   1,000,000

    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement, to which reference is hereby made. The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares is subject to certain conditions. The Underwriters shall be obligated to purchase all of the Shares (other than those covered by the Underwriters' over-allotment option described below), if any are purchased.

    The Representative has advised the Company that the Underwriters propose to offer the Shares to the public at the initial public offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), and to certain foreign dealers, concessions not in excess of $
per Share, of which amount a sum not in excess of $         per Share may in
turn be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After completion of the offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the Representative.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed to pay to the Representative an expense allowance, on a non-accountable basis, equal to 3% of the gross proceeds derived from the sale of 1,000,000 Shares offered hereby (or 1,150,000 Shares if the Underwriters' over-allotment option is exercised in full). The Company paid an advance on such allowances in the amount of $75,000. The Company has also agreed to pay certain of the Representative's expenses in connection with this offering, including expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Representative may designate and the placement of tombstone advertisements.

    In connection with this offering, the Company has granted the Representative the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of the Company's Board of Directors. This designee has the right to notice of all meetings of the Board of Directors and to receive reimbursement for all out-of-pocket expenses incurred in attending such meetings. In addition, such designee will be entitled to indemnification to the same extent as the Company's directors.

    The Company has agreed to retain the Representative as financial consultants for a period of two years to commence on the closing of this offering at an aggregate fee of $150,000, $100,000 of which shall be payable at the closing of this offering and the remainder of which shall be due on the date one year and one day after such closing. Pursuant to this agreement, the Representative shall provide advisory services related to mergers and acquisitions activity, corporate finance and other matters.

    The Representative has advised the Company that the Underwriters do not intend to confirm sales of the Shares offered hereby to any account over which they exercise discretionary authority.

    The Company, its officers, directors and shareholders, as well as the holders of options under the Plan, have agreed not to offer, assign, issue, sell, hypothecate or otherwise dispose of any Common Shares, securities of the Company convertible into, or exercisable or exchangeable for, Common Shares, or Common Shares received upon conversion, exercise or exchange of such securities to the public without the prior written consent of the Representative for a period of 18 months from the date of this Prospectus.

    Prior to this offering, there has been no public trading market for the Common Shares. The initial public offering price for the Shares will be determined by arms-length negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. Among the factors to be considered in such negotiations will be prevailing market conditions, the history and prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its capital structure, and such other factors deemed relevant.

    The Company has also granted to the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase at the public offering price per share, less the underwriting discounts and commissions, up to an aggregate of 150,000 Common Shares. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional Common Shares proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of Shares. Purchases of Common Shares upon exercise of the over-allotment option will result in the realization of additional compensation by the Underwriters.

    In connection with this offering, the Company has agreed to sell to the Representative, individually and not as Representative of the several Underwriters, at the price of $.001 per warrant, the Representative's Warrants to purchase an aggregate of 100,000 Common Shares. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus at an exercise price per share (the "Exercise Price") equal to 165% of the public offering price per share. The Representative's Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of the Prospectus, except to members of the selling group and to officers and partners of the Representative and members of the selling group. The Representative's Warrants contain anti-dilution provisions providing for adjustments of the Exercise Price and number of shares issuable on exercise of the Representative's Warrants, upon the occurrence of certain events, including dividends, stock splits, and recapitalizations. The holders of the Representative's Warrants have no voting, dividend or other rights as stockholders of the Company with respect to Common Shares underlying the Representative's Warrants, unless the Representative's Warrants shall have been exercised.

    A new registration statement or post-effective amendment to the Registration Statement will be required to be filed and declared effective before distribution to the public of the Representative's Warrants and the Warrant Shares. The Company has agreed, on one occasion during the period beginning one year after the date of this Prospectus and ending four years thereafter, if requested by the holders of a majority of the Representative's Warrants or Warrant Shares, to make all necessary filings to permit a public offering of the Representative's Warrants and Warrant Shares and to use its best efforts to cause such filing to become effective under the Securities Act and to remain effective for at least 12 months, at the Company's sole expense. In addition, the Company has agreed to give advance notice to holders of the Representative's Warrants and Warrant Shares of its intention to file a registration statement, and in such case, holders of the Representative's Warrants and the Warrant Shares shall have the right to require the Company to include the Warrant Shares in such registration statement ("Piggyback Registration Rights") at the Company's expense (subject to certain limitations). Such Piggyback Registration Rights will expire five years from the effective date of the Registration Statement.

    During and after this offering, the Underwriters may purchase and sell Common Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Shares sold in this offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Shares which may be higher than the price that might otherwise affect the market price of the Common Shares, which may be higher than the price that might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement, which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

    Certain legal matters relating to Canadian law, including the validity of the issuance of the Common Shares offered hereby, will be passed upon for the Company by McMillan Binch, Toronto, Ontario. Certain legal matters in connection with the offering will be passed upon for the Company by its United States counsel, Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

    The financial statements of the Company, ICS and Systems for each of the two fiscal years ended December 31, 1996 and 1997, appearing in this Prospectus and Registration Statement have been audited by Schwartz Levitsky Feldman, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Shares offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references are made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Shares offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the

Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Web site (http:/ /www.sec.gov). Further information on public reference rooms available at the Commission is available by contacting the Commission at 1-(800) SEC-0330.

                                IT STAFFING LTD.

                       CONSOLIDATED FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

              YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                   TOGETHER WITH INDEPENDENT AUDITORS' REPORT
                       (AMOUNTS EXPRESSED IN US DOLLARS)

Independent Auditors' Report...................................................................        F-2
Consolidated Balance Sheets....................................................................        F-3
Consolidated Statements of Income..............................................................        F-4
Consolidated Statements of Stockholders' Equity................................................        F-5
Consolidated Statements of Cash Flows..........................................................        F-6
Notes to Consolidated Financial Statements.....................................................        F-7

                            SUPPLEMENTARY SCHEDULES

Consolidated Schedules of Expenses.............................................................       F-17

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                              FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

              YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                   TOGETHER WITH INDEPENDENT AUDITORS' REPORT

                       (AMOUNTS EXPRESSED IN US DOLLARS)

Independent Auditors' Report...................................................................       F-20
Balance Sheets.................................................................................       F-21
Statement of Income............................................................................       F-22
Statements of Stockholder's Equity.............................................................       F-23
Statement of Cash Flows........................................................................       F-24
Notes to Financial Statements..................................................................       F-25

                            SUPPLEMENTARY SCHEDULES

Schedules of Expenses..........................................................................       F-29

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                              FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)
              YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                   TOGETHER WITH INDEPENDENT AUDITORS' REPORT

                       (AMOUNTS EXPRESSED IN US DOLLARS)

Independent Auditors' Report...................................................................       F-31
Balance Sheets.................................................................................       F-32
Statements of Income...........................................................................       F-33
Statements of Stockholders' Equity.............................................................       F-34
Statements of Cash Flows.......................................................................       F-35
Notes to Financial Statements..................................................................       F-36

                                         SUPPLEMENTARY SCHEDULES
Schedules of Expenses..........................................................................       F-39

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of IT Staffing Ltd.

    We have audited the accompanying consolidated balance sheets of IT Staffing Ltd. (incorporated in Canada) as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IT Staffing Ltd. as of December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles in the United States of America.

Toronto, Ontario
July 27, 1998                                                      Schwartz Levitsky Feldman
                                                                   Chartered Accountants

                                IT STAFFING LTD.

                          CONSOLIDATED BALANCE SHEETS

                       AS AT DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)

                  ASSETS

CURRENT ASSETS
  Cash.....................................     149,572        2,935        9,860        5,743
  Accounts receivable (note 3).............   1,838,633      698,046      761,570      211,928
  Prepaid expenses.........................     143,585       37,788       19,997        4,352
                                             -----------  -----------  -----------  -----------
                                              2,131,790      738,769      791,427      222,023
CAPITAL ASSETS (note 4)....................     123,836       40,631       47,955       22,000
GOODWILL (note 5)..........................   1,237,583      467,296      434,833       --
                                             -----------  -----------  -----------  -----------
                                              3,493,209    1,246,696    1,274,215      244,023
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------
                LIABILITIES

CURRENT LIABILITIES
  Bank indebtedness (note 6)...............     156,746       91,652      196,248      123,396
  Accounts payable.........................   1,057,805      422,194      388,250       84,742
  Income taxes payable.....................     200,750       61,594       40,786        6,421
  Note payable (note 7)....................      --          108,609      104,858       --
  Current portion of long-term debt (note
    8).....................................     107,100       17,535       21,191        7,296
  Advances from stockholders...............      --           52,885       49,749       29,988
                                             -----------  -----------  -----------  -----------
                                              1,522,401      754,469      801,082      251,843
LONG-TERM DEBT (note 8)....................     381,630       43,742       37,278        4,864
                                             -----------  -----------  -----------  -----------
                                              1,904,031      798,211      838,360      256,707
                                             -----------  -----------  -----------  -----------

           STOCKHOLDERS' EQUITY (DEFICIENCY)

CAPITAL STOCK (note 9).....................   1,248,368      328,327      328,327            4
CUMULATIVE TRANSLATION ADJUSTMENT..........    (111,139)      (2,542)     (18,133)          59
RETAINED EARNINGS (DEFICIENCY).............     451,949      122,700      125,661      (12,747)
                                             -----------  -----------  -----------  -----------
                                              1,589,178      448,485      435,855      (12,684)
                                             -----------  -----------  -----------  -----------
                                              3,493,209    1,246,696    1,274,215      244,023
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                                IT STAFFING LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
REVENUE
    Contract services.................................   $ 6,558,250    $ 2,673,449    $3,729,703    $  295,980
    Permanent placements..............................     2,198,232        746,054       974,638       468,207
                                                        -------------  -------------  ------------  ------------
                                                           8,756,482      3,419,503     4,704,341       764,187
CONTRACTOR COSTS......................................     5,010,878      2,116,823     2,888,540       259,334
                                                        -------------  -------------  ------------  ------------
GROSS PROFIT..........................................     3,745,604      1,302,680     1,815,801       504,853
EXPENSES
    Selling...........................................     2,104,823        795,564     1,123,051       273,689
    Administrative....................................       967,741        263,900       373,627       181,876
    Financial.........................................       128,702         42,125       125,594        13,733
                                                        -------------  -------------  ------------  ------------
                                                           3,201,266      1,101,589     1,622,272       469,298
INCOME BEFORE INCOME TAXES............................       544,338        201,091       193,529        35,555
    Income Taxes (Note 10)............................       218,050         65,644        55,121         5,353
                                                        -------------  -------------  ------------  ------------
NET INCOME............................................       326,288        135,447       138,408        30,202
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Note 9)
  Basic...............................................     1,650,238      1,309,135     1,309,135     1,021,125
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
  Fully Diluted.......................................     1,821,095      1,309,135     1,309,135     1,021,125
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
EARNINGS PER WEIGHTED AVERAGE COMMON SHARE
  Basic...............................................            20   NTS           10   NTS          11   NTS           3 CENTS
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
  Fully Diluted.......................................            18   NTS           10   NTS          11   NTS           3 CENTS
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                IT STAFFING LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                   COMMON
                                                                   STOCK                 RETAINED   CUMULATIVE
                                                                 NUMBER OF               EARNINGS   TRANSLATION
                                                                   SHARES     AMOUNTS    (DEFICIT)  ADJUSTMENTS
                                                                 ----------  ----------  ---------  -----------
                                                                                 $           $           $

Balance as of December 31, 1995................................   1,021,125           4    (20,948)     --

Foreign currency translation...................................      --          --         --              59

Dividends paid.................................................      --          --        (22,001)     --

Net income for the year........................................      --          --         30,202      --
                                                                 ----------  ----------  ---------  -----------

Balance as of December 31, 1996................................   1,021,125           4    (12,747)         59

Common shares issued...........................................     288,010     328,323     --          --

Foreign currency translation...................................      --          --         --          (2,601)

Net income for the period......................................      --          --        135,447      --
                                                                 ----------  ----------  ---------  -----------

Balance as of September 30, 1997...............................   1,309,135     328,327    122,700      (2,542)

Foreign currency translation...................................      --          --         --         (15,591)

Net income for the period......................................      --          --          2,961      --
                                                                 ----------  ----------  ---------  -----------

Balance as of December 31, 1997................................   1,309,135     328,327    125,661     (18,133)

Common shares issued...........................................     368,740     920,041     --          --

Foreign currency translation...................................      --          --         --         (93,006)

Net income for the period......................................      --          --        326,288      --
                                                                 ----------  ----------  ---------  -----------

Balance as of September 30, 1998...............................   1,677,875   1,248,368    451,949    (111,139)
                                                                 ----------  ----------  ---------  -----------
                                                                 ----------  ----------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                                IT STAFFING LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $
Cash flows from operating activities:
  Net income..........................................       326,288        135,447       138,408        30,202
                                                        -------------  -------------  ------------  ------------
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Amortization......................................        24,356          8,228        16,968         5,037
    Amortization of goodwill..........................        33,579         12,023        15,258        --
    Decrease (increase) in accounts receivable........    (1,178,966)      (489,358)     (577,114)     (211,535)
    Decrease (increase) in prepaid expenses...........      (130,645)         2,742       (15,645)       (3,629)
    Increase (decrease) in accounts payable...........       727,044        339,226       317,281        60,934
    Increase (decrease) in income taxes payable.......       170,124         55,406        34,365         6,454
                                                        -------------  -------------  ------------  ------------
  Total adjustments...................................      (354,508)       (71,733)     (208,887)     (142,739)
                                                        -------------  -------------  ------------  ------------
  Net cash generated by operating activities..........       (28,220)        63,714       (70,479)     (112,537)
                                                        -------------  -------------  ------------  ------------
Cash flows from investing activities:
  Purchases of capital assets.........................      (107,024)       (27,090)      (44,739)      (25,830)
  Incorporation costs.................................       --             --                733          (744)
  Acquisition of goodwill.............................      (614,030)      (190,035)     (140,028)       --
                                                        -------------  -------------  ------------  ------------
  Net cash used in investing activities...............      (721,054)      (217,125)     (184,034)      (26,574)
                                                        -------------  -------------  ------------  ------------
Cash flows from financing activity:
  Increase (decrease) in note payable.................      (102,466)       108,972       108,350        --
  Increase (decrease) in long-term debt...............       454,050         49,374        23,837        12,223
  Increase (decrease) in advances from shareholders...       (48,614)        23,202        21,716        30,142
  Proceeds from issuance of capital stock.............       620,944        --             --            --
  Payment of dividends................................       --             --             --           (22,001)
  Increase (decrease) in bank's indebtedness..........       (27,828)       (30,909)       96,601       115,605
                                                        -------------  -------------  ------------  ------------
                                                             896,086        150,639       250,504       135,969
                                                        -------------  -------------  ------------  ------------
Effect of foreign currency exchange rate changes......        (7,100)           (36)        8,126         8,394
                                                        -------------  -------------  ------------  ------------
Net increase (decrease) in cash.......................       139,712         (2,808)        4,117         5,252
Cash
  --Beginning of year.................................         9,860          5,743         5,743           491
                                                        -------------  -------------  ------------  ------------
  End of year.........................................       149,572          2,935         9,860         5,743
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
Interest paid.........................................   $    80,717    $    13,757         6,491         2,910
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
Income taxes paid.....................................       --             --             --            --
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                IT STAFFING LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. BASIS OF PRESENTATION

    The consolidated financial statements for the nine months ended September 30, 1998 and 1997 are unaudited. The interim results are not necessarily indicative of the results for any future period. In the opinion of management, the data in the consolidated financial statements reflects all adjustments necessary for a fair presentation of the results of the interim periods disclosed. All adjustments are of a normal and recurring nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Principles of Consolidation

       The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition. All significant inter-company accounts have been eliminated.

       Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,850. This amount was paid by the issuance of Common Shares and a cash payment of $100,007. The purchase has been reflected as follows:

  Consideration..................................................  $ 391,850
  Assumption of net liabilities..................................     42,807

Goodwill.........................................................    434,657

       International Career Specialists Ltd. was acquired on January 1, 1998 for $653,083. This amount was paid by the issuance of Common Shares and a cash payment of $303,555. The purchase was reflected as follows:

  Consideration..................................................  $ 653,083
  Assumption of net liabilities..................................    198,680

Goodwill.........................................................    851,763

       Had the Systemsearch Consulting Services Inc. income been included with the Company's December 31, 1996 consolidated results of operations, the pro-forma summarized results of operations would have been as follows:

Revenue.........................................................  $1,971,976
Net loss........................................................     29,854
Loss per share..................................................       (.02)
Pro-forma shares outstanding....................................  1,309,135

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       Had the International Career Specialists Ltd. income been included with the Company's December 31, 1997 consolidated results of operations, the pro-forma summarized results of operations would have been as follows:

Revenue.................................................  $8,363,133
Net earnings............................................    153,744
Earnings per share......................................        .11
Pro-forma shares outstanding............................  1,440,049

     b) Principal Business Activity

       IT Staffing is an information technology staffing company, which along with its subsidiaries System Search Consulting Services Inc. and International Career Specialists Ltd., specialize in placing information technology personnel on both a contract and permanent basis

       System Search Consultants Inc. was purchased by IT Staffing Ltd. in a transaction effective January 2, 1997. The acquisition was accounted for using the purchase method.

       International Career Specialists Ltd. was purchased by IT Staffing Ltd. in a transaction effective January 1, 1998. The acquisition was accounted for using the purchase method.

     c) Cash

       Cash includes cash on hand, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

     d) Other Financial Instruments

       The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

     e) Long-term Financial Instruments

       The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the company's current borrowing rate for similar instruments of comparable maturity would be.

     f) Capital Assets

       Property and equipment are recorded at cost and are depreciated on the declining balance basis over their estimated useful lives.

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     g) Revenue

       Revenue from contract placements is recognized as services are performed. Revenue from permanent placements is recognized upon commencement of employment.

     h) Goodwill

       Goodwill representing the cost in excess of the fair value of net assets acquired related to the acquisitions of System Search Consulting Services Inc. and International Career Specialists Ltd. is being amortized on a straight-line basis over a thirty year period. The Company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows.

     i) Foreign Currency Translation

       The translation of the consolidated financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted into United States dollars at the rates on the respective dates or at any other rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

     j) Use of Estimates

       The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
Accounts receivable...................................     1,871,287       698,046        796,523       211,928
Less: Allowance for doubtful accounts.................        32,654        --             34,953        --
                                                        -------------  -------------  ------------  ------------
Accounts receivable, net..............................     1,838,633       698,046        761,570       211,928
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

4. CAPITAL ASSETS

                                                                            DECEMBER 31, 1997           DECEMBER 31,
                                                                   -----------------------------------      1996
                                                                               ACCUMULATED              -------------
                                                                     COST     AMORTIZATION      NET          NET
                                                                   ---------  -------------  ---------  -------------
                                                                       $            $            $            $
Furniture and equipment..........................................     40,565       16,000       24,565       14,084
Computer equipment...............................................     25,477        9,078       16,399        7,175
Computer software................................................     13,982        6,991        6,991       --
Incorporation costs..............................................        710          710       --              741
                                                                   ---------       ------    ---------       ------
                                                                      80,734       32,779       47,955       22,000
                                                                   ---------       ------    ---------       ------
                                                                   ---------       ------    ---------       ------

    Amortization for the year ended December 31, 1997 amounted to $16,968; ($5,037 at December 31, 1996).

                                                                     SEPTEMBER 30, 1998             SEPTEMBER 30,
                                                          ----------------------------------------      1997
                                                                        ACCUMULATED                 -------------
                                                             COST      AMORTIZATION       NET            NET
                                                          -----------  -------------  ------------  -------------
                                                               $             $             $              $

                                                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                                                           (NOTE 1)      (NOTE 1)       (NOTE 1)      (NOTE 1)
Furniture and equipment.................................     122,650        47,676         74,974        27,564
Computer equipment......................................      56,778        19,442         37,336        13,067
Computer software.......................................      23,051        11,525         11,526        --
Automobile..............................................      --            --             --            --
                                                          -----------       ------    ------------       ------
                                                             202,479        78,643        123,836        40,631
                                                          -----------       ------    ------------       ------
                                                          -----------       ------    ------------       ------

    Amortization for the period ended September 30, 1998 amounted to $24,356; ($8,228 at September 30, 1997).

5. GOODWILL

    Goodwill is the excess of cost over the value of assets acquired over liabilities assumed.

                                                             NINE MONTHS ENDED                  YEARS ENDED
                                                        ----------------------------  -------------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,    DECEMBER 31,
                                                            1998           1997           1997            1996
                                                        -------------  -------------  ------------  -----------------
                                                              $              $             $                $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
Cost..................................................     1,286,420       479,319        450,091          --
Accumulated amortization..............................        48,837        12,023         15,258          --
                                                                                                               --
                                                        -------------  -------------  ------------
Net...................................................     1,237,583       467,296        434,833          --
                                                                                                               --
                                                                                                               --
                                                        -------------  -------------  ------------
                                                        -------------  -------------  ------------
Amortization for the period...........................        33,579        12,023         15,258          --
                                                                                                               --
                                                                                                               --
                                                        -------------  -------------  ------------
                                                        -------------  -------------  ------------

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

6. BANK INDEBTEDNESS AND LINE OF CREDIT

    The companies have available a line of credit to a maximum of $650,000, which bears interest at plus 1.75% over the Toronto Dominion Bank's prime rate per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies.

7. NOTES PAYABLE

    Notes payable are represented by $104,858 ($108,609 in September 1997) of notes payable in conjunction with the acquisition of Systems Search Consulting Ltd.

8. LONG-TERM DEBT

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
Included therein
a) A Business Development Bank of Canada ("BDC") loan,
   secured by a general security agreement, payable in
   59 equal monthly payments of $4,354 from October
   23, 1998, plus interest of the BDC base rate plus
   4% per annum. Currently the interest rate is 13%.
   In addition IT Staffing Ltd. shall pay interest
   monthly by way of a royalty of 0.0426% per annum of
   IT Staffing Ltd.'s projected annual gross sales....      256,886         --             --            --

  A BDC loan, secured by a general security agreement,
  payable in 59 monthly payments of $3,265 plus
  interest of the BDC base rate plus 4% per annum.
  Currently, the interest rate is 13%. In addition IT
  Staffing Ltd. shall pay interest monthly by way of
  royalty of 0.0198% per annum of its projected gross
  annual sales........................................      192,659         --             --            --
                                                        -------------  -------------  ------------  ------------

  Balance forward.....................................      449,545         --             --            --

a) Balance forward....................................      449,545         --             --            --

  A BDC loan secured by a general security agreement,
  payable in 34 remaining monthly payments of $653
  plus interest of the BDC operational interest rate
  prime plus 5%, per annum. Currently, the interest
  rate is 14%.........................................       22,205         33,277         28,974        --

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

8. LONG-TERM DEBT (CONTINUED)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $
                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
  A BDC loan secured by a general security agreement
  payable in 26 remaining monthly payments of $653
  plus interest of the BDC base rate plus 3% per
  annum. Currently, the interest rate is 12%..........       16,980         28,000         23,749        --

  A National Bank of Canada non-revolving, demand loan
  currently with no outstanding balance. Payments were
  made on a monthly basis in the amount of $608 for 24
  months, at a rate equal to the National Bank of
  Canada Canadian prime rate plus 2% per annum........       --             --              5,746        12,160
                                                        -------------  -------------  ------------  ------------

                                                            488,730         61,277         58,469        12,160

  Less: Current portion...............................      107,100         17,535         21,191         7,296
                                                        -------------  -------------  ------------  ------------

                                                            381,630         43,742         37,278         4,864
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

     b) Future principal payments consist of the following as of September 30, 1998:

September 30, 1999................................................  $ 107,100
September 30, 2000................................................    107,100
September 30, 2001................................................     99,264
September 30, 2002................................................     91,428
September 30, 2003................................................     83,838
                                                                    ---------
                                                                    $ 488,730
                                                                    ---------
                                                                    ---------

     c) Interest expense with respect to the long-term debt amounted to $36,000 for the nine months ended September 30, 1998 ($18,000 for the nine months ended September 30, 1997) and $6,491 at December 31, 1997 ($2,910 at December 31, 1996).

     d) Pursuant to the BDC loan agreement, BDC has the option to acquire 22,125 shares for an aggregate consideration of $1. The fair market value of these shares at the time of issuance was $62,393 ($2.82 share). The imputed discount on these options is being amortized over the term of the loan as interest.

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. CAPITAL STOCK

Authorized

  An unlimited number of Common Shares

Issued

                                                          SHARES        $
                                                         ---------  ---------
September 30, 1998.....................................  1,677,875  1,248,368
September 30, 1997.....................................  1,309,135    328,327
December 31, 1997......................................  1,309,135    328,327
December 31, 1996......................................  1,021,125          4

    On January 2, 1997 288,010 shares were issued in conjunction with the acquisition of System Search Consulting Services Inc. with a carrying value of $328,323

    On January 1, 1998 130,914 shares were issued in conjunction with the acquisition of International Career Specialists Ltd. with a carrying value of $349,528.

    A private placement of 196,370 shares was completed in March 1998 yielding proceeds of $423,639.

    A second private placement of 85,094 shares was completed in April 1998 yielding proceeds of $216,814

    The Company redeemed 43,637 shares for $69,940 in April 1998.

    The Company has outstanding stock options issued in conjunction with its long-term financing arrangements for 22,125 shares (see note 8d) and additional options issued to a consultant of the Company for 200,000 shares exercisable at $2.10/Share.

    Subsequent to June 30, 1998 the Company granted options to purchase 50,000 shares to a vice president. The options are exerciseable at the issue price of Common Shares in the proposed initial public offering.

    The Company has initiated a stock option plan for officers, directors, consultants, key employees and advisors. Under the plan, options to acquire an aggregate of 435,000 Common Shares may be granted at the discretion of the board of directors. The shares will require a two year vesting period and will be exerciseable for up to 10 years. The option exercise price will be determined by the board of directors and may not be less than the fair market value of the Common Shares on the date of the granting of an option. To date, no options have been granted under this plan.

    On August 6, 1998, the Company split its stock. The result of the split converted the outstanding shares from 1,281,667 to 1,667,875 shares. The number of shares indicated above have been retroactively restated in all periods to reflect the stock split on August 6, 1998.

    The fully diluted shares outstanding after the effect of the stock split is 1,900,000 shares .

    Weighted average number of shares outstanding is calculated on a fully diluted basis after giving effect to the stock split.

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

10. INCOME TAXES

                                                                        NINE MONTHS ENDED          YEARS ENDED
                                                                       --------------------  ------------------------
                                                                         SEPT.      SEPT.     DECEMBER     DECEMBER
                                                                         1998       1997        1997         1998
                                                                       ---------  ---------  -----------  -----------
Income Taxes (Recovery) consist of:

Amount calculated at Federal and
  Provincial Statutory rates.........................................    226,246     77,293      70,702        5,333

Increase (decrease) resulting from:
  Permanent Differences..............................................      6,265      4,021       2,714        1,216
  Timing Differences.................................................       (268)        74         (29)        (106)
  Other Differences..................................................    (14,193)   (15,744)    (18,266)      (1,090)
                                                                       ---------  ---------  -----------  -----------
                                                                          (8,196)   (11,649)    (15,581)          20
                                                                       ---------  ---------  -----------  -----------
Current Income Taxes (Recovery)......................................    218,050     65,644      55,121        5,353
                                                                       ---------  ---------  -----------  -----------
                                                                       ---------  ---------  -----------  -----------

11. TRANSACTIONS WITH RELATED COMPANIES

    Prior to IT Staffing Ltd. purchasing shares of International Career Specialists Ltd. on January 1, 1998, the Company rented premises from International Career Specialists Ltd. The land and building were disposed of as part of the purchase price.

12. LEASE COMMITMENTS

    a) Minimum payments under operating leases for premises occupied by the Company and its subsidiaries in Toronto and New York, exclusive of most operating costs and realty taxes, for the fiscal year end of December 31 for the next five years are as follows:

1998..............................................................  $ 117,849
1999..............................................................     95,734
2000..............................................................     95,734
2001..............................................................     71,888
2002..............................................................     55,855
                                                                    ---------
                                                                    $ 437,060
                                                                    ---------
                                                                    ---------

    b) Minimum payments under other operating leases for the fiscal year end December 31 until expiry are as follows:

1998..............................................................  $  53,158
1999..............................................................     32,916
2000..............................................................     16,011
2001..............................................................      4,242
2002..............................................................      3,181
                                                                    ---------
                                                                    $ 109,508
                                                                    ---------
                                                                    ---------

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

13. SEGMENTED INFORMATION

a) Sales by Geographic Area

                                                NINE MONTHS ENDED            YEARS ENDED
                                             ------------------------  ------------------------
                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)
Canada.....................................   8,627,912    3,419,503    4,503,642      764,187
United States of America...................      98,570       --          200,699       --
                                             -----------  -----------  -----------  -----------
                                              8,756,482    3,419,503    4,704,341      764,187
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

b) Net Income by Geographic Area

   The Company's accounting records do not readily provide information on net income by geographic area. Management is of the opinion that the proportion of net income based principally on sales, presented below, would fairly present the results of operations by geographic area.

                                                NINE MONTHS ENDED            YEARS ENDED
                                             ------------------------  ------------------------
                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)
Canada.....................................     322,615      135,447      131,822       30,202
United States of America...................       3,673       --            6,586       --
                                             -----------  -----------  -----------  -----------
                                                326,288      135,447      138,408       30,202
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

c) Identifiable Assets by Geographic Area

   All identifiable assets were located in Canada for 1998, 1997 and 1996.

d) Sales to Major Customers

   The consolidated entity had the following sales to major customers:

  September 1998.............................................................       None
  September 1997.............................................................       None
  December 1997
  Bank of Montreal...........................................................  $ 674,426         14%
  SHL Systemhouse............................................................  $ 511,951         11%

  December 1996
  Bank of Montreal...........................................................  $ 176,972         23%
  Inco Limited...............................................................  $  77,119         10%

e) Purchases From Major Suppliers

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

13. SEGMENTED INFORMATION (CONTINUED)
   There were no significant purchases from major suppliers.

14. SUBSEQUENT EVENTS

    a) The Company has entered into a Letter of Intent with an underwriting firm and is proceeding to complete an initial public offering of 1,000,000 Common Shares for net proceeds to the Company of $4,500,000. Upon successful completion of the offering the company will apply to have its stock listed on Nasdaq.

    b) Subsequent to September 30, 1998, the company acquired certain major assets of Southport Consulting Company, a New Jersey corporation. The consideration for the acquisition of US$250,000 was as follows:

Cash..............................................................  $  50,000
Shares............................................................    200,000
                                                                    ---------
                                                                    $ 250,000
                                                                    ---------
                                                                    ---------

    The number of shares shall be determined by the issue price of the initial public offering and shall have a value of $200,000. In the event that the public offering is not completed 50,000 shares will be issued.

    The assets acquired are valued as follows:

Software..........................................................  $ 130,000
Office furniture and equipment....................................     20,000
Goodwill..........................................................    100,000
                                                                    ---------
                                                                    $ 250,000
                                                                    ---------
                                                                    ---------

    IT Staffing has contracted to retain Mr. Michael Carrazza, the key employee of Southport Consulting Company through December 31, 2000.

15. COMPARATIVE FIGURES

    Certain figures in the 1997 financial statements have been reclassified to conform with the basis of presentation used in 1998.

16. STOCK OPTION PLAN

    In July 1998, the Directors of the Company adopted and the stockholders approved the adoption of the Company's 1998 Stock Option Plan.

    The Plan will be administrated by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially of fully exercised, the number of Common Shares issuable upon the exercise of the options and the option exercise price.

                                IT STAFFING LTD.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                       (AMOUNTS EXPRESSED IN US DOLLARS)

    The Plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 Common Shares may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by the Board of Directors provided that, pursuant to the terms of the Underwriting Agreement between the Company and the Underwriters, the exercise price of any options may not be less than the fair market value of the Common Shares on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian of legal representative) during his or her lifetime or by his or her legal representatives following death.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

    The Company has agreed with the Representative not to grant any options under the Plan at less than 100% of the fair market value of the Common Shares at the date of the grant of the option.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan, subject to applicable securities regulation.

    The Plan may be terminated or amended at any time by the Board of Directors, except that the number of Common Shares reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the shareholders of the Company.

                                IT STAFFING LTD.

           SCHEDULES OF EXPENSES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                NINE MONTHS ENDED            YEARS ENDED
                                             ------------------------  ------------------------
                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)
SELLING
Commissions................................   1,855,764      690,844      954,915      190,551
Advertising and promotion..................     198,762       89,187      144,455       67,589
Automobile and travel......................      50,297       15,533       23,681       15,549
                                             -----------  -----------  -----------  -----------
                                              2,104,823      795,564    1,123,051      273,689
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

ADMINISTRATIVE
Office and salaries and benefits...........     229,969       79,966       96,132       56,288
Rent.......................................     156,204       51,048       66,261       33,599
Management salaries and fees...............     291,698            0       --           --
Telephone..................................      74,966       24,703       40,011       16,034
Office and general.........................      80,041       36,129       60,898       35,001
Taxes and licenses.........................       4,577       10,912       15,066        5,326
Insurance..................................       8,715        5,697        8,751        6,897
Repairs and maintenance....................       8,132        1,183        3,486          762
Equipment rental...........................      55,504       34,011       50,796       22,932
Amortization of goodwill...................      33,579       12,023       15,258       --
Amortization...............................      24,356        8,228       16,968        5,037
                                             -----------  -----------  -----------  -----------
                                                967,741      263,900      373,627      181,876
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

FINANCIAL
Bad debts..................................      --           --           36,117       --
Interest and bank charges..................      85,657       25,428       42,153        8,762
Professional fees..........................      43,045       16,697       47,324        4,971
                                             -----------  -----------  -----------  -----------
                                                128,702       42,125      125,594       13,733
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                              FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

              YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                   TOGETHER WITH INDEPENDENT AUDITORS' REPORT

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of International Career Specialists Ltd.

    We have audited the accompanying balance sheets of International Career Specialists Ltd. (incorporated in Canada) as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flow for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Career Specialists Ltd. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles in the United States of America.

                                                                   Schwartz Levitsky Feldman
                                                                     Chartered Accountants

Toronto, Ontario

July 27, 1998

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                                 BALANCE SHEETS

                       AS AT DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                              SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                                  1998           1997           1997          1996
                                                              -------------  -------------  ------------  ------------
                                                                    $              $             $             $

                                                               (UNAUDITED)    (UNAUDITED)
                                                                (NOTE 1A)      (NOTE 1A)
                                  ASSETS

CURRENT ASSETS
  Cash......................................................       134,096        159,250       161,839        76,220
  Accounts receivable.......................................       413,504        249,826       426,121       174,243
  Short-term investments (note 2)...........................             0         60,983        47,135        32,773
  Loan receivable--parent company...........................        45,716              0        --            --
  Due from shareholder......................................             0              0        --            43,702
                                                              -------------  -------------  ------------  ------------
                                                                   593,316        470,059       635,095       326,938

CAPITAL ASSETS (note 3).....................................        32,997         29,088       151,844        34,132

INVESTMENT IN RELATED COMPANY...............................             0         59,411        61,167        --
                                                              -------------  -------------  ------------  ------------
                                                                   626,313        558,558       848,106       361,070
                                                              -------------  -------------  ------------  ------------
                                                              -------------  -------------  ------------  ------------
                                LIABILITIES

CURRENT LIABILITIES
  Accounts payable..........................................       454,440        305,708       505,446       235,093
  Accrued wages.............................................             0        157,296       209,018        65,665
  Income taxes payable......................................       104,766          7,761         3,845        (1,016)
  Advances from shareholder.................................             0              0        34,228        --
                                                              -------------  -------------  ------------  ------------
                                                                   559,206        470,765       752,537       299,742
                                                              -------------  -------------  ------------  ------------

                           STOCKHOLDERS' EQUITY

CAPITAL STOCK (note 4)......................................             1              1             1             1
CUMULATIVE TRANSLATION ADJUSTMENT...........................        (9,817)          (850)       (4,093)         (298)
RETAINED EARNINGS...........................................        76,923         88,642        99,661        61,625
                                                              -------------  -------------  ------------  ------------
                                                                    67,107         87,793        95,569        61,328
                                                              -------------  -------------  ------------  ------------
                                                                   626,313        558,558       848,106       361,070
                                                              -------------  -------------  ------------  ------------
                                                              -------------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                              STATEMENTS OF INCOME

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1A)      (NOTE 1A)
REVENUE
    Contract sales....................................     2,418,973      1,533,992     2,275,859       999,680
    Permanent sales...................................     1,053,710        985,522     1,382,934       716,134
                                                        -------------  -------------  ------------  ------------
                                                           3,472,683      2,519,514     3,658,793     1,715,814
    Contractor fees...................................     1,661,952      1,179,639     1,736,037       786,245
                                                        -------------  -------------  ------------  ------------
GROSS PROFIT..........................................     1,810,731      1,339,875     1,922,756       929,569
    Other income......................................         6,919          3,571         2,665        11,332
                                                        -------------  -------------  ------------  ------------
                                                           1,817,650      1,343,446     1,925,421       940,901
                                                        -------------  -------------  ------------  ------------
EXPENSES
    Administrative....................................       430,695        396,857       503,627       234,440
    Selling...........................................       928,351        903,289     1,356,978       689,834
    Financial.........................................         2,610          8,522        15,946         2,204
                                                        -------------  -------------  ------------  ------------
                                                           1,361,656      1,308,668     1,876,551       926,478
                                                        -------------  -------------  ------------  ------------
INCOME BEFORE INCOME TAXES............................       455,994         34,778        48,870        14,423
    Income taxes (note 5).............................       167,282          7,761        10,834         6,679
                                                        -------------  -------------  ------------  ------------
NET INCOME............................................       288,712         27,017        38,036         7,744
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                   COMMON
                                                                   STOCK                              CUMULATIVE
                                                                 NUMBER OF                RETAINED    TRANSLATION
                                                                   SHARES     AMOUNTS     EARNINGS    ADJUSTMENTS
                                                                 ----------  ----------  ----------  -------------
                                                                                 $           $             $

Balance as of December 31, 1995................................           2           1      53,881       --

Foreign currency translation...................................      --          --          --             (298)

Net income for the year........................................      --          --           7,744       --
                                                                 ----------  ----------  ----------       ------

Balance as of December 31, 1996................................           2           1      61,625         (298)

Foreign currency translation...................................      --          --          --             (552)

Net income for the period......................................      --          --          27,017       --
                                                                 ----------  ----------  ----------       ------

Balance as of September 30, 1997...............................           2           1      88,642         (850)

Foreign currency translation...................................      --          --          --           (3,243)

Net income for the period......................................      --          --          11,019       --
                                                                 ----------  ----------  ----------       ------

Balance as of December 31, 1997................................           2           1      99,661       (4,093)

Foreign currency translation...................................      --          --          --           (5,724)

Distribution of assets--dividends paid (note 6)................      --          --        (311,450)      --

Net income for the period......................................      --          --         288,712       --
                                                                 ----------  ----------  ----------       ------

Balance as of September 30, 1998...............................           2           1      76,923       (9,817)
                                                                 ----------  ----------  ----------       ------
                                                                 ----------  ----------  ----------       ------

   The accompanying notes are an integral part of these financial statements.

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1A)      (NOTE 1A)
Cash flows from operating activities:
  Net income..........................................       288,712         27,017        38,036         7,744
                                                        -------------  -------------  ------------  ------------
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Amortization......................................         3,155         10,672        15,933         8,264
    Decrease (increase) in accounts receivable........       (16,116)       (77,165)     (267,804)     (106,202)
    Decrease (increase) in short-term investments.....        46,060        (28,554)      (16,258)        2,553
    Increase (decrease) in accounts payable...........       (19,042)        72,643       289,526       193,767
    Increase (decrease) in accrued wages..............      (204,249)        92,444       150,968        66,002
    Increase (decrease) in income taxes payable.......       105,827          8,799         4,979          (936)
                                                        -------------  -------------  ------------  ------------
  Total adjustments...................................       (84,365)        78,839       177,344       163,448
                                                        -------------  -------------  ------------  ------------
  Net cash generated by operating activities..........       204,347        105,856       215,380       171,192
                                                        -------------  -------------  ------------  ------------
Cash flows from investing activities:
    Purchases of capital assets.......................       --              (5,871)     (139,041)      (25,590)
    Disposal of capital assets........................       110,710        --             --            --
                                                        -------------  -------------  ------------  ------------
    Net cash used in investing activities.............       110,710         (5,871)     (139,041)      (25,590)
                                                        -------------  -------------  ------------  ------------
Cash flows from financing activities:
    Decrease (increase) in investment in related
      company.........................................        59,772        (59,610)      (63,204)       --
    Decrease (increase) in advances to shareholder....       --              43,515        35,358        --
    Decrease (increase) in loan to parent company.....       (47,817)       --             --            --
Increase (decrease) in advances from shareholder......       (33,447)       --             43,266       (36,805)
  Payment of dividends................................      (311,450)       --             --            --
                                                        -------------  -------------  ------------  ------------
                                                            (332,942)       (16,095)       15,420       (36,805)
                                                        -------------  -------------  ------------  ------------
Effect of foreign currency exchange rate changes......        (9,858)          (860)       (6,140)         (391)
                                                        -------------  -------------  ------------  ------------
Net increase (decrease) in cash.......................       (27,743)        83,030        85,619       108,406
Cash
  -- Beginning of year................................       161,839         76,220        76,220       (32,186)
                                                        -------------  -------------  ------------  ------------
  -- End of year......................................       134,096        159,250       161,839        76,220
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
Interest paid.........................................       --             --             --            --
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
Income taxes paid.....................................        38,545          3,503         5,856         7,615
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                         NOTES TO FINANCIAL STATEMENTS

  SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997, DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Presentation

The financial statements for the nine-months ended September 30, 1998 and 1997 are unaudited. The interim results are not necessarily indicative of the results for any future period. In the opinion of management, the data in the financial statements reflects all adjustments necessary for a fair presentation of the results of the interim periods disclosed. All adjustments are of a normal and recurring nature.

b) Business Operations

International Career Specialists is an information technology staffing company specializing in placing high technology personnel on both a contract and permanent basis.

c) Cash

Cash includes cash on hand, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

d) Other Financial Instruments

The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

e) Short-term Investments

The Company's marketable securities are in equity investments. Short-term investments are carried at fair market value.

f) Revenue Recognition

Revenue from contract placements is recognized as services are performed. Revenue from permanent placements are recognized upon commencement of employment.

g) Capital Assets

Capital assets are recorded at cost and are amortized at the undernoted rates and methods:

                                                Declining
Vehicles                         20%              balance
                                                Declining
Office equipment                 20%              balance
                                                Declining
Computer                         30%              balance
Leasehold improvements         5 years      Straight-line
                                                Declining
Building--U.S. office            5%               balance
Office equipment--U.S.                          Declining
  office                         20%              balance

Amortization of assets acquired during the year is recorded at one-half of the normal rates.

                     INTERNATIONAL CAREER SPECIALISTS LTD.

  SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997, DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
h) Foreign Currency Translation

The translation of the financial statements from Canadian dollars ("CDN$") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted into United States dollars at the rates on the respective dates or at any other rates. Adjustments resulting from the translation are including in the cumulative translation adjustments in stockholders's equity.

i) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SHORT-TERM INVESTMENTS

    Short-term investments consist of:

                                         NINE MONTHS ENDED                YEARS ENDED
                                    ----------------------------  ----------------------------
                                    SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,
                                        1998           1997           1997           1996
                                    -------------  -------------  -------------  -------------

                                          $              $              $              $
                                     (UNAUDITED)    (UNAUDITED)
                                      (NOTE 1A)      (NOTE 1A)
Marketable securities.............       --             60,983         47,135         32,773
                                         ------         ------         ------         ------
                                         ------         ------         ------         ------

All marketable securities are in equity investments and have been adjusted to reflect their market value. The securities were disposed of during 1998. Gains are recorded in other income.

3. CAPITAL ASSETS

                                                        DECEMBER 31,         DECEMBER 31,
                                                            1997                 1996
                                             --------------------------------------------------
                                                         ACCUMULATED   ------------------------
                                               COST     AMORTIZATION      NET          NET
                                             ---------  -------------  ---------  -------------
                                                 $            $            $            $
Land--US...................................     24,467       --           24,467       --
Building--US...............................     85,984        2,150       83,834       --
Office equipment--US.......................      5,276          514        4,762       --
Vehicles...................................     18,577        7,597       10,980       16,372
Office equipment...........................     39,482       16,229       23,253        8,905
Computer...................................     14,038        9,490        4,548        5,080
Leasehold improvements.....................      5,692        5,692       --            3,775
                                             ---------       ------    ---------       ------
                                               193,516       41,672      151,844       34,132
                                             ---------       ------    ---------       ------
                                             ---------       ------    ---------       ------

                     INTERNATIONAL CAREER SPECIALISTS LTD.

  SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997, DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

3. CAPITAL ASSETS (CONTINUED)
    Amortization for the year ended December 31, 1997 amounted to $15,933 ($8,264 as of December 31, 1996).

                                                          SEPTEMBER 30,
                                                              1998                  SEPTEMBER 30,
                                                           (UNAUDITED)                  1997
                                                            (NOTE 1A)                (UNAUDITED)
                                               -----------------------------------    (NOTE 1A)
                                                           ACCUMULATED              -------------
                                                 COST     AMORTIZATION      NET          NET
                                               ---------  -------------  ---------  -------------
                                                   $            $            $            $
Vehicles.....................................     --           --           --           12,148
Office equipment.............................     43,992       19,907       24,085       11,719
Computer.....................................     17,439        8,527        8,912        3,937
Leasehold improvements.......................     --           --           --            1,284
                                               ---------       ------    ---------       ------
                                                  61,431       28,434       32,997       29,088
                                               ---------       ------    ---------       ------
                                               ---------       ------    ---------       ------

    Amortization for the nine months ended September 30, 1998 amounted to $3,155 ($10,672 for the nine months ended September 30, 1997).

4. CAPITAL STOCK

Authorized

  10,000 Preferred shares, 10% non-cumulative, non-participating, non-voting, redeemable at par value of $7.30 each ($10 Canadian)

  25,000 Common shares, no par value


                                      NINE MONTHS ENDED                        YEARS ENDED
                             ------------------------------------  ------------------------------------
                               SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,
                                   1998               1997               1997               1996
                             -----------------  -----------------  -----------------  -----------------
                                     $                  $                  $                  $
                                (UNAUDITED)        (UNAUDITED)
                                 (NOTE 1A)          (NOTE 1A)
                             -----------------  -----------------
Issued
  2 Common shares..........              1                  1                  1                  1
                                         -                  -                  -                  -
                                         -                  -                  -                  -

                     INTERNATIONAL CAREER SPECIALISTS LTD.

  SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997, DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

5. INCOME TAXES

                                                                         NINE MONTHS ENDED          YEARS ENDED
                                                                        --------------------  ------------------------
                                                                          SEPT.      SEPT.     DECEMBER     DECEMBER
                                                                          1998       1997        1997         1996
                                                                        ---------  ---------  -----------  -----------
Income Taxes (Recovery) consist of:

Amount calculated at Federal and
  Provincial Statutory rates..........................................    173,278     13,216      18,571        5,769
Increase (decrease) resulting from:
  Permanent Differences...............................................        448        554         735          784
  Timing Differences..................................................       (458)      (440)       (583)      --
  Other Differences...................................................     (5,986)    (5,569)     (7,888)         125
                                                                        ---------  ---------  -----------       -----
                                                                           (5,995)    (5,454)     (7,736)         909
                                                                        ---------  ---------  -----------       -----
Current Income Taxes (Recovery).......................................    167,282      7,761      10,834        6,679
                                                                        ---------  ---------  -----------       -----
                                                                        ---------  ---------  -----------       -----

6. DISTRIBUTION OF ASSETS--DIVIDENDS PAID

    On January 1, 1998, the Company paid a dividend in kind to its shareholder distributing assets as follows:

Short-term investments (at market value)..........................  $  53,464
Investment in 1242541 Ontario Inc.................................     68,194
Land--Building U.S................................................    109,834
Vehicle...........................................................     10,443
Cash..............................................................     69,515
                                                                    ---------
                                                                    $ 311,450
                                                                    ---------
                                                                    ---------

7. LEASE COMMITMENTS

    Minimum payments under an operating lease for premises, inclusive of all operating costs, hydro, basic insurance, utilities and property taxes for which the company is responsible, for the fiscal year end, is as follows until expiry:

1998...............................................................  $  40,878
1999...............................................................     40,878
2000...............................................................     40,878
2001...............................................................     17,032

                     INTERNATIONAL CAREER SPECIALISTS LTD.

                             SCHEDULES OF EXPENSES

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                           NINE MONTHS ENDED                YEARS ENDED
                                                     ------------------------------  --------------------------
                                                     SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,
                                                          1998            1997           1997          1996
                                                     --------------  --------------  ------------  ------------

                                                           $               $              $             $
                                                      (UNAUDITED)     (UNAUDITED)
                                                       (NOTE 1A)       (NOTE 1A)
ADMINISTRATIVE
    Management salaries and fees...................       291,698         296,385        366,225       139,338
    Office salaries and benefits...................        70,143          35,109         47,055        33,574
    Rent...........................................        34,000          32,048         43,688        35,066
    Telephone......................................        15,819          10,640         14,486        11,118
    Office and general.............................        13,610          12,003         16,240         7,080
    Repairs and maintenance........................         2,270          --             --            --
    Amortization...................................         3,155          10,672         15,933         8,264
                                                          -------         -------    ------------  ------------
                                                          430,695         396,857        503,627       234,440
                                                          -------         -------    ------------  ------------
                                                          -------         -------    ------------  ------------
SELLING
    Commission.....................................       910,740         880,100      1,323,007       659,090
    Advertising and promotion......................        11,699          15,404         22,235        17,650
    Automobile and travel..........................         5,912           7,785         11,736        13,094
                                                          -------         -------    ------------  ------------
                                                          928,351         903,289      1,356,978       689,834
                                                          -------         -------    ------------  ------------
                                                          -------         -------    ------------  ------------
FINANCIAL
    Professional fees..............................         2,001           8,265         15,596         1,868
    Interest and bank charges......................           609             257            350           336
                                                          -------         -------    ------------  ------------
                                                            2,610           8,522         15,946         2,204
                                                          -------         -------    ------------  ------------
                                                          -------         -------    ------------  ------------

                     SYSTEMSEARCH CONSULTING SERVICES INC.
                              FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

              YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

                   TOGETHER WITH INDEPENDENT AUDITORS' REPORT

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Systemsearch Consulting Services Inc.

    We have audited the accompanying balance sheets of Systemsearch Consulting Services Inc. (incorporated in Canada) as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Systemsearch Consulting Services Ltd. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles in the United States of America.

                                                                       Schwartz Levitsky
                                                                            Feldman
                                                                     Chartered Accountants

Toronto, Ontario

July 27, 1998

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                                 BALANCE SHEETS

                       AS AT DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)
                  ASSETS

CURRENT ASSETS
  Bank.....................................      13,259        2,935        7,948        4,050
  Accounts receivable......................     370,946      233,121      271,985      144,615
  Income taxes recoverable.................      --           --                        19,000
  Due from parent company (note 3).........      65,308       --
                                             -----------  -----------  -----------  -----------
                                                449,513      236,056      279,933      167,665

CAPITAL ASSETS (note 4)....................      11,711       12,223       11,176        9,339
                                             -----------  -----------  -----------  -----------
                                                461,224      248,279      291,109      177,004
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------
                LIABILITIES

CURRENT LIABILITIES
  Bank indebtedness........................      --           13,343       12,183        5,905
  Accounts payable.........................     154,783      165,845      176,438      158,700
  Income taxes payable.....................     113,059       14,313       20,168       --
  Due to shareholder (note 5)..............      --           --           20,972       --
                                             -----------  -----------  -----------  -----------
                                                267,842      193,501      229,761      164,605
DUE TO SHAREHOLDER (note 5)................      --           21,722       --           57,489
                                             -----------  -----------  -----------  -----------
                                                267,842      215,223      229,761      222,094
                                             -----------  -----------  -----------  -----------

           SHAREHOLDER'S EQUITY

CAPITAL STOCK (note 6).....................          36           36           36           36
CUMULATIVE TRANSLATION ADJUSTMENT..........     (11,863)         315       (1,074)         329
RETAINED EARNINGS..........................     205,209       32,705       62,386      (45,455)
                                             -----------  -----------  -----------  -----------
                                                193,382       33,056       61,348      (45,090)
                                             -----------  -----------  -----------  -----------
                                                461,224      248,279      291,109      177,004
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                              STATEMENTS OF INCOME

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                NINE MONTHS ENDED            YEARS ENDED
                                             ------------------------  ------------------------
                                              SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                 30,          30,          31,          31,
                                                1998         1997         1997         1996
                                             -----------  -----------  -----------  -----------
                                                  $            $            $            $
                                             (UNAUDITED)  (UNAUDITED)
                                              (NOTE 1)     (NOTE 1)
REVENUE
  Contract sales...........................   1,504,978    1,192,167    1,703,097    1,009,238
  Permanent sales..........................     429,024      209,114      248,961      198,550
                                             -----------  -----------  -----------  -----------
                                              1,934,002    1,401,281    1,952,058    1,207,788
  Contractor fees..........................   1,230,896      890,138    1,289,229      838,855
                                             -----------  -----------  -----------  -----------
GROSS PROFIT...............................     703,106      511,143      662,829      368,933
  Other income.............................       3,533            0       --           --
                                             -----------  -----------  -----------  -----------
                                                706,639      511,143      662,829      368,933
                                             -----------  -----------  -----------  -----------
EXPENSES
  Administrative...........................     128,641       66,518       89,031       81,617
  Selling..................................     329,817      315,965      406,718      341,495
  Financial................................       6,809       17,331       19,400        9,619
                                             -----------  -----------  -----------  -----------
                                                465,267      399,814      515,149      432,731
                                             -----------  -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES...............     241,372      111,329      147,680      (63,798)
  Income taxes (note 7)....................      98,549       33,169       39,839      (19,000)
                                             -----------  -----------  -----------  -----------
NET INCOME.................................     142,823       78,160      107,841      (44,798)
                                             -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                       COMMON
                                                                        STOCK                   RETAINED   CUMULATIVE
                                                                      NUMBER OF                 EARNINGS   TRANSLATION
                                                                       SHARES        AMOUNTS    (DEFICIT)  ADJUSTMENTS
                                                                    -------------  -----------  ---------  -----------
                                                                                        $           $           $

Balance as of December 31, 1995...................................           65            36        (657)     --

Foreign currency translation......................................       --            --          --             329

Net loss for the year.............................................       --            --         (44,798)     --
                                                                          -----         -----   ---------  -----------

Balance as of December 31, 1996...................................           65            36     (45,455)        329

Foreign currency translation......................................       --            --          --             (14)

Net income for the year...........................................       --            --          78,160      --
                                                                          -----         -----   ---------  -----------

Balance as of September 30, 1997..................................           65            36      32,705         315

Foreign currency translation......................................       --            --          --          (1,389)

Net income for the year...........................................       --            --          29,681      --
                                                                          -----         -----   ---------  -----------

Balance as of December 31, 1997...................................           65            36      62,386      (1,074)

Foreign currency translation......................................       --            --          --         (10,789)

Net income for the year...........................................       --            --         142,823      --
                                                                          -----         -----   ---------  -----------

Balance as of September 30, 1998..................................           65            36     205,209     (11,863)
                                                                          -----         -----   ---------  -----------
                                                                          -----         -----   ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                        -------------  -------------  ------------  ------------
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
Cash flows from operating activities:
  Net income..........................................       142,823        78,160        107,841       (44,798)
                                                        -------------  -------------  ------------  ------------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization........................................         2,162         1,947          2,582         2,347
  Decrease (increase) in accounts receivable..........      (122,220)      (89,904)      (137,868)       48,795
  Increase (decrease) in accounts payable.............       (10,744)        8,379         25,196       (50,617)
  Increase (decrease) in income taxes payable.........        98,276        33,181         39,839       (19,000)
                                                        -------------  -------------  ------------  ------------
Total adjustments.....................................       (32,526)      (46,397)       (70,251)      (18,475)
                                                        -------------  -------------  ------------  ------------
  Net cash generated by operating activities..........       110,297        31,763         37,590       (63,273)
                                                        -------------  -------------  ------------  ------------
Cash flows from investing activities:
  Purchases of capital assets.........................        (3,491)        1,947         (4,884)       --
                                                        -------------  -------------  ------------  ------------
Cash flows from financing activities
  Decrease (increase) in laon to parent company.......       (68,311)
  Increase (decrease) in advance from shareholder.....       (20,493)      (35,448)       (35,246)       22,000
  Increase (decrease) in bank indebtedness............       (11,902)        7,508          6,278         5,905
                                                        -------------  -------------  ------------  ------------
                                                            (100,706)      (27,940)       (28,968)       27,905
                                                        -------------  -------------  ------------  ------------
Effect of foreign currency exchange rate on changes...          (789)       (6,885)           160             9
                                                        -------------  -------------  ------------  ------------
Net increase (decrease) in cash.......................         5,311        (1,115)         3,898       (35,359)
Cash
  --Beginning of year.................................         7,948         4,050          4,050        39,409
                                                        -------------  -------------  ------------  ------------
  --End of year.......................................        13,259         2,935          7,948         4,050
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
  --Interest paid.....................................         2,477         2,941          3,936         8,548
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
  --Income taxes paid.................................            --            --             --            --
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                         NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements for the nine months ended September 30, 1998 and 1997 are unaudited. The interim results are not necessarily indicative of the results for any future period. In the opinion of management, the data in the financial statements reflects all adjustments necessary for a fair presentation of the results of the interim periods disclosed. All adjustments are of normal and recurring nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Business

       Systemsearch Consulting Services Inc. is an information technology staffing company, specializes in placing information technology personnel on both a contract and permanent basis.

     b) Cash

       Cash includes cash on hand, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

     c) Other Financial Instruments

       The carrying amount of the Company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

     d) Long-term Financial Instruments

       The fair value of each of the Company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the Company's current borrowing rate for similar instruments of comparable maturity would be.

     e) Capital Assets

       Property and equipment are recorded at cost and are amortized on the declining balance basis over their estimated useful lives.

     f) Revenue Recognition

       Revenue from contract placements is recognized as services are performed. Revenue from permanent placements are recognized upon commencement of employment.

     g) Foreign Currency Translation

       The translation of the financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No

                     SYSTEMSEARCH CONSULTING SERVICES INC.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) representation is made that the Canadian dollar amounts could have been, or could be, converted into United States dollars at the rates on the respective dates or at any other rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

     h) Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. DUE FROM PARENT COMPANY

       This loan is unsecured, non-interest bearing and has no specific terms of repayment.

4. CAPITAL ASSETS

                                                                 DECEMBER 31,             DECEMBER 31,
                                                                     1997                     1996
                                                       ---------------------------------  -------------
                                                                  ACCUMULATED
                                                         COST     AMORTIZATION    NET          NET
                                                       ---------  -----------  ---------  -------------
                                                           $           $           $            $
Furniture and fixtures...............................     22,203      11,027      11,176        9,339
                                                       ---------  -----------  ---------        -----
                                                       ---------  -----------  ---------        -----

Amortization for the year ended December 31, 1997 amounted to $2,582 ($2,347 as of December 31, 1996).

                                                     SEPTEMBER 30, 1997
                                                         (UNAUDITED)                 SEPTEMBER 30,
                                                          (NOTE 1)                       1996
                                            -------------------------------------     (UNAUDITED)
                                                         ACCUMULATED                   (NOTE 1)
                                                         AMORTIZATION              -----------------
                                               COST          NET          NET             NET
                                            -----------  -----------  -----------  -----------------
                                                 $            $            $               $
                                            (UNAUDITED)  (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
                                             (NOTE 1)     (NOTE 1)     (NOTE 1)        (NOTE 1)
Furniture and fixtures....................      24,080       12,369       11,711          12,223
                                            -----------  -----------  -----------         ------
                                            -----------  -----------  -----------         ------

    Amortization for the period ended September 30, 1998 amounted to $2,162 ($1,947 for the period ended September 30, 1997).

5. DUE TO SHAREHOLDER

    The shareholder loan is unsecured, non-interest bearing and has no specific terms of repayment.

                     SYSTEMSEARCH CONSULTING SERVICES INC.

SEPTEMBER 30, 1998, SEPTEMBER 30, 1997, DECEMBER 31, 1997 AND DECEMBER 31, 1996

                       (AMOUNTS EXPRESSED IN US DOLLARS)

6. CAPITAL STOCK

    Authorized

      An unlimited number of Common Shares, no par value

    Issued

                                                  NINE MONTHS ENDED                YEARS ENDED
                                             ----------------------------  ----------------------------
                                             SEPTEMBER 30   SEPTEMBER 30    DECEMBER 31    DECEMBER 31
                                                 1998           1997           1997           1996
                                             -------------  -------------  -------------  -------------
                                                   $              $              $              $
                                              (UNAUDITED)    (UNAUDITED)
                                               (NOTE 1)       (NOTE 1)
    65 Common shares.......................           36             36             36             36
                                                   -----          -----          -----          -----
                                                   -----          -----          -----          -----

7. INCOME TAXES

                                                     NINE MONTHS ENDED            YEARS ENDED
                                                  ------------------------  ------------------------
                                                   SEPTEMBER    SEPTEMBER    DECEMBER     DECEMBER
                                                     1998         1997         1997         1996
                                                  -----------  -----------  -----------  -----------
Income Taxes (Recovery) consist of:

Amount calculated at Federal and Provincial
  Statutory rates...............................      98,359       46,758       56,119      (19,139)
Increase (decrease) resulting from:
  Permanent Differences.........................         299          129          134          319
  Timing Differences............................        (110)         (57)         (68)        (180)
  Other Differences.............................      --          (13,662)     (16,346)      --
                                                  -----------  -----------  -----------  -----------
                                                         189      (13,589)     (16,279)         139
                                                  -----------  -----------  -----------  -----------
Current Income Taxes (Recovery).................      98,549       33,169       39,839      (19,000)
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

8. LEASE COMMITMENTS

    Minimum lease payments under an operating lease for the premises, exclusive of all operating costs, hydro, basic insurance, utilities and property taxes for which the company is responsible, is as follows for the fiscal year end:

1998...............................................................................  $  21,695
1999...............................................................................     23,380
2000...............................................................................     23,380
2001...............................................................................     23,380
2002...............................................................................     23,380

                     SYSTEMSEARCH CONSULTING SERVICES INC.

                             SCHEDULES OF EXPENSES

               FOR THE PERIODS ENDED DECEMBER 31 AND SEPTEMBER 30

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                             NINE MONTHS ENDED               YEARS ENDED
                                                        ----------------------------  --------------------------
                                                        SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                            1998           1997           1997          1996
                                                              $              $             $             $

                                                         (UNAUDITED)    (UNAUDITED)
                                                          (NOTE 1)       (NOTE 1)
ADMINISTRATIVE

  Office salaries and benefits........................       61,098         --             --            --
  Rent................................................       29,222         22,878         28,848        26,732
  Office and general..................................       13,610         23,992         35,649        32,627
  Telephone...........................................        9,872          8,248         10,473        10,532
  Taxes and licences..................................        4,236          4,857          5,948         2,916
  Insurance...........................................        1,808          1,869          1,858         2,287
  Equipment rental....................................        1,814          1,772          2,158         4,176
  Repairs and maintenance.............................        4,819            955          1,515        --
  Management salaries and fees........................       --             --             --            --
  Amortization........................................        2,162          1,947          2,582         2,347
                                                        -------------  -------------  ------------  ------------
                                                            128,641         66,518         89,031        81,617
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
SELLING

  Commission..........................................      316,979        312,113        402,059       332,529
  Automobile and travel...............................       12,838          3,852          4,659         8,966
                                                        -------------  -------------  ------------  ------------
                                                            329,817        315,965        406,718       341,495
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------
FINANCIAL

  Interest and bank charges...........................        2,477          2,941          3,936         8,548
  Professional fees...................................        4,332         14,390         15,464         1,071
                                                        -------------  -------------  ------------  ------------
                                                              6,809         17,331         19,400         9,619
                                                        -------------  -------------  ------------  ------------
                                                        -------------  -------------  ------------  ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          4
Risk Factors...................................          8
Use of Proceeds................................         18
Dividend Policy................................         19
Dilution.......................................         20
Capitalization.................................         21
Selected Financial Data........................         22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         23
Business.......................................         29
Management.....................................         42
Principal Shareholders.........................         47
Certain Transactions...........................         48
Shares Eligible for Future Sale................         49
Description of Securities......................         51
Certain United States and Canadian Federal
  Income Tax Considerations....................         52
Investment Canada Act..........................         54
Underwriting...................................         55
Legal Matters..................................         57
Experts........................................         57
Additional Information.........................         57
Index to Financial Statements..................        F-1

                            ------------------------

    UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMPANY'S SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                IT STAFFING LTD.
                                   1,000,000
                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              STRASBOURGER PEARSON
                           TULCIN WOLFF INCORPORATED

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company provide that the Company shall indemnify directors and officers of the Company. The pertinent section of Canadian law is set forth below in full. In addition, upon effectiveness of this registration statement, management intends to obtain officers' and directors' liability insurance.

    See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission (the "Commission") with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    Section 136 of the Business Corporations Act (Ontario) provides as follows:

    (1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

        (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

    (2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

    (3) IDEM. Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

        (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

        (b) fulfills the conditions set out in clauses (1)(a) and (b).

    (4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

        (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

        (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

    (5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

    (6) INDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee...........................................................  $ 1,808.15
NASD Filing Fee................................................................    1,325.00
Nasdaq Listing Fees*...........................................................   15,000.00
Printing Engraving Expenses*...................................................   75,000.00
Legal Fees and Expenses*.......................................................  150,000.00
Accounting Fees and Expenses*..................................................   70,000.00
Blue Sky Fees and Expenses*....................................................   35,000.00
Transfer Agent and Registrar Fees and Expenses.................................    3,500.00
Miscellaneous*.................................................................    8,366.85
Total..........................................................................  $360,000.00

------------------------

*   estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In October 1997, in consideration for business consulting services, including identifying, structuring and effecting the acquisitions of Systems and ICS, the Company issued 113,459 Common Shares to Globe Capital Corporation, which is controlled by Lloyd Maclean, the Company's Chief Financial Officer and a Director. The shares were valued at CDN$50,000.

    In January 1997, in connection with the acquisition of Systems, the Company issued 174,551 Common Shares to John R. Wilson. The shares were valued at $291,843. 43,637 of these shares were redeemed in April 1998 for $69,940.

    In February through March of 1998, the Company sold 196,372 Common Shares to 12 individuals at a purchase price of approximately $2.15 per share for aggregate consideration of $423,639. The twelve individuals included employees and directors of the Company were:

                                                                   PURCHASE PRICE IN
SHAREHOLDER                                       SHARES            CANADIAN DOLLARS             AFFILIATION(1)
-----------------------------------------------  ---------  --------------------------------  --------------------
Patrick French.................................     19,637                 60,000             (2)
James French...................................      6,546                 20,000             (2)
Paul Dodd......................................     19,637                 60,000             Employee
Deidre Taylor..................................      9,819                 30,000             (3)
Blair Taylor...................................      9,819                 30,000             Director Nominee
John Richardson................................      9,819                 30,000
Dennis Marsh...................................     19,637                 60,000
Owen McCreery..................................     39,274                120,000
Maureen Neglia.................................      9,819                 30,000             Employee
Michael Helferman..............................     19,637                 60,000
Gail Dunne.....................................     13,091                 40,000             (4)
Jim Reddy......................................     19,637                 60,000             Director Nominee

------------------------

(1) Unless otherwise indicated, the investors had no affiliation with the Company.

(2) Mr. Patrick French and Mr. James French are the brothers of Declan French, the Company's Chairman and Chief Executive Officer.

(3) Ms. Taylor is the spouse of Blair Taylor, a director nominee.

(4)  Ms. Dunne is the spouse of John Dunne, a director nominee.

    In May and June of 1998, the Company sold 85,582 Common Shares to seven individuals at a purchase price of approximately $2.53 per share for aggregate consideration of $216,814. The seven individuals were:

                                                                   PURCHASE PRICE IN
SHAREHOLDER                                       SHARES            CANADIAN DOLLARS             AFFILIATION(1)
-----------------------------------------------  ---------  --------------------------------  --------------------
Dennis Marsh...................................     15,704                 60,000
Owen McCreery..................................     31,914                120,000
Donna Hankinson................................      2,618                 10,000
Kelly Hankinson................................      1,309                  5,000             Employee
William Neill..................................     19,637                 60,000             Director Nominee
Paul Dodd......................................      6,546                 25,000             Employee
Maureen Neglia.................................      7,854                 30,000             Employee

------------------------

(1) Unless otherwise indicated, the investors had no affiliation with the Company.

    In January 1998, in connection with the Acquisition of ICS, the Company issued 130,914 shares of Common Stock to John A. Irwin. The shares were valued at $349,528.


    All of such issuances were made in Canada to Canadian residents in conformity with the relevant local securities laws and the Company believes would have been exempt from registration in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act, since all of such individuals were sophisticated, accredited investors who purchased for investment purposes without a view to distribution and there was no underwriter involved in the private transaction.


    In May 1998, the Company granted an option to purchase 200,000 Common Shares at an exercise price of $2.10 per share to Robert M. Rubin. The options are exercisable out of proceeds of Mr. Rubin's consulting agreement which provides for an $80,000 per year cash compensation.


    In connection with the acquisition of Southport Consulting Co., in November 1998, the Company became obliged to issue shares of Common Stock having a value of $200,000, based on the initial public offering price, to Michael Carrazza. The transaction was pursuant to Section 4(2) and the recipient was a sophisticated, accredited investor who took the shares for investment purposes without a view to distribution and there was no underwriter involved in the private transaction.


ITEM 27. EXHIBITS


     *1.1  Form of Underwriting Agreement
   ***3.1  Bylaws of Registrant
   ***3.2  Articles of Incorporation dated February 11, 1994
   ***3.3  Articles of Amendment dated February 15, 1996
   ***3.4  Articles of Amendment dated April 15, 1998
   ***3.5  Articles of Amendment dated August 6, 1998
   ***3.6  Articles of Amendment dated January 19, 1999
   ***4.2  Form of Underwriters' Warrant
   ***4.3  Specimen Common Share Certificate
   ***5.1  Opinion of McMillan Binch
  ***10.1  Form of Financial Consulting Agreement
  ***10.2  1998 Stock Option Plan
  ***10.3(a) Lease of the Company's headquarters in Toronto, Ontario
  ***10.3(b) Lease of the Company's office in New York, New York
  ***10.3(c) Lease of the Company's office in Etobicoke, Ontario
  ***10.3(d) Lease of the Company's office in Scarborough, Ontario
  ***10.3(e) Lease of the Company's office in Ottawa, Ontario
  ***10.4  Employment Agreement between the Company and Declan French dated August 1998
  ***10.5  Employment Agreement between the Company and John A. Irwin dated May 19, 1998
  ***10.6  Employment Agreement between the Company and John R. Wilson dated February 8,
           1998
  ***10.7  Employment Agreement between the Company and John J. Silver dated August 10, 1998
  ***10.8  Form of consulting agreement for the Company's independent contractors
  ***10.9  Form of services agreement for the Company's customers
 ***10.10  Agreement for the Acquisition of the Capital Stock of International Career
           Specialists Ltd.
 ***10.11  Agreement for the acquisition of the Capital Stock of Systemsearch Consulting
           Services, Inc. and Systems, PS, Inc.
 ***10.12  License Agreement between the Company and International Office Centers Corp.
           dated
           August 1, 1998
 ***10.13  Joint Venture Agreement between the Company and Great Lakes Research and
           Development, Ltd. dated October 30, 1998
 ***10.14  Consulting Agreement between the Company and Robert M. Rubin
 ***10.15  Form of Employment Agreement with Confidentiality Provision
 ***10.16  Asset Purchase Agreement between IT Staffing Ltd. and Southport Consulting
           Company
 ***10.17  Consulting Agreement between IT Staffing Ltd. and Michael Carrazza
    *23.1  Consent of Schwartz Levitsky Feldman, independent auditors of IT Staffing LTD.
    *23.2  Consent of Schwartz Levitsky Feldman, independent auditors of Informational
           Career Specialists Ltd.
    *23.3  Consent of Schwartz Levitsky Feldman, independent auditors of System Search
           Consulting Services, Inc.
  ***23.4  Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP
  ***23.5  Consent of McMillan Binch
  ***23.6  Consents to act as Directors


------------------------

*   Filed herewith.

*** Previously filed.

ITEM 28. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i)To include any Prospectus required by section 10(a)(3) of the Securities Act; (ii)To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (4) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

    (6) The Company will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada on February 17, 1999.


                                IT STAFFING LTD.

                                By:              /s/ DECLAN FRENCH
                                     -----------------------------------------
                                                   Declan French
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman, President and
      /s/ DECLAN FRENCH           Chief Executive Officer
------------------------------    (Principal Executive        February 17, 1999
        Declan French             Officer)

      /s/ LLOYD MACLEAN         Chief Financial Officer and
------------------------------    Director (Principal         February 17, 1999
        Lloyd Maclean             Accounting Officer)